   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2000

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6211                             13-4019460
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            RICARDO A. MESTRES, JR.
                                  JOHN P. MEAD
                                 DAVID B. HARMS
                              ROBERT W. REEDER III
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
             TITLE OF EACH CLASS                  AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
       OF SECURITIES TO BE REGISTERED           REGISTERED(1)(2)       PER UNIT(3)            PRICE(3)              FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Medium-Term Notes............................    $7,000,000,000            100%            $7,000,000,000         $1,848,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The amount to be registered equals the aggregate principal amount of the Medium-Term Notes. If any Medium-Term Notes are issued at an original issue discount or with a principal amount that cannot be determined at issuance or is denominated in a foreign currency or currency unit, the aggregate principal amount of the Medium-Term Notes will be an amount that results in an aggregate initial offering price for the Medium-Term Notes equivalent to U.S.$7,000,000,000.

(2) This registration statement also covers an undeterminable amount of the Medium-Term Notes that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the registrant.

(3) Estimated solely for purposes of determining the registration fee.

(4) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this registration statement also relates to $5,203,255,004.25 aggregate principal amount (or initial offering price) of Medium-Term Notes previously registered under a Form S-1 registration statement of the registrant (File No. 333-75321), which have not yet been sold. A filing fee of $4,170,000 was paid with respect to the $15,000,000,000 aggregate principal amount (or initial offering price) of Medium-Term Notes registered pursuant to registrant's said registration statement (File No. 333-75321).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains a prospectus relating to both of the following:

     - the offering of newly issued Medium-Term Notes, Series B, of The Goldman Sachs Group, Inc. on an ongoing basis, at an aggregate initial public offering price of up to $12,203,255,004.25; and

     - market-making transactions that may occur on an ongoing basis in notes that have been previously issued in the offering described above (or in an offering made under the separate registration statement identified in note 4 on the prior page).

     When the prospectus is delivered to an investor in the initial offering described above, the investor will be informed of that fact in the confirmation of sale. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
        STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                Subject to Completion. Dated February 14, 2000.

                                $22,000,000,000
                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

[GOLDMAN SACHS LOGO]
                            ------------------------

                                 TERMS OF SALE

     The following terms may apply to the notes that The Goldman Sachs Group, Inc. may sell from time to time. The final terms of each note will be included in a prospectus supplement. Goldman Sachs will receive between $21,967,000,000 and $21,802,000,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between $33,000,000 and $198,000,000. As of the date of this prospectus, Goldman Sachs has already issued notes having an aggregate initial offering price of approximately $9.8 billion.

     - stated maturity of 12 months or longer

     - fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

          - commercial paper rate

          - prime rate

          - LIBOR

          - EURIBOR

          - treasury rate

          - CMT rate

          - CD rate

          - federal funds rate

          - eleventh district cost of funds rate

     - amount of principal or interest may be determined by reference to an index or formula

     - may be book-entry form only

     - may be subject to redemption at the option of Goldman Sachs or repayment at the option of the holder

     - not amortized or subject to a sinking fund

     - interest on fixed rate notes paid semi-annually

     - interest on floating rate notes paid monthly, quarterly, semi-annually or annually

     - denominations of $1,000 and multiples of $1,000

     - may be denominated in a currency other than U.S. dollars or in a composite currency

     - settlement in immediately available funds

     Goldman Sachs does not plan to list the notes for trading on a securities exchange.

     See "Risk Factors" beginning on page 9 to read about factors you should consider before investing in any notes.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

     Goldman Sachs may use this prospectus in the initial sale of any note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in any note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                            ------------------------

                      Prospectus dated February   , 2000.

                            OUR BUSINESS PRINCIPLES

1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any other impermissible criterion or circumstance.

8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the firm and its clients.

9. The dedication of our people to the firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the firm and in their personal lives.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, especially the risks of investing in the notes discussed under "Risk Factors" on pages 9-23.

                         THE GOLDMAN SACHS GROUP, INC.

     Goldman Sachs is a leading global investment banking and securities firm that provides a wide range of financial services worldwide to a substantial and diversified client base. Our activities are divided into two business segments:

- Global Capital Markets; and
- Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We seek to achieve this goal by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities, and operating as an integrated franchise.

     For our fiscal year ended November 26, 1999, our net revenues were $13.3 billion and our net earnings were $2.7 billion. As of November 26, 1999, our total assets were
$250.5 billion and our stockholders' equity was $10.1 billion.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of November 26, 1999, we operated offices in over 20 countries and 37% of our 15,361 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

                             SUMMARY FINANCIAL DATA
                                ($ in millions)

                                                                  YEAR ENDED NOVEMBER
                                                              ---------------------------
                                                               1997      1998      1999
                                                               ----      ----      ----
Net revenues
  Global Capital Markets....................................  $5,513    $5,747    $10,132
  Asset Management and Securities Services..................   1,934     2,773      3,213
                                                              ------    ------    -------
Total net revenues..........................................  $7,447    $8,520    $13,345
                                                              ======    ======    =======
Ratio of earnings to fixed charges(1)(2)....................    1.23x     1.21x      1.16x

---------------
Read the table above in conjunction with the footnotes to "Selected Consolidated Financial Data" as well as the following footnotes:
(1) Our pre-tax earnings in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in operating expenses in 1997 or 1998 and, therefore, the pre-tax earnings in these years are not comparable to 1999.

(2) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. For a pro forma ratio of earnings to fixed charges reflecting our conversion to corporate form, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Pro Forma Operating Results".

                            ----------------------------

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking and Trading and Principal Investments which together comprise Global Capital Markets, and Asset Management and Securities Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry, and we are positioning our asset management and securities services businesses to take advantage of that growth.

GLOBAL CAPITAL MARKETS

     INVESTMENT BANKING. Investment Banking represented 33% of fiscal 1999 net revenues. We are a market leader in both the Financial Advisory and Underwriting businesses, serving over 3,000 clients worldwide. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Underwriting includes public offerings and private placements of equity and debt securities.

     TRADING AND PRINCIPAL INVESTMENTS. Trading and Principal Investments represented 43% of fiscal 1999 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     The Asset Management and Securities Services segment represented 24% of fiscal 1999 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. As of November 26, 1999, we had $258.0 billion of assets under management. We manage merchant banking funds that had $17.3 billion of capital commitments as of November 26, 1999.

     Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value. Other client assets are comprised of assets in brokerage accounts of primarily high-net-worth individuals, on which we earn commissions.

                                OUR HEADQUARTERS

     Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                                  THE OFFERING

     If you purchase a note, we will describe the specific terms of that note in a supplement to this prospectus. Please refer to "Description of Notes We May Offer" in this prospectus for more information about the notes.

Notes offered.................   Medium-Term Notes, Series B.

Issuer........................   The Goldman Sachs Group, Inc.

Stated maturity...............   12 months or more from original issue date, as
                                 stated in the applicable prospectus supplement.

Amount initially offered......   Aggregate offering price of up to
                                 $22,000,000,000 or its equivalent in any other currencies or composite currencies. As of the date of this prospectus, we have already issued notes having an aggregate initial offering price of approximately $9.8 billion.

Ranking.......................   The notes will rank equally in right of payment
                                 with all other senior, unsecured debt
                                 obligations of The Goldman Sachs Group, Inc.

Interest features.............   A note may bear interest at a fixed rate or a
                                 floating rate, which may be determined by reference to a formula or index, or may bear no interest, as stated in the applicable prospectus supplement.

Redemption/repayment
features......................   A note may be subject to redemption at our
                                 option, repayment at your option or both, if specified in the applicable prospectus supplement.

Currency features.............   Payments of principal or interest on a note may
                                 be made in currencies or composite currencies other than U.S. dollars, if specified in the applicable prospectus supplement.

Index features................   The amount of principal or interest payable on
                                 a note may be determined by reference to a formula or index, if specified in the applicable prospectus supplement.

Plan of distribution..........   In connection with their original issuance, we
                                 will offer and sell the notes directly, through our agents named in the applicable prospectus supplement, or to our agents so named for resale. After a note has been originally issued, agents affiliated with us may acquire and resell the note in market-making transactions.

Book-entry issuance and
  settlement..................   We will issue the notes only in book-entry
                                 form -- i.e., as global notes registered in the name of The Depository Trust Company, New York,
                                 New York, or its nominee, unless otherwise stated in the applicable prospectus supplement.
                                 Each sale of a note in global form will settle in immediately available funds through DTC.

Use of proceeds...............   We intend to use the net proceeds from the
                                 sales of notes to provide additional funds for our operations and for other general corporate purposes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated income statement and balance sheet data set forth below have been derived from our consolidated financial statements and their notes. Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 27, 1998 and November 26, 1999 and for the years ended November 28, 1997, November 27, 1998 and November 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The summary historical consolidated income statement and balance sheet data set forth below as of November 24, 1995, November 29, 1996 and November 28, 1997 and for the years ended November 24, 1995 and November 29, 1996 have been derived from our consolidated financial statements that are not included in this prospectus.

     The pro forma data set forth below for the year ended November 26, 1999 have been derived from the pro forma data set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Pro Forma Operating Results".

     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and their notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                    AS OF OR FOR YEAR ENDED NOVEMBER
                                                        --------------------------------------------------------
                                                          1995        1996        1997        1998        1999
                                                          ----        ----        ----        ----        ----
                                                                            ($ in millions)
INCOME STATEMENT DATA
  Net revenues........................................  $  4,483    $  6,129    $  7,447    $  8,520    $ 13,345
  Pre-tax earnings(1).................................     1,368       2,606       3,014       2,921       1,992(5)

BALANCE SHEET DATA
  Total assets(2).....................................  $100,066    $152,046    $178,401    $217,380    $250,491
  Long-term borrowings................................    13,358      12,376      15,667      19,906      20,952
  Partners' capital...................................     4,905       5,309       6,107       6,310          --
  Stockholders' equity................................        --          --          --          --      10,145

PRO FORMA DATA (UNAUDITED)(3)
  Pro forma net earnings..............................        --          --          --          --    $  2,550
  Pro forma ratio of earnings to fixed charges(4).....                                                      1.35x

SELECTED DATA AND RATIOS (UNAUDITED)
  Ratio of earnings to fixed charges(1)(4)............      1.14x       1.23x       1.23x       1.21x       1.16x
  Assets under supervision:
    Assets under management...........................  $ 52,358    $ 94,599    $135,929    $194,821    $258,045
    Other client assets...............................    57,716      76,892     102,033     142,018     227,424
                                                        --------    --------    --------    --------    --------
  Total assets under supervision......................  $110,074    $171,491    $237,962    $336,839    $485,469
                                                        ========    ========    ========    ========    ========

---------------
(1) Our pre-tax earnings in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in operating expenses in 1995, 1996, 1997 or 1998 and, therefore, the pre-tax earnings in these years are not comparable to 1999.

(2) Total assets and liabilities were increased as of November 27, 1998 and November 26, 1999 as a result of certain provisions of Statement of Financial Accounting Standards No. 125.

(3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations of Goldman Sachs on a pro forma basis. For more detailed information concerning these adjustments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Pro Forma Operating Results".

(4) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to any offering of these medium-term notes subsequent to November 26, 1999.

(5) Reflects nonrecurring expenses of $2.26 billion associated with our conversion to corporate form and the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of our initial public offering.

                                  RISK FACTORS

     An investment in the notes we are offering involves a number of risks. You should carefully consider the following information about these risks, together with the other information in this prospectus, before investing in the notes.

 THE RISKS WE FACE IN OUR BUSINESSES COULD REDUCE THE MARKET VALUE OF THE NOTES
                      AND IMPAIR OUR ABILITY TO REPAY THEM

     We face a number of risks in our businesses, including market, liquidity, credit, operational, legal and regulatory risks. Many of these risks are substantial and inherent in our businesses. These risks could harm our operating results, our business prospects or our financial condition. If that were to occur, the value of an investment in the notes could also be reduced, in two main ways.

Business Risks Could Hurt the Credit Ratings of the Notes and, Therefore, Their Market Value and Marketability

     The business risks we describe in this section entitled "Risk Factors" could reduce our profitability and our ability to borrow or otherwise raise cash. For example, we could incur large trading losses due to severe market fluctuations, our investment banking revenues could decline due to a prolonged market downturn or we could become unable to refinance our debt due to a disruption in the credit markets. If this were to occur, the rating agencies that provide the credit ratings assigned to the notes could withdraw or lower their ratings or could place us on "credit watch" with negative implications. If that happened, the market value of the notes could fall. In addition, the number of potential investors who might be willing to purchase the notes, even at a lower price, could decrease, thereby impairing your ability to sell the notes in any trading market for the notes that may develop. Any of these developments could reduce the value of your investment in the notes.

     Even if the business risks we describe below did not have an immediate impact on Goldman Sachs, they could harm our business prospects. For example, serious employee misconduct could hurt our business reputation, we could become the target of serious, protracted litigation or regulatory action or the competition we face from other firms could hamper our ability to enhance or even maintain our position in important markets in the future. Developments such as these could harm our business prospects, which in turn could lead the rating agencies to question our ability to meet our payment obligations in a timely manner and thus to lower our credit ratings.

If Severe Enough, Business Risks Could Also Impair Our Ability to Obtain the Cash We Will Need to Pay Interest or Principal on the Notes

     The business risks we describe below could, if severe or protracted, prevent us from obtaining the cash we will need to make timely payments on our debt, including the notes. This could occur, for example, if our revenues declined or our expenses increased relative to our revenues. In addition, we may be unable to raise the funds needed to pay our obligations if our ability to borrow in the credit markets were impaired, either because of a general disruption in those markets or because of a decline in our credit ratings due to events affecting our financial position in particular or our industry generally. Similarly, our available cash could be reduced if we were unable to sell securities or other assets we hold as needed or if The Goldman Sachs Group, Inc. were unable to obtain sufficient funds from its subsidiaries because of regulatory restrictions or financial problems affecting them. A significant and sustained reduction in the cash available to The Goldman Sachs Group, Inc. could make it difficult for us to meet our payment obligations on our debt, including the notes, in a timely manner.

                       MARKET FLUCTUATIONS COULD HARM OUR
                          BUSINESSES IN MANY WAYS AND,
                      CONSEQUENTLY, COULD LOWER THE VALUE
                         OF AN INVESTMENT IN THE NOTES

     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The financial markets in the United States and elsewhere have achieved record or near record levels, and the favorable business environment in which we operate will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. For example, in the second half of fiscal 1998, we recorded negative net revenues from our Trading and Principal Investments business and from mid-August to mid-October the number of equity underwritings and announced mergers and acquisitions transactions in which we participated declined substantially due to adverse economic and market conditions. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

     Developments such as lower revenues, declining profit margins and losses from trading and investment activities could negatively affect the credit ratings of the notes and, therefore, their market value. In addition, if sufficiently severe, these developments could reduce the cash available to us to make payments on our debt, including the notes. In the following paragraphs, we describe several ways in which these developments could occur.

We May Incur Significant Losses from Our Trading and Investment Activities Due to Market Fluctuations and Volatility

     We generally maintain large trading and investment positions, including merchant banking investments, in the fixed income, currency, commodity and equity markets and in real estate and other assets. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our Investment Banking Revenues May Decline in Adverse Market or Economic Conditions

     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of financial advisory, and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In particular, our results of operations would be adversely affected by a significant reduction in the number or size of mergers and acquisitions transactions.

We May Generate Lower Revenues from Commissions and Asset Management Fees

     A market downturn would likely lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing our clients' portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.

     Even in the absence of a market downturn, below-market performance by our mutual funds may result in increased withdrawals and reduced inflows, which would reduce the revenue we receive from our asset management business.

Holding Large and Concentrated Positions May Expose Us to Large Losses

     Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, underwriting and lending businesses and may continue to do so in the future. Goldman Sachs has committed substantial amounts of capital to these businesses, which often require Goldman Sachs to take large positions in the securities of a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities. In particular, as described under "Business -- Global Capital Markets -- Trading and Principal
Investments -- Equities", we are experiencing an increase in the number and size of block trades that we execute, and we expect this trend to continue.

Our Hedging Strategies May Not Prevent Losses

     If any of the variety of instruments and strategies we utilize to hedge our exposure to various types of risk are not effective, we may incur losses. Many of our strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge this position by taking a short position in an asset where the short position has, historically, moved in a direction that would offset a change in value in the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. Unexpected market developments may affect our hedging strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses.

A Prolonged Market Downturn Could Impair Our Operating Results

     While we encountered extremely difficult market conditions in mid-August to mid-October 1998, the financial markets rebounded late in the fourth quarter of fiscal 1998. At some time in the future, there may be a more sustained period of market decline or weakness that will leave us operating in a difficult market environment and subject us to the risks that we describe in this section for a longer period of time.

Market Risk May Increase the Other Risks That We Face

     In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK

     We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. For example, the market movements of the late third and early fourth quarters of fiscal 1998 were larger and involved greater divergences in relative asset values than we anticipated. This caused us to experience trading losses that were greater and recurred more frequently than some of our risk measures indicated were likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses.

     Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by Goldman Sachs. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

     If we were unable to manage our risk exposure effectively, the rating agencies could lower our credit ratings, which could reduce the market value of the notes and your ability to resell them at attractive prices. If we suffer serious losses due to an inability to manage risk, this could also diminish our available cash and make it difficult for us to make timely payments on our debt, including the notes.

   A LACK OF LIQUIDITY COULD HURT AN INVESTMENT IN THE NOTES BY IMPAIRING OUR ABILITY TO FUND OUR OPERATIONS OR, IN SOME CASES, TO PAY AMOUNTS WE OWE ON OUR
                                      DEBT

     Liquidity, i.e., ready access to funds, is essential to our businesses. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets; access to the repurchase and securities lending markets; and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" for a discussion of our sources of liquidity.

     If we were unable to meet our liquidity needs, we could find it necessary to reduce our business activities or it could become difficult to continue them in their current form. This could lead the rating agencies to reduce our credit ratings, lowering the market value of the notes and making it harder for investors to sell them. Moreover, if our ability to obtain financing or sell assets were sufficiently impaired, we would be unable to obtain the cash we need to meet our payment obligations on our debt, including the notes. In the following paragraphs, we describe our liquidity needs and the risks we face in meeting them.

An Inability to Access the Debt Markets Could Impair Our Liquidity

     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt capital markets, or an inability to access the repurchase and securities lending markets, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by factors that affect Goldman Sachs in particular or the financial services industry in general. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against us or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to Goldman Sachs, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.

     We also depend on banks to finance our day-to-day operations. As a result of the recent consolidation in the banking industry, some of our lenders have merged or consolidated with other banks and financial institutions. While we have not been materially adversely affected to date, it is possible that further consolidation could lead to a loss of a number of our key banking relationships and a reduction in the amount of credit extended to us.

An Inability to Access the Short-Term Debt Markets Could Impair Our Liquidity

     We depend on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for our operations. As of November 26, 1999, Goldman Sachs had $20.5 billion of outstanding commercial paper and promissory notes with a weighted-average maturity of approximately 90 days. Our liquidity depends to an important degree on our ability to refinance these borrowings on a continuous basis. Investors who hold our outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.

Our Liquidity Could Be Adversely Affected If Our Ability to Sell Assets Is Impaired

     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities, perhaps including the notes. In certain market environments, such as times of market volatility or uncertainty, overall market liquidity may decline. In a time of reduced liquidity, we may be unable to sell some of our assets, or we may have to sell assets at depressed prices, which could adversely affect our results of operations and financial condition.

     Our ability to sell our assets may be impaired if other market participants are seeking to sell similar assets into the market at the same time. In the late third and early fourth quarters of fiscal 1998, for example, the markets for some assets were adversely affected by simultaneous attempts by a number of institutions to sell similar assets.

A Reduction in Our Credit Ratings Could Adversely Affect Our Liquidity and Competitive Position and Increase Our Borrowing Costs

     Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place Goldman Sachs on "credit watch" with negative implications at any time. Credit ratings are also important to Goldman Sachs when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity and competitive position. In addition, a reduction in the credit rating of the notes could adversely affect their market value or your ability to sell the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- Credit Ratings" for additional information concerning our credit ratings.

  LOSSES DUE TO FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES COULD
                       IMPAIR AN INVESTMENT IN THE NOTES

     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Credit Risk" for a further discussion of the credit risks to which we are exposed.

     Significant failures by third parties to perform their obligations to us could reduce our revenue and make it difficult for us to borrow in the credit markets. If severe enough, these developments could reduce the amount of funds available to us to meet our payment obligations on our debt, including the notes, in a timely manner. Even in less severe cases, these developments could raise concerns about our financial condition and lead the rating agencies to lower our credit ratings. Thus, even if our ability to repay the notes were not impaired, their market value could decline. In the following paragraphs, we describe the ways in which we are exposed to these credit risks.

We May Suffer Significant Losses from Our Credit Exposures

     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit exposures have increased in amount and in duration. In addition, we have also experienced, due to competitive factors, pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.

Our Clients and Counterparties May Be Unable to Perform Their Obligations to Us as a Result of Economic or Political Conditions

     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or currency crises, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Special Risks in Emerging and Other Markets, Which Could Impair Our Ability to Fund Payments on Our Debt" for a further discussion of our exposure to these risks.

Defaults by a Large Financial Institution Could Adversely Affect Financial Markets Generally and Us Specifically

     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and could adversely affect Goldman Sachs.

The Information That We Use in Managing Our Credit Risk May Be Inaccurate or Incomplete

     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to foresee or detect, such as fraud. We may also fail to receive full information with respect to the trading risks of a counterparty. In addition, in cases where we have extended credit against collateral, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.

                       OPERATIONAL RISKS MAY DISRUPT OUR
                    BUSINESSES, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Conse-quently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

     If sufficiently severe and protracted, problems caused by our inability to manage our operations effectively could lead the rating agencies to question our controls and financial condition and to lower the credit ratings of the notes. Problems of this kind could also reduce our profitability or make lenders less willing to provide funding to us. If these two important sources of liquidity were impaired, we could find it difficult to obtain the cash we need to make payments on our debt, including payments on the notes.

                  LEGAL AND REGULATORY RISKS ARE INHERENT AND
                    SUBSTANTIAL IN OUR BUSINESSES AND COULD
                   LEAD TO A REDUCTION IN OUR CREDIT RATINGS
                      OR IN OUR ABILITY TO REPAY THE NOTES

     Substantial legal liability or a significant regulatory action against Goldman Sachs could have a material adverse financial effect or cause significant reputational harm to Goldman Sachs, which in turn could seriously harm our business prospects. In that event, the credit ratings, and therefore the market value, of the notes could decline. In some cases, these developments could have a negative effect on the willingness of our lenders to provide us with the funds we may need to meet our payment obligations on our debt, including the notes, in a timely manner.

Our Exposure to Legal Liability Is Significant

     We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Goldman Sachs are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to claims against Goldman Sachs for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Proceedings" for a discussion of some of the legal matters in which we are currently involved.

Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties

     Goldman Sachs, as a participant in the financial services industry, is subject to extensive regulation by governmental and self-regulatory organizations in the United States and in virtually all other jurisdictions in which it operates around the world.

     The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with

Goldman Sachs and are not designed to protect our shareholders or debtholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities. See
"Business -- Regulation" for a further discussion of the regulatory environment in which we conduct our businesses.

Legal Restrictions on Our Clients May Reduce the Demand for Our Services

     New laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may also adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in regulation could restrict the activities of our clients and, therefore, the services we provide on their behalf.

  INVESTORS IN THE NOTES FACE ADDITIONAL RISK BECAUSE THE GOLDMAN SACHS GROUP,
                           INC. IS A HOLDING COMPANY

     Because The Goldman Sachs Group, Inc. is a holding company, it depends on dividends, distributions and other payments from its subsidiaries to fund all payments on its debt obligations, including its obligations to make payments on the notes. The Goldman Sachs Group, Inc.'s right to participate in a distribution of assets of any of its subsidiaries, whether on liquidation, reorganization or otherwise, however, will be subject to the prior claims of the creditors of that subsidiary. The ability of holders of the notes to benefit from distributions of assets from The Goldman Sachs Group, Inc.'s subsidiaries will also be subject to those prior claims. Consequently, the notes will be effectively subordinated to all existing and future liabilities and obligations of The Goldman Sachs Group, Inc.'s subsidiaries. This means that, if any subsidiary of The Goldman Sachs Group, Inc. were to become bankrupt or insolvent, its assets would be used to satisfy its own liabilities and obligations before The Goldman Sachs Group, Inc. could use those assets to make payment on The Goldman Sachs Group, Inc.'s own liabilities and obligations, including the notes.

                     THE VALUE OF THE NOTES MAY BE IMPAIRED
                           BECAUSE WE DEPEND ON FUNDS
                        FROM OUR REGULATED SUBSIDIARIES

     Many of our subsidiaries, including Goldman, Sachs & Co., our principal U.S. subsidiary, are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to The Goldman Sachs Group, Inc. Regulatory action of that kind could impede our access to the funds we need to make payments on our debt, including the notes.

                         WE MAY BE LIABLE TO CREDITORS
                        OF OUR PARTNERSHIP SUBSIDIARIES

     Goldman, Sachs & Co. is structured as a partnership in which The Goldman Sachs Group, Inc. is a general partner, and we may structure other subsidiaries the same way. A general partner of a partnership may be liable for the partnership's obligations. Thus, for example, if there were a bankruptcy or liquidation proceeding with respect to any partnership subsidiary in which The Goldman Sachs Group, Inc. is a general partner and the assets of that subsidiary were insufficient to meet all its outstanding liabilities and obligations, The Goldman Sachs Group, Inc.'s own assets could become available to the subsidiary's creditors. This could reduce the assets of The Goldman Sachs Group, Inc. that are available to satisfy The Goldman Sachs Group, Inc.'s direct creditors, including investors in the notes.

                      WE MAY BE ABLE TO OBTAIN WAIVERS OF
                     SOME OF OUR COVENANTS UNDER THE NOTES
                             WITHOUT YOUR APPROVAL

     The indenture governing the notes permits us to issue an unlimited amount of debt securities in different series from time to time. The notes will be a single, distinct series of debt securities under the indenture. If we want to make some types of changes to the indenture or obtain a waiver of compliance with our covenants under it, we must obtain the approval of the holders of a majority in principal amount of all series of debt securities that we issue under the indenture and that are affected by the change or waiver, taken together as a single class. In many cases, the approval of those holders will be sufficient for us to make the change or to obtain the waiver, even if it affects the notes and the holders of a majority in principal amount of the notes do not grant their approval. For a description of provisions governing consents and waivers, see "Description of Notes We May Offer -- Modification and Waiver of Covenants -- Changes Requiring Majority Approval".

                      EMPLOYEE MISCONDUCT IS DIFFICULT TO
DETECT AND DETER AND COULD HARM GOLDMAN SACHS AND REDUCE THE VALUE OF THE NOTES

     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding Goldman Sachs to transactions that exceed authorized limits or present unacceptable risks, or hiding from Goldman Sachs unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

     Employee misconduct could hurt our business, operations or financial condition and could lead to a decline in our credit ratings and the marketability of the notes. If these problems were severe enough, they could also make it difficult for us to obtain from our operations or our lenders the cash we may need to repay the notes when they come due.

                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price. We have experienced intense price competition in some of our businesses in recent years, such as underwriting fees on investment grade debt offerings and privatizations. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     If we were unable to compete effectively, or if competition became too costly, our business and operations could suffer. This in turn could lead to a decline in the credit ratings of the notes. In the following paragraphs, we describe some of the ways in which competition could affect us.

We Face Increased Competition Due to a Trend Toward Consolidation

     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses. Recently enacted federal financial reform legislation significantly expands the activities permissible for firms affiliated with a U.S. bank. This legislation may accelerate consolidation and increase competition in the financial services industry and will enable banking organizations to compete more effectively across a broad range of activities.

Consolidation Has Increased Our Need for Capital

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

Our Ability to Expand Internationally Will
Depend on Our Ability to Compete Successfully with Local Financial Institutions

     We believe that some of our most significant challenges and opportunities will arise outside the United States. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger and better capitalized, and have a stronger local presence and a longer operating history in these markets.

Our Revenues May Decline Due to Competition from Alternative Trading Systems

     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues, reduce our participation in the trading markets and associated access to market information and lead to the creation of new and stronger competitors.

                  WE ARE EXPOSED TO SPECIAL RISKS IN EMERGING
                     AND OTHER MARKETS, WHICH COULD IMPAIR
                    OUR ABILITY TO FUND PAYMENTS ON OUR DEBT

     In conducting our businesses in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

     To date, a relatively small part of our businesses has been conducted in emerging and other markets. As we expand our businesses in these areas, our exposure to these risks will increase.

     If our business or operations were hurt by events in emerging and other markets described below, the rating agencies could reduce the credit ratings of the notes, making it more difficult for you to sell them at a favorable price. If these events were severe enough, they could also diminish the cash generated by our operations or impair our ability to borrow in the credit markets, making it difficult for us to obtain the funds we need to meet our payment obligations on the notes.

Turbulence in Emerging Markets May
Adversely Affect Our Businesses

     In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on our businesses and increased volatility in financial markets generally. Moreover, economic or market problems in a single country or region are increasingly affecting other markets generally. For example, the economic crisis in Russia in August 1998 adversely affected other emerging markets and led to turmoil in financial markets worldwide. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect our businesses. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where we have significant exposure.

Compliance with Local Laws and Regulations May Be Difficult

     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the risk that transactions we structure might not be legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses and Could Lead to a Reduction in Our Credit Ratings or in Our Ability to Repay the Notes -- Our Exposure to Legal Liability Is Significant" for additional information concerning these matters and "Business -- Regulation" for a discussion of the regulatory environment in which we conduct our businesses.

                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES

     Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.

     In connection with our initial public offering and the conversion of Goldman Sachs from partnership to corporate form, the managing directors who were profit participating limited partners received substantial amounts of common stock in exchange for their interests in Goldman Sachs. Because these shares of common stock were received in exchange for partnership interests, ownership of these shares is not dependent upon these partners' continued employment. While these shares are subject to certain restrictions on transfer under a shareholders' agreement and under our plan of incorporation, the transfer restrictions under the shareholders' agreement and the plan of incorporation may be waived, as described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions" and "-- Waivers". The steps we have taken to encourage the continued service of these individuals after our initial public offering may not be effective. For a description of the compensation plan for our senior professionals that we have implemented in connection with our initial public offering, see
"Management -- The Partner Compensation Plan".

     In connection with our initial public offering and conversion of Goldman Sachs from partnership to corporate form, employees, other than the managing directors who were profit participating limited partners, received grants of restricted stock units, stock options or interests in a defined contribution plan. The incentives to attract, retain and motivate employees provided by these awards or by future arrangements may not be as effective as the opportunity, which existed prior to conversion, to become a partner of Goldman Sachs. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.

                         AN INVESTMENT IN INDEXED NOTES
                   PRESENTS SIGNIFICANT RISKS NOT ASSOCIATED
                           WITH OTHER TYPES OF NOTES

     Indexed notes may present a high level of risk, and investors in certain indexed notes may lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you are an investor in indexed notes, you should be capable of independently evaluating the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read "United States Taxation" for a discussion of U.S. tax matters.

Investors in Indexed Notes Could Lose Principal or Interest

     The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more stocks, including baskets of stocks, and stock indices. We refer to each of these as an "index". The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed note payable at maturity and/or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal you invest and may receive no interest on your investment.

The Issuer of Index Stock Could Take Actions That May Adversely Affect an Indexed Note

     The issuer of a stock that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the note and no obligations to the holder of the note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that stock or to an index of which that stock is a component.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt Your Investment

     Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amount of principal or interest payable on an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

     The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

     Some indices may consist of or refer to several or many different stocks. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index.

     An index of this kind may become unavailable due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in any stock on which the index is based. If an index becomes unavailable, we may delay determining the amount payable as principal or interest on an indexed note or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

     Some indexed notes are linked to indices that are not commonly used or have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of returns on them.

Goldman Sachs May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

     In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates, enter into transactions involving the stocks that underlie the index for that note, or derivative instruments, such as options, on those stocks. Transactions of this kind could affect the value of the indexed note in a manner adverse to the investor. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

Information About Indices May Not Be Indicative of Future Performance

     If we issue an indexed note, we may include historical information about the relevant index in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

Goldman Sachs May Have Conflicts of Interest Regarding an Indexed Note

     Goldman, Sachs & Co. and our other affiliates may have conflicts of interest with respect to some indexed notes. Goldman, Sachs & Co. and our other affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the stocks on which the index is based or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed notes. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed notes. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed note.

     In addition to being the calculation agent, to the extent that Goldman, Sachs & Co. or another of our affiliates calculates or compiles a particular index, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the note.

                    NOTES DENOMINATED IN A FOREIGN CURRENCY
                           MAY NOT BE AN APPROPRIATE
                          INVESTMENT FOR ALL INVESTORS

     If you intend to invest in a note whose principal and/or interest is payable in a currency other than U.S. dollars, you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

     The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

An Investment in a Non-Dollar Note Involves Currency-Related Risks

     An investment in a note with a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a note payable solely in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the U.S. or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

     In recent years, rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may be expected to continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note with a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the princi-pal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-Dollar Note

     Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated notes is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

     Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-Dollar Notes Will Permit Us to Make Payments in Dollars If We Are Unable to Obtain the Specified Currency

     Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be based on the noon buying rate in New York City for cable transfers of the other currency, as of whatever date the exchange rate was then most recently available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment. We discuss these matters below under "Description of Notes We May Offer -- Payment Mechanics".

We Will Not Adjust Non-Dollar Notes to Compensate for Changes in Currency Exchange Rates

     Except as described above, we will not make any adjustment or change in the terms of a note payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-dollar notes will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-Dollar Note, an Investor May Bear Currency Exchange Risk

     Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

     In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information About Exchange Rates May Not Be Indicative of Future Performance

     If we issue a note denominated in a specified currency other than U.S. dollars, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the specified currency. Any information about exchange rates that we may provide will be furnished as a matter of information only and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sales of notes to provide additional funds for our operations and for other general corporate purposes, although we have not yet determined a specific use.

     We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the notes by Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Goldman Sachs as of November 26, 1999 on an historical basis.

     The table below does not give effect to any notes we have issued or may issue after November 26, 1999 under this medium-term note program.

     This table should be read in conjunction with the consolidated financial statements and their notes included elsewhere in this prospectus.

                                                                        AS OF
                                                                 NOVEMBER 26,
                                                                         1999
                                                                 ------------
                                                               (in millions)
Short-term borrowings, including commercial paper(1)........      $37,756
                                                                  =======
Long-term borrowings
  Senior debt(2)............................................      $20,586
  Junior subordinated debentures(3).........................          366
                                                                  -------
         Total long-term borrowings.........................       20,952
Stockholders' equity
  Preferred stock, par value $0.01 per share; 150,000,000
    shares authorized, no shares issued and outstanding.....           --
  Common stock, par value $0.01 per share; 4,000,000,000
    shares authorized, 441,421,899 shares issued and
    outstanding(4)..........................................            4
  Restricted stock units; 76,048,404 units issued and
    outstanding(5)..........................................        4,339
  Nonvoting common stock, par value $0.01 per share;
    200,000,000 shares authorized, and 7,440,362 shares
    issued and outstanding..................................           --
  Additional paid-in capital................................        7,359
  Retained earnings.........................................          444
  Unearned compensation(6)..................................       (2,038)
  Accumulated other comprehensive income....................           37
                                                                  -------
         Total stockholders' equity.........................      $10,145
                                                                  -------
           Total capitalization.............................      $31,097
                                                                  =======

---------------
(1) Includes $10.82 billion of long-term borrowings maturing within one year. See Note 5 to the consolidated financial statements included elsewhere in this prospectus for further information regarding Goldman Sachs' short-term borrowings.

(2) Includes long-term subordinated debt of Goldman, Sachs & Co. of $150 million.

(3) Represents the carrying value of junior subordinated debentures issued to the retired limited partners as part of the incorporation transactions. See "Certain Relationships and Related Transactions -- Incorporation Transactions" for further information regarding the issuance of the debentures.

(4) Common stock outstanding includes 12,660,685 shares of common stock irrevocably contributed to our defined contribution plan. Common stock outstanding excludes 40,359,666 shares of common stock deliverable pursuant to the options awarded to employees on a discretionary basis. See "Management -- The Employee Initial Public Offering Awards" for more detailed information regarding these awards.

(5) Restricted stock units include 35,703,923 shares of common stock underlying the restricted stock units awarded to employees for which no future service is required as a condition to delivery of the common stock and 40,344,481 shares of common stock underlying the restricted stock units awarded to employees for which future service is required.

(6) Unearned compensation relates to the restricted stock units awarded to employees for which future service is required.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated income statement and balance sheet data set forth below have been derived from Goldman Sachs' consolidated financial statements and their notes. Goldman Sachs' consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 27, 1998 and November 26, 1999 and for the years ended November 28, 1997, November 27, 1998 and November 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The selected historical consolidated income statement and balance sheet data set forth below as of November 24, 1995, November 29, 1996 and November 28, 1997 and for the years ended November 24, 1995 and November 29, 1996 have been derived from consolidated financial statements of Goldman Sachs not included in this prospectus.

     The pro forma data set forth below for the year ended November 26, 1999 have been derived from the pro forma data set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Pro Forma Operating Results".

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and their notes included elsewhere in this prospectus.

                                                          AS OF OR FOR YEAR ENDED NOVEMBER
                                              --------------------------------------------------------
                                                1995       1996       1997       1998         1999
                                                ----       ----       ----       ----         ----
                                                                  ($ in millions)
INCOME STATEMENT DATA
  Total revenues............................  $ 14,324   $ 17,289   $ 20,433   $ 22,478     $ 25,363
  Interest expense..........................     9,841     11,160     12,986     13,958       12,018
                                              --------   --------   --------   --------     --------
  Net revenues..............................     4,483      6,129      7,447      8,520       13,345
  Compensation and benefits(1)..............     2,005      2,421      3,097      3,838        6,459
  Other operating expenses..................     1,110      1,102      1,336      1,761        4,894(6)
                                              --------   --------   --------   --------     --------
  Pre-tax earnings(1).......................  $  1,368   $  2,606   $  3,014   $  2,921     $  1,992(6)
                                              ========   ========   ========   ========     ========
BALANCE SHEET DATA
  Total assets(2)...........................  $100,066   $152,046   $178,401   $217,380     $250,491
  Long-term borrowings......................    13,358     12,376     15,667     19,906       20,952
  Total liabilities(2)......................    94,686    145,753    171,864    210,996      240,346
  Partners' capital.........................     4,905      5,309      6,107      6,310           --
  Stockholders' equity......................        --         --         --         --       10,145
PRO FORMA DATA (UNAUDITED)(3)
  Pro forma net earnings....................        --         --         --         --     $  2,550
  Pro forma ratio of earnings to fixed
     charges(4).............................        --         --         --         --         1.35x

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                          AS OF OR FOR YEAR ENDED NOVEMBER
                                              --------------------------------------------------------
                                                1995       1996       1997       1998         1999
                                                ----       ----       ----       ----         ----
                                                                  ($ in millions)
SELECTED DATA AND RATIOS (UNAUDITED)
  Ratio of earnings to fixed
     charges(1)(4)..........................      1.14x      1.23x      1.23x      1.21x        1.16x
  Employees
     United States..........................     5,356      5,818      6,879      8,349        9,746
     International..........................     2,803      3,159      3,743      4,684        5,615
                                              --------   --------   --------   --------     --------
  Total employees(5)........................     8,159      8,977     10,622     13,033       15,361
                                              ========   ========   ========   ========     ========
  Assets under supervision
     Assets under management................  $ 52,358   $ 94,599   $135,929   $194,821     $258,045
     Other client assets....................    57,716     76,892    102,033    142,018      227,424
                                              --------   --------   --------   --------     --------
  Total assets under supervision............  $110,074   $171,491   $237,962   $336,839     $485,469
                                              ========   ========   ========   ========     ========

---------------
(1) Our pre-tax earnings in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in operating expenses in 1995, 1996, 1997 or 1998 and, therefore, the pre-tax earnings in these years are not comparable to 1999.

(2) Total assets and liabilities were increased as of November 27, 1998 and November 26, 1999 as a result of certain provisions of Statement of Financial Accounting Standards No. 125.

(3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations of Goldman Sachs on a pro forma basis. For more detailed information concerning these adjustments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Pro Forma Operating Results".

(4) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to any offering of these medium-term notes subsequent to November 26, 1999.

(5) Excludes employees of Goldman Sachs' property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services. For more detailed information regarding our employees, see "Business -- Employees".

(6) Reflects nonrecurring expenses of $2.26 billion associated with our conversion to corporate form and the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of our initial public offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Goldman Sachs is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     Our activities are divided into two segments:

     GLOBAL CAPITAL MARKETS. This segment comprises Investment Banking, which includes Financial Advisory and Underwriting, and Trading and Principal Investments, which includes Fixed Income, Currency and Commodities (FICC), Equities and Principal Investments (Principal Investments primarily represents net revenues from our merchant banking investments); and

     ASSET MANAGEMENT AND SECURITIES SERVICES. This segment comprises Asset Management, Securities Services and Commissions.

     All references to 1999, 1998 and 1997 refer to our fiscal year ended, or the date, as the context requires, November 26, 1999, November 27, 1998 and November 28, 1997, respectively.

     When we use the terms "Goldman Sachs", "we" and "our", we mean, prior to our conversion to corporate form, The Goldman Sachs Group, L.P., a Delaware limited partnership, and its consolidated subsidiaries and, after our conversion to corporate form, The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

                            INITIAL PUBLIC OFFERING

     On May 7, 1999, we converted from a partnership to a corporation and completed our initial public offering. In that offering, we sold 51,000,000 shares of common stock.

                              BUSINESS ENVIRONMENT

     We operated in a particularly favorable business environment in 1999, as global equity and many fixed income markets recovered from the turbulent conditions of the second half of 1998, though government bond markets in the United States and Europe experienced a significant rise in yields. The improved business environment provided a positive climate for our investment banking activities, as well as for our customer-driven and proprietary trading activities. Economic and market conditions were also favorable for wealth creation, which contributed positively to growth in our asset management businesses.

     The macroeconomic environment in 1999 was particularly healthy in the United States, where strong economic growth and low unemployment continued to be combined with low levels of inflation. Major U.S. equity markets reached record levels during the year as corporate earnings growth was strong and activity in the new issues and mergers and acquisitions arenas increased markedly. The pace of economic growth and the restoration of more normal conditions in financial markets prompted the Federal Reserve to raise interest rates three times during the second half of 1999, returning interest rates to levels in existence before the 1998 financial market crisis.

     European equity markets posted solid gains in 1999 as economic growth improved and cross-border business combinations increased to record levels following the introduction of the European Economic and Monetary Union (EMU) in January. The new European Central Bank held short-term interest rates at low levels for most of the year, despite a weakening in the euro against the U.S. dollar. In Asia, the economic recovery in Japan resulted in an appreciation of the yen versus the U.S. dollar and led Japanese equity markets higher. Financial markets throughout Asia benefited from renewed economic growth in the region.

                             RESULTS OF OPERATIONS

     The composition of our net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in

U.S. and global economic and market conditions. As a result, period-to-period comparisons may not be meaningful. In addition, Goldman Sachs' conversion to corporate form has affected, and will continue to affect, our operating results in several significant ways:

1. FORMER PARTNER COMPENSATION. As a corporation, payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners are included in compensation and benefits expense. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, our 1998 and 1997 compensation and benefits expense understate the cost of doing business in corporate form.

2. ONGOING STOCK-BASED COMPENSATION. As part of compensation, restricted stock units and other forms of stock-based compensation can be awarded to employees. Of the total restricted stock units that were granted at the end of 1999, approximately 50% require future service as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, the restricted stock units with future service requirements will generally be recorded as compensation expense over the four-year service period following the date of grant as follows: 52%, 28%, 14% and 6% in years one, two, three and four, respectively.

3. AMORTIZATION OF EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. We have recorded, and will continue to record over the five-year vesting period following the date of grant, noncash expense related to the amortization of certain restricted stock units awarded to employees in connection with our initial public offering. These restricted stock units had a value of $1.76 billion on the date of grant, approximately 26% of which will be amortized as a noncash expense, after giving effect to forfeitures, in the 12 months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively. See "Management -- The Employee Initial Public Offering Awards" for a discussion of restricted stock units awarded to our employees in connection with our initial public offering.

4. INCOME TAXES. As a corporation, our operating results have become, and will continue to be, subject to U.S. federal, state and local corporate income taxes and, therefore, to a higher tax rate than we incurred as a partnership. Our effective tax rate for the period from May 7, 1999 to the end of the fiscal year, excluding the effect of nonrecurring items, was 40%.

     For a further discussion of the effect of these items on our actual and pro forma operating results, see "-- Operating Expenses" and "-- Pro Forma Operating Results" below and the notes to the consolidated financial statements included elsewhere in this prospectus.

OVERVIEW

     The following table sets forth a summary of our financial results:

                               FINANCIAL OVERVIEW
                    (in millions, except per share amounts)

                                                          YEAR ENDED NOVEMBER
                                                    -------------------------------
                                                    1999(5)       1998        1997
                                                    -------       ----        ----
Net revenues......................................  $13,345      $8,520      $7,447
Pre-tax earnings(1)(2)(3).........................    1,992       2,921       3,014
Net earnings(2)...................................    2,708       2,428       2,746
Diluted earnings per share........................     5.57          --          --
Pro forma pre-tax earnings(4).....................    4,250          --          --
Pro forma net earnings(4).........................    2,550          --          --
Pro forma diluted earnings per share(4)...........     5.27          --          --

---------------
(1) Management believes that for periods prior to our conversion to corporate form, the best measure by which to assess Goldman Sachs' profitability is pre-tax earnings because, as a partnership, we generally were not subject to U.S. federal or state income taxes.

(2) Our pre-tax earnings and net earnings in 1999 were reduced by nonrecurring items recognized in connection with our conversion to corporate form. For a further discussion of these nonrecurring items, see "-- Operating Expenses" and "-- Provision for Taxes" below.

(3) Our pre-tax earnings in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in our operating expenses in 1998 or 1997 and, therefore, the pre-tax earnings in these years are not comparable with 1999.

(4) Pro forma disclosures reflect the results of Goldman Sachs as if our conversion to corporate form and related transactions had taken place at the beginning of 1999. See "-- Pro Forma Operating Results" below for a discussion of the pro forma adjustments.

(5) Includes 23 weeks as a partnership and 29 weeks as a corporation.

                            ------------------------

     1999 VERSUS 1998. Net revenues were $13.35 billion, an increase of 57% compared with 1998. Global Capital Markets experienced significant net revenue growth in both Trading and Principal Investments, as substantially all components of the business recovered from the global market turmoil of the second half of 1998, and Investment Banking, where we benefited from unprecedented levels of activity in mergers and acquisitions and equity new issues worldwide. Net revenues in Asset Management and Securities Services increased 16% compared with 1998, primarily due to growth in assets under management, increased equities commissions and higher average customer balances in securities lending and margin lending.

     Our net earnings of $2.71 billion, or $5.57 per diluted share, in 1999 were reduced by $672 million, or $1.38 per diluted share, due to nonrecurring items recognized in connection with our conversion to corporate form. For a further discussion of the nonrecurring charges and benefits affecting our operating results in 1999, see "-- Operating Expenses" and "-- Provision for Taxes" below.

     1998 VERSUS 1997. Our net revenues were $8.52 billion in 1998, an increase of 14% compared with 1997. Net revenue growth was strong in Asset Management and Securities Services, which increased 43%, primarily due to increased equities commissions, higher customer balances in securities lending and margin lending and growth in assets under management. Net revenues in Global Capital Markets increased 4% as strong net revenue growth in Investment Banking, resulting from higher levels of mergers and acquisitions activity, was substantially offset by lower net revenues in Trading and Principal Investments, primarily due to a 30% reduction in FICC net revenues.

     Pre-tax earnings in 1998 were $2.92 billion, a 3% decrease compared with $3.01 billion in the prior year. This decrease was due to losses incurred in our Trading and Principal Investments business during the global market turmoil of the second half of 1998.

     The following table sets forth the net revenues, operating expenses and pre-tax earnings of our segments:

                               RESULTS BY SEGMENT
                                 (in millions)

                                                                  YEAR ENDED NOVEMBER
                                                            -------------------------------
                                                             1999         1998        1997
                                                             ----         ----        ----
Global Capital Markets
  Net revenues............................................  $10,132      $5,747      $5,513
  Operating expenses......................................    6,232       3,978       3,228
                                                            -------      ------      ------
  Pre-tax earnings........................................  $ 3,900      $1,769      $2,285
                                                            =======      ======      ======
Asset Management and Securities Services
  Net revenues............................................  $ 3,213      $2,773      $1,934
  Operating expenses......................................    2,396       1,621       1,205
                                                            -------      ------      ------
  Pre-tax earnings........................................  $   817      $1,152      $  729
                                                            =======      ======      ======
Total
  Net revenues............................................  $13,345      $8,520      $7,447
  Operating expenses......................................   11,353(1)    5,599       4,433
                                                            -------      ------      ------
  Pre-tax earnings........................................  $ 1,992      $2,921      $3,014
                                                            =======      ======      ======

---------------
(1) Includes the following expenses that have not been allocated to our segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) a charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of our initial public offering.

                            ------------------------

     Net revenues in our segments include allocations of interest income and expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. Net interest is allocated to the Trading and Principal Investments component of Global Capital Markets and the Securities Services component of Asset Management and Securities Services. See Note 13 to the consolidated financial statements included elsewhere in this prospectus for further information regarding our segments.

     The pre-tax earnings of our segments in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in the operating expenses of our segments in 1998 and 1997 and, therefore, the pre-tax earnings of our segments in these years are not comparable with 1999.

GLOBAL CAPITAL MARKETS

     The components of the Global Capital Markets segment are set forth below:

     INVESTMENT BANKING. Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     TRADING AND PRINCIPAL INVESTMENTS. Our Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. Trading and Principal Investments is divided into three categories:

- FICC. We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions, and engage in proprietary trading and arbitrage activities;

- EQUITIES. We make markets in and trade equities and equity-related products, structure and enter into equity derivative transactions, and engage in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal Investments primarily represents net revenues from our merchant banking investments.

     Net revenues from Principal Investments do not include management fees and the increased share of the income and gains from our merchant banking funds to which Goldman Sachs is entitled when the return on investments exceeds certain threshold returns to fund investors. These management fees and increased shares of income and gains are included in the net revenues of Asset Management and Securities Services.

     Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of our Global Capital Markets segment:

                      GLOBAL CAPITAL MARKETS NET REVENUES
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
Financial Advisory....................................  $ 2,270    $1,774    $1,184
Underwriting..........................................    2,089     1,594     1,403
                                                        -------    ------    ------
Investment Banking....................................    4,359     3,368     2,587
                                                        -------    ------    ------
FICC..................................................    2,862     1,438     2,055
Equities..............................................    1,961       795       573
Principal Investments.................................      950       146       298
                                                        -------    ------    ------
Trading and Principal Investments.....................    5,773     2,379     2,926
                                                        -------    ------    ------
Total.................................................  $10,132    $5,747    $5,513
                                                        =======    ======    ======

                            ------------------------

     1999 VERSUS 1998. Net revenues in Global Capital Markets were $10.13 billion, an increase of 76% compared with 1998, reflecting substantial growth in all major components of the business. Pre-tax earnings were $3.90 billion in 1999 compared with $1.77 billion in 1998. Operating expenses increased 57%, principally due to the inclusion of compensation expense related to services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners, higher levels of incentive compensation commensurate with growth in net revenues, and increased costs associated with global expansion and higher levels of business activity.

     INVESTMENT BANKING. Investment Banking generated net revenues of $4.36 billion for the full year, a 29% increase over 1998. Net revenue growth was strong in both Financial Advisory and Underwriting as our global presence and strong client base enabled us to capitalize on record levels of global mergers and acquisitions and new issue activity. Net revenue growth was driven by strong performances across all regions, particularly in the communications, media and entertainment, high technology, energy and power, and healthcare sectors.

     Financial Advisory revenues increased 28% compared with 1998. Goldman Sachs maintained its leading position in the advisory business and benefited from an increase in mergers and acquisitions activity across many industry sectors, in both Europe and the United States. Worldwide mergers and acquisitions activity rose to record levels with transactions valued at over $3 trillion announced during the period from January 1, 1999 to November 30, 1999.(1) Underwriting revenues increased 31% compared with 1998. Equity underwriting revenues benefited from favorable global economic conditions, which led major equity market indices higher and new issue activity to record levels. Our debt underwriting business generally benefited from a more stable economic environment in 1999.

     TRADING AND PRINCIPAL INVESTMENTS. Net revenues in Trading and Principal Investments were $5.77 billion compared with $2.38 billion in 1998, as substantially all components of the business recovered from the global market turmoil of the second half of 1998.

     Net revenues in FICC nearly doubled compared with 1998, primarily due to growth in our credit-sensitive businesses and commodities that was partially offset by lower net revenues in currencies. The credit-sensitive businesses (which include high-yield debt, bank loans and investment-grade corporate debt) benefited from improved economic conditions as credit spreads and market liquidity returned to more normal levels following the dislocation experienced during the second half of 1998. Net revenue growth in commodities benefited from increased customer activity, while reduced activity and volatility in the global foreign exchange markets contributed to a decline in net revenues from currencies.

     The significant net revenue growth in Equities was primarily due to strength in arbitrage and convertibles and increased customer flow in derivatives and global shares. Net revenue growth in arbitrage and convertibles was driven by improved market conditions following the turmoil in global markets during the second half of 1998 and by increased mergers and acquisitions and other corporate activity. Equity derivatives net revenues were substantially higher primarily as a result of increased customer activity worldwide. Increased transaction volumes in global equity markets contributed to the net revenue growth in our global shares businesses.

     Net revenues from Principal Investments increased dramatically due to mark-to-market gains on certain merchant banking investments, particularly in the high technology and telecommunications sectors.

     1998 VERSUS 1997. Net revenues in Global Capital Markets were $5.75 billion, an increase of 4% compared with 1997, as strong net revenue growth in Investment Banking was substantially offset by a reduction in net revenues in Trading and Principal Investments. Pre-tax earnings were $1.77 billion in 1998, a 23% decrease compared with 1997, as many of our businesses were adversely affected by market conditions from mid-August 1998 to mid-October 1998. Operating expenses increased 23%, primarily due to increased compensation related to growth in employment levels and additional expenses associated with temporary staff and consultants.

     INVESTMENT BANKING. Investment Banking achieved net revenues of $3.37 billion in 1998, an increase of 30% compared with 1997. Net revenue growth was strong in

---------------

(1) Source: Thomson Financial Securities Data, formerly known as Securities Data Company.

Financial Advisory and, to a lesser extent, in Underwriting as we capitalized on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in Investment Banking was strong in all major regions in 1998 compared with the prior year.

     Financial Advisory revenues increased 50% compared with 1997, due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within various industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, Underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.

     TRADING AND PRINCIPAL INVESTMENTS. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared with 1997. This decrease in net revenues was concentrated in the second half of the year, when the Russian economic crisis, the turmoil in Asian and Latin American emerging markets, and the resulting move to higher credit quality fixed income securities by many investors led to substantial declines in global financial markets. For the full year, significant net revenue reductions in FICC and Principal Investments were partially offset by increased net revenues in Equities.

     Net revenues in FICC decreased 30% compared with 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market making and trading in fixed income derivatives, currencies and commodities partially offset this decline.

     Net revenues in Equities increased 39% compared with 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for over-the-counter products, particularly in Europe. Net revenues from European shares increased as Goldman Sachs benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades, and to lower prices for event-oriented securities resulting from a reduction in announced mergers and acquisitions and other corporate activity in the second half of 1998.

     Net revenues from Principal Investments declined 51% compared with 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of investments compared with the prior year.

ASSET MANAGEMENT AND SECURITIES SERVICES

     The components of the Asset Management and Securities Services segment are set forth below:

- ASSET MANAGEMENT. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

- SECURITIES SERVICES. Securities Services includes prime brokerage, financing services and securities lending, and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commissions includes agency transactions for clients on major stock and futures exchanges and revenues from the increased share of the income and gains derived from our merchant banking funds.

     The following table sets forth the net revenues of our Asset Management and Securities Services segment:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
Asset Management.......................................  $  919    $  675    $  458
Securities Services....................................     772       730       487
Commissions............................................   1,522     1,368       989
                                                         ------    ------    ------
Total..................................................  $3,213    $2,773    $1,934
                                                         ======    ======    ======

                            ------------------------

     Our assets under supervision consist of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets consist of assets in brokerage accounts of primarily high-net-worth individuals, on which we earn commissions.

     The following table sets forth our assets under supervision:

                            ASSETS UNDER SUPERVISION
                                 (in millions)

                                                           AS OF NOVEMBER
                                                  --------------------------------
                                                    1999        1998        1997
                                                    ----        ----        ----
Assets under management.........................  $258,045    $194,821    $135,929
Other client assets.............................   227,424     142,018     102,033
                                                  --------    --------    --------
Total...........................................  $485,469    $336,839    $237,962
                                                  ========    ========    ========

                            ------------------------

     1999 VERSUS 1998. Net revenues in Asset Management and Securities Services were $3.21 billion, an increase of 16% compared with 1998. All major components of the business contributed to the net revenue growth in 1999. Pre-tax earnings in Asset Management and Securities Services were $817 million in 1999 compared with $1.15 billion in 1998. Operating expenses increased, principally due to the inclusion of compensation expense related to services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners and increased costs associated with the continuing expansion of the business.

     Asset Management revenues increased 36%, primarily reflecting a 32% increase in average assets under management as well as favorable changes in the composition of assets managed. In 1999, approximately 55% of the increase in assets under management was attributable to net asset inflows, with the remaining 45% reflecting market appreciation. Securities Services net revenues increased 6%, due to higher average customer balances in securities lending and margin lending, partially offset by reduced spreads in our fixed income matched book. Commissions rose by 11% as fees earned on higher transaction volumes in global equity markets were partially offset by a reduction in our increased share of gains from our merchant banking funds.

     1998 VERSUS 1997. Net revenues in Asset Management and Securities Services were $2.77 billion in 1998, an increase of 43% compared with 1997. All major components of the segment exhibited strong net revenue growth. Pre-tax earnings were $1.15 billion in 1998, an increase of 58% compared with 1997. Operating expenses increased 35% as higher employment levels led to increased compensation and benefits expenses.

     Asset Management revenues increased 47% during this period, reflecting a 41% increase in average assets under management compared with 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from Securities Services increased 50%, primarily due to growth in our securities borrowing and lending businesses. Commissions increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in Commissions.

OPERATING EXPENSES

     In recent years, our operating expenses have increased as a result of numerous factors, including higher levels of employment and compensation, expansion of our asset management business, increased worldwide activities, greater levels of business complexity, and additional systems and consulting costs relating to various technology initiatives.

     Our operating expenses in 1999, excluding the nonrecurring charges associated with our initial public offering, increased significantly in part because, as a corporation, payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners are included in compensation and benefits expense. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, our 1998 and 1997 compensation and benefits expense understate the cost of doing business in corporate form.

     The following table sets forth our operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Compensation and benefits, excluding employee
  initial public offering awards....................  $ 6,459     $3,838     $3,097
Nonrecurring employee initial public offering
  awards(1).........................................    2,257         --         --
Amortization of employee initial public offering
  awards............................................      268         --         --
Brokerage, clearing and exchange fees...............      446        424        357
Market development..................................      364        287        206
Communications and technology.......................      306        265        208
Depreciation and amortization.......................      337        242        178
Occupancy...........................................      314        207        168
Professional services and other.....................      402        336        219
Charitable contribution.............................      200         --         --
                                                      -------    -------    -------
Total operating expenses............................  $11,353     $5,599     $4,433
                                                      =======    =======    =======
Employees at year end(2)............................   15,361     13,033     10,622

---------------
(1) Includes expense of $666 million related to the initial irrevocable contribution of shares of common stock to a defined contribution plan.

(2) Excludes employees of Goldman Sachs' property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services. For more detailed information regarding our employees, see "Business -- Employees".

     1999 VERSUS 1998. Operating expenses were $11.35 billion in 1999, a substantial increase over 1998, primarily due to nonrecurring charges associated with Goldman Sachs' conversion to corporate form and related transactions, the inclusion of compensation expense related to services rendered by managing directors who were profit participating limited partners, higher levels of compensation commensurate with higher net revenues and amortization of employee initial public offering awards. The nonrecurring charges included $2.26 billion for employee initial public offering awards and $200 million for the charitable contribution to The Goldman Sachs Foundation made at the time of our initial public offering.

     Compensation and benefits expense was $6.46 billion, an increase of 68% compared with 1998. The ratio of compensation and benefits to net revenues was 48% in 1999. Employment levels increased 18% during the year, reflecting growth in our core businesses. Expenses associated with our temporary staff and consultants were $430 million in 1999, an increase of 30% compared with 1998, reflecting increased global expansion and consulting costs associated with technology initiatives, including preparations for the Year 2000.

     Brokerage, clearing and exchange fees increased 5%, primarily due to higher transaction volumes in equity derivatives, U.S. and European equities, and commodities. Market development expenses increased 27%, principally due to higher levels of business activity and increased spending on advertising. Communications and technology expenses increased 15%, reflecting higher telecommunications and market data costs associated with growth in employment levels and additional spending on technology initiatives, including preparations for the Year 2000. Depreciation and amortization increased 39%, due to additional capital expenditures on leasehold improvements and technology-related and telecommunications equipment in support of higher levels of business activity. Occupancy expenses increased 52%, reflecting additional office space needed to accommodate growth in employment levels. Professional services and other expenses increased 20% due to Goldman Sachs' increased business activity.

     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with our temporary staff and consultants were $330 million in 1998, an increase of 85% compared with 1997, reflecting greater business activity, Goldman Sachs' global expansion, and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the EMU.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.

PROVISION FOR TAXES

     The net tax benefit of $716 million in 1999 included nonrecurring net benefits of $1.78 billion recognized during the second quarter. These nonrecurring net benefits included $825 million related to our conversion to corporate form, $880 million related to the granting of employee initial public offering awards and $80 million related to the contribution of $200 million to The Goldman Sachs Foundation made at the time of our initial public offering. Goldman Sachs' effective tax rate for the period from May 7, 1999 to the end of 1999, excluding the effect of these nonrecurring items, was 40%. Our effective tax rate can vary from year to year depending on, among other factors, the geographic and business mix of our earnings. See Note 11 to the consolidated financial statements included elsewhere in this prospectus for further information regarding our provision for taxes.

     Prior to our conversion to corporate form, we generally were not subject to U.S. federal and state income taxes. As a partnership, we were primarily subject to local unincorporated business taxes and taxes in non-U.S. jurisdictions on certain of our operations.

PRO FORMA OPERATING RESULTS

     The following table sets forth our pro forma condensed consolidated statement of earnings for the year ended November 1999:

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                   ($ in millions, except per share amounts)

                                                           YEAR ENDED NOVEMBER 1999
                                                 ---------------------------------------------
                                                                 PRO FORMA
                                                 ACTUAL         ADJUSTMENTS          PRO FORMA
                                                 ------         -----------          ---------
Total revenues.............................      $25,363         $     --             $25,363
Interest expense...........................       12,018                7(a)           12,025
                                                 -------         --------             -------
  Revenues, net of interest expense........       13,345               (7)             13,338
Compensation and benefits, excluding
  employee initial public offering
  awards...................................        6,459               --               6,459
Nonrecurring employee initial public
  offering awards..........................        2,257           (2,257)(b)              --
Amortization of employee initial public
  offering awards..........................          268              192(c)              460
Other operating expenses...................        2,369             (200)(d)           2,169
                                                 -------         --------             -------
          Total operating expenses.........       11,353           (2,265)              9,088
Pre-tax earnings...........................        1,992            2,258               4,250
(Benefit)/provision for taxes..............         (716)           2,416(e)            1,700
                                                 -------         --------             -------
Net earnings...............................      $ 2,708         $   (158)            $ 2,550
                                                 =======         ========             =======
Ratio of earnings to fixed charges.........         1.16x                                1.35x
Average common shares outstanding
  Basic....................................      475,883,756     (505,283)(f)        475,378,473
  Diluted..................................      485,803,960    (1,877,905)(g)       483,926,055
Earnings per share
  Basic....................................        $5.69                                $5.36
  Diluted..................................         5.57                                 5.27

                            ------------------------

     BASIS OF PRESENTATION. The pro forma condensed consolidated statement of earnings was prepared as if our conversion to corporate form and related transactions had taken place at the beginning of 1999.

     For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     The pro forma adjustments are based upon available information and certain as-sumptions that management believes are reasonable. The pro forma condensed consolidated statement of earnings and accompanying notes should be read in conjunction with the consolidated financial statements and their notes.

     The pro forma condensed consolidated statement of earnings is not necessarily indicative of the results of operations that might have occurred had our conversion to corporate form and related transactions actually taken place at the beginning of 1999, or that may be expected to occur in the future.

  NOTES TO PRO FORMA ADJUSTMENTS

     (a) Adjustment to reflect the additional interest expense on junior subordinated debentures issued to retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates.

     (b) Adjustment to eliminate the nonrecurring effect of the expense related to restricted stock units, awarded to employees in connection with our conversion to corporate form, for which future service is not required as a condition to the delivery of the underlying common stock, and the initial irrevocable contribution of shares of common stock to our defined contribution plan. For a description of the restricted stock units and the contribution to our defined contribution plan, see "Management -- The Employee Initial Public Offering Awards".

     (c) Adjustment to reflect additional amortization for the full fiscal year related to certain restricted stock units awarded to employees in connection with our conversion to corporate form, which vest in equal installments in years three, four and five following the date of grant (May 7, 1999). These restricted stock units had a value of $1.76 billion at date of grant, approximately 26% of which will be amortized as a noncash expense, after giving effect to forfeitures, in the 12 months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively. For a description of the restricted stock units, see
"Management -- The Employee Initial Public Offering Awards".

     (d) Adjustment to eliminate the expense related to the charitable contribution to The Goldman Sachs Foundation made at the time of our initial public offering.

     (e) Adjustment to reflect a pro forma provision for taxes for Goldman Sachs in corporate form at an effective tax rate of 40%.

     (f) Adjustment to reflect the effect of share activity, primarily related to the acquisition of The Hull Group in September 1999, which is averaged over the period beginning on May 4, 1999 (the day trading in our common stock commenced) for actual purposes, and over the entire year for pro forma purposes.

     (g) Adjustment to diluted average common shares outstanding, which includes both common stock and nonvoting common stock outstanding, to reflect the additional dilutive effect of the common stock deliverable pursuant to the restricted stock units and stock options, awarded to employees in connection with our conversion to corporate form, for which future service is required as a condition to the delivery of the underlying common stock. For purposes of calculating pro forma diluted average common shares outstanding, we used the initial public offering price of $53 per share from the beginning of 1999 until May 4, 1999. Thereafter, we used actual daily closing prices.

                                GEOGRAPHIC DATA

     For a summary of the net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 13 to the consolidated financial statements included elsewhere in this prospectus.

                                   CASH FLOWS

     Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.

     YEAR ENDED NOVEMBER 1999. Cash and cash equivalents increased to $3.06 billion in 1999. Cash of $12.59 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $654 million was used for investing activities, primarily for the purchase of telecommunications and technology-related equipment, leasehold improvements and the acquisition of The Hull Group in September 1999. Financing activities provided $13.46 billion of cash, reflecting an increase in long-term borrowings and net repurchase agreements, and proceeds from the issuance of common stock.

     YEAR ENDED NOVEMBER 1998. Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals, and the termination of our profit participation plans.

     YEAR ENDED NOVEMBER 1997. Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners, and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet, and our credit ratings. See "-- Risk Management -- Risk Management Structure" below for a further description of the committees that participate in our risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements.

     Our Treasury Department manages our capital structure, funding, liquidity, and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with our global funding desk in managing our borrowings. The global funding desk is primarily responsible for our transactional short-term funding activity.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. Goldman Sachs seeks to maintain diversified funding sources with both banks and nonbank lenders globally. Management believes that Goldman Sachs' relationships with its lenders are critical to its liquidity.

     Goldman Sachs also has access to diversified funding sources with numerous creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. We monitor our creditors to maintain broad and diversified credit.

     We access liquidity in a variety of markets in the United States as well as in Europe and Asia. We make extensive use of the repurchase agreement markets and have raised debt publicly as well as in the private placement and commercial paper markets, and through Eurobonds, money broker loans, commodity-based financings, letters of credit and promissory notes. We seek to structure our liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, we maintain and update annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by our Finance Committee.

     ASSET LIQUIDITY. Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. A substantial portion of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and stockholders' equity substantially in excess of our less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through security-based and collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and equity capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly "stress funding" simulations of disruptions to our access to unsecured credit.

     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant amount of longer term liabilities to assure liquidity even during adverse conditions, we seek to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $17.99 billion during 1999 and $14.17 billion during 1998.

     LIQUIDITY RATIO MAINTENANCE. It is Goldman Sachs' policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of our unencumbered assets and our short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that we could fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.

     INTERCOMPANY FUNDING. Most of the liquidity of Goldman Sachs is raised by the parent company, The Goldman Sachs Group, Inc. The parent company then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of the parent company. This policy ensures that the subsidiaries' obligations to the parent company will generally mature in advance of the parent company's third-party long-term borrowings. In addition, many of the advances made to our subsidiaries and affiliates are secured by marketable securities or other liquid collateral. We generally fund our equity investments in subsidiaries with equity capital.

THE BALANCE SHEET

     Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, we temporarily decreased our total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets.

     The following table sets forth our total assets, adjusted assets, leverage ratios and book value per share:

                                                               AS OF NOVEMBER
                                                           ----------------------
                                                             1999         1998
                                                             ----         ----
                                                           ($ in billions, except
                                                             per share amounts)
Total assets.............................................   $  250       $  217
Adjusted assets(1).......................................      188          145
Leverage ratio(2)........................................    24.7x        34.5x
Adjusted leverage ratio(3)...............................    18.5x        23.0x
Book value per share(4)..................................   $20.94           --

---------------
(1) Adjusted assets represent total assets less securities purchased under agreements to resell, certain securities borrowed transactions and the increase in total assets related to certain provisions of Statement of Financial Accounting Standards No. 125.

(2) Leverage ratio equals total assets divided by equity capital.

(3) Adjusted leverage ratio equals adjusted assets divided by equity capital.

(4) Book value per share was based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 484,566,184 as of November 1999.

                            ------------------------

     As of November 1999 and November 1998, we held $2.62 billion and $2.21 billion, respectively, in high-yield debt and emerging market securities and $1.80 billion and $1.59 billion, respectively, in bank loans. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.

     As of November 1999, the aggregate carrying value of our principal investments held directly or through our merchant banking funds was $2.88 billion, which consisted of corporate principal investments with an aggregate carrying value of $1.95 billion and real estate investments with an aggregate carrying value of $928 million.

CREDIT RATINGS

     Goldman Sachs relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity.

LONG-TERM DEBT

     As of November 1999, our consolidated long-term borrowings were $20.95 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our long-term borrowings as of November 1999 was approximately five years. Substantially all of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 5 to the consolidated financial statements included elsewhere in this prospectus for further information regarding our long-term borrowings.

                             REGULATED SUBSIDIARIES

     Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. Goldman, Sachs & Co., a registered U.S. broker-dealer, is regulated by the SEC, the Commodity Futures Trading Commission, the Chicago Board of Trade, the NYSE and the NASD. Goldman Sachs International, a registered U.K. broker-dealer, is subject to regulation by the Securities and Futures Authority Limited and the Financial Services Authority. Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking, and other regulators and authorities around the world, such as the Bundesbank of Germany. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See "Business -- Regulation" and Note 12 to the consolidated financial statements included elsewhere in this prospectus for further information regarding our regulated subsidiaries.

                                RISK MANAGEMENT

     Goldman Sachs has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     Goldman Sachs seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we have effective procedures for evaluating and managing the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in our earnings, increases in our credit exposure to customers and counterparties, and increases in general systemic risk. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" for a discussion of the effect that market fluctuations can have on our businesses.

     Goldman Sachs has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures.

     In addition, a number of committees are responsible for establishing trading limits, for monitoring adherence to these limits and for general oversight of our risk management process. These committees, which are described below, meet regularly and consist of senior members of both our revenue-producing units and departments that are independent of our revenue-producing units.

     MANAGEMENT COMMITTEE. All risk control functions ultimately report to the Management Committee. Through both direct and delegated authority, the Management Committee approves all of Goldman Sachs' operating activities, trading risk parameters, and customer review guidelines.

     RISK COMMITTEES.  The Firmwide Risk Committee:

- reviews the activities of existing businesses;

- approves new businesses and products;

- approves divisional market risk limits and reviews business unit market risk limits;

- approves inventory position limits for selected country exposures and business units;

- approves sovereign credit risk limits and credit risk limits by ratings group; and

- reviews scenario analyses based on abnormal or "catastrophic" market movements.

     The FICC Risk Committee sets market risk limits for individual business units and sets issuer-specific net inventory position limits. The Equities Risk Committee sets market risk limits for individual business units that consist of gross and net inventory position limits and, for equity derivatives, limits based on market move scenario analyses. The Asset Management Control Oversight and the Asset Management Risk committees oversee various operational, credit, pricing and business practice issues.

     GLOBAL COMPLIANCE AND CONTROL COMMITTEE. The Global Compliance and Control Committee provides oversight of our compliance and control functions, including internal audit; reviews our legal, reputational, operational and control risks; and periodically reviews the activities of existing businesses.

     COMMITMENTS COMMITTEE. The Commitments Committee approves equity and non-investment-grade debt underwriting commitments, loans extended by Goldman Sachs, and unusual financing structures and transactions that involve significant capital exposure. The Commitments Committee has delegated to the Credit Department the authority to approve underwriting commitments for investment-grade debt and certain other products.

     CREDIT POLICY COMMITTEE. The Credit Policy Committee establishes and reviews broad credit policies and parameters that are implemented by the Credit Department.

     FINANCE COMMITTEE. The Finance Committee is responsible for oversight of our capital, liquidity and funding needs and for setting certain inventory position limits.

     Segregation of duties and management oversight are fundamental elements of our risk management process. In addition to the committees described above, departments that are independent of the revenue-producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk. Furthermore, the Controllers Department, in conjunction with the Firmwide Risk Department, independently reviews, on a regular basis, internal valuation models and the pricing of positions determined by individual business units.

RISK LIMITS

     Business unit risk limits are established by the various risk committees and may be further allocated by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department, and violations are reported to the appropriate risk committee.

MARKET RISK

     The potential for changes in the market value of our trading positions is referred to as "market risk". Our trading positions result from underwriting, market-making and proprietary trading activities.

     Categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

     A description of each market risk category is set forth below:

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products, and precious and base metals.

     We seek to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

     In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:

- risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk (VaR);

- risk limits based on a scenario analysis that measures the potential effect on our trading net revenues of a significant widening of credit spreads;

- inventory position limits for selected business units and country exposures;
  and

- scenario analyses that measure the potential effect on our trading net revenues of abnormal market movements.

     We also estimate the broader potential impact of certain macroeconomic scenarios, including a sustained downturn, on our investment banking and merchant banking activities.

     VaR. VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse market movements over a defined time horizon with a specified confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of our risk measures, see "Risk Factors -- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".

     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions. These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     We use historical data to estimate our VaR, and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk.
Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assume that asset returns are normally distributed. Nonlinear risk exposures on options and the potentially mitigating impact of intraday changes in related hedges would likely produce nonnormal asset returns. Different distributional assumptions could produce a materially different VaR.

     The following table sets forth the daily VaR for substantially all of our trading positions:

                                   DAILY VaR
                                 (in millions)

                                          AS OF NOVEMBER      YEAR ENDED NOVEMBER 1999
                                          ---------------     ------------------------
RISK CATEGORIES                           1999      1998      AVERAGE     HIGH     LOW
---------------                           ----      ----      -------     ----     ---
Interest rates..........................  $ 13      $ 27       $ 23       $35      $10
Currency rates..........................     4         9          9        25        4
Equity prices...........................    18        25         23        37       18
Commodity prices........................    12         7          9        13        3
Diversification effect(1)...............   (22)      (25)       (25)       --       --
                                          ----      ----       ----
Firmwide................................  $ 25(2)   $ 43       $ 39        56       23
                                          ====      ====       ====

---------------
(1) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(2) Not necessarily indicative of future VaR levels.
                            ------------------------

     The following chart sets forth the daily VaR for substantially all of our trading positions during 1999:

                                  FIRMWIDE VAR
                              [CHART APPEARS HERE]
     Description of VaR Chart: Depicted on page 46 of the registration statement is a chart setting forth the daily VaR for substantially all of our trading positions during 1999. The horizontal axis is marked to indicate the start of each fiscal quarter. The vertical axis is marked to indicate VaR in millions of dollars. The values displayed in the chart start the fiscal year at $43 million, and end the fiscal year at $25 million. The maximum VaR, of approximately $56 million, was reached on February 16, 1999, and the minimum VaR, of approximately $23 million, was reached on November 24, 1999.

                            ------------------------

     The general decline in our VaR during 1999 reflects lower levels of market volatility and a decrease in trading exposures, particularly with respect to interest rates. As described above, the historical data used to estimate VaR is weighted to give greater importance to more recent observations and, accordingly, our VaR levels in the beginning of 1999 were significantly affected by the market turmoil of the second half of 1998.

TRADING NET REVENUES DISTRIBUTION

     Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues.

     The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 1999:

                             DAILY TRADING REVENUES

DAILY TRADING NET REVENUES ($ IN MILLIONS)                    NUMBER OF DAYS
------------------------------------------                    --------------
Less than (20)..............................................         2
(20)-(10)...................................................         6
(10)-0......................................................        19
0-10........................................................        40
10-20.......................................................        58
20-30.......................................................        60
30-40.......................................................        40
40-50.......................................................        17
Greater than 50.............................................         9

                            ------------------------

     As part of our overall risk control process, daily trading net revenues are compared with the VaR calculated as of the end of the prior business day. During 1999, trading losses incurred on a single day exceeded our 95% one-day VaR on only one occasion.

NONTRADING RISK

     The market risk on our nontrading financial instruments, including our merchant banking investments, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with a 10% decline in the S&P 500. This sensitivity analysis is based on certain assumptions regarding the relationship between changes in the S&P 500 and changes in the fair value of the individual nontrading financial instruments. Different assumptions could produce materially different risk estimates. As of November 1999, our nontrading market risk was approximately $200 million.

CREDIT RISK

     Credit risk represents the loss that we would incur if a counterparty, or an issuer of securities or other instruments we hold, fails to perform under its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. In addition, we attempt to further reduce credit risk by entering into agreements that enable us to obtain collateral from a counterparty or to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, by seeking third-party guarantees of the counterparty's obligations, and through the use of credit derivatives.

     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy committees. For most products, we measure and limit credit exposures by reference to both current and potential exposure. We measure potential exposure based on projected worst-case market movements over the life of a transaction within a 95% confidence interval. We further seek to measure credit exposure through the use of scenario analyses and other quantitative tools. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide management, including the Firmwide Risk and Credit Policy committees, with information regarding overall credit risk by product, industry sector, country and region.

DERIVATIVE CONTRACTS

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by Goldman Sachs in privately negotiated contracts, which are often referred to as over-the-counter derivatives, or they may be listed and traded on an exchange.

     Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into nontrading derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.

     Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other nonderivative risk.

     Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable netting agreement. For an over-the-counter derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of our credit exposure with respect to over-the-counter derivatives as of November 1999, after taking into consideration the effect of netting agreements. The categories shown reflect our internally determined public rating agency equivalents.

                  OVER-THE-COUNTER DERIVATIVE CREDIT EXPOSURES
                                ($ in millions)

                                                                                         PERCENTAGE OF
                                                    COLLATERAL        EXPOSURE             EXPOSURE
CREDIT RATING EQUIVALENT                EXPOSURE     HELD(2)      NET OF COLLATERAL    NET OF COLLATERAL
------------------------                --------    ----------    -----------------    -----------------
AAA/Aaa...............................  $ 2,603       $  452           $ 2,151                 11%
AA/Aa2................................    5,132          557             4,575                 24
A/A2..................................    9,663        2,211             7,452                 39
BBB/Baa2..............................    3,246          516             2,730                 14
BB/Ba2 or lower.......................    2,618          625             1,993                 11
Unrated(1)............................    2,486        2,228               258                  1
                                        -------       ------           -------                ---
                                        $25,748       $6,589           $19,159                100%
                                        =======       ======           =======                ===

---------------
(1) In lieu of making an individual assessment of the credit of unrated counterparties, we make a determination that the collateral held in respect of such obligations is sufficient to cover a substantial portion of our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

(2) Collateral consists predominantly of cash and U.S. government and agency securities and is usually received under agreements entitling Goldman Sachs to require additional collateral upon specified increases in exposure or the occurrence of adverse credit events.

     Derivative transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

OPERATIONAL RISKS

     OPERATIONAL RISK. Goldman Sachs may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into our records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with our own systems or as a result of the failure of an agent acting on our behalf.

     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments, and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with Information Technology in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000. Goldman Sachs has dedicated resources over the past several years to address the potential hardware, software, and other computer and technology issues and related concerns associated with the transition to the Year 2000 and to confirm that our service providers took similar measures. As a result of those efforts, we have not experienced any material disruptions in our operations in connection with, or following, the transition to the Year 2000. We currently estimate that our Year 2000 costs will total approximately $185 million, of which $170 million had been spent through November 1999.

                            ACCOUNTING DEVELOPMENTS

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133 -- an amendment of Financial Accounting Standards Board Statement No. 133", which deferred to fiscal years beginning after June 15, 2000 the effective date of the accounting and reporting requirements of Statement of Financial Accounting Standards No. 133. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. We intend to adopt the provisions of Statement of Financial Accounting Standards No. 133 deferred by Statement of Financial Accounting Standards No. 137 in fiscal 2001 and are currently assessing their effect.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. Statement of Position No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. We previously expensed the cost of all software development in the period it was incurred. The adoption of Statement of Position No. 98-1 is not expected to have a material effect on our results of operations or financial condition. We intend to adopt the provisions of Statement of Position No. 98-1 in fiscal 2000.

                                    BUSINESS

                                    OVERVIEW

     Goldman Sachs is a leading global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As of November 1999, we operated offices in over 20 countries and 37% of our 15,361 employees were based outside the United States.

     Goldman Sachs is the successor to a commercial paper business founded in 1869 by Marcus Goldman. Since then, we have expanded our business as a participant and intermediary in securities and other financial activities to become one of the leading firms in the industry.

     In 1989, The Goldman Sachs Group, L.P. was formed to serve as the parent company of the Goldman Sachs organization. On May 7, 1999, The Goldman Sachs Group, Inc. succeeded to the business of The Goldman Sachs Group, L.P. and completed an initial public offering of its common stock.

     Financial information concerning our business segments and geographic regions for each of 1999, 1998 and 1997 is set forth in Note 13 of the consolidated financial statements included elsewhere in this prospectus.

                               BUSINESS SEGMENTS

     Our activities are divided into two segments:

- Global Capital Markets; and

- Asset Management and Securities Services.

     These segments consist of various product and service offerings that are set forth in the following chart:

              PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS SEGMENT

                                                                    ASSET MANAGEMENT AND
                   GLOBAL CAPITAL MARKETS                           SECURITIES SERVICES
------------------------------------------------------------    ----------------------------
                                   TRADING AND PRINCIPAL
     INVESTMENT BANKING                 INVESTMENTS
----------------------------    ----------------------------
-- Equity and debt              -- Bank loans                   -- Commissions
   underwriting                 -- Commodities                  -- Institutional and
-- Financial restructuring      -- Currencies                   high-net- worth asset
   advisory services            -- Equity and fixed income         management
-- Mergers and acquisitions        derivatives                  -- Margin lending
   advisory services            -- Equity and fixed income      -- Matched book
-- Real estate advisory            securities                   -- Merchant banking fees
services                        -- Principal investments        -- Increased share of
                                -- Proprietary arbitrage        merchant banking fund income
                                                                   and gains
                                                                -- Mutual funds
                                                                -- Prime brokerage
                                                                -- Securities lending

                             GLOBAL CAPITAL MARKETS

     The Global Capital Markets segment, which represented 76% of 1999 net revenues, consists of the following:

- INVESTMENT BANKING. Investment Banking consists of our Financial Advisory and Underwriting businesses; and

- TRADING AND PRINCIPAL INVESTMENTS. Trading and Principal Investments consists of our Fixed Income, Currency and Commodities ("FICC"), Equities and Principal Investments businesses.

INVESTMENT BANKING

     Investment Banking represented 33% of 1999 net revenues. We provide a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals and seek to develop and maintain long-term relationships with these clients as their lead investment bank.

     Our current structure, which is organized along regional, product and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Because our businesses are global, we have adapted our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.

     Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     FINANCIAL ADVISORY. Goldman Sachs is a leading investment bank in worldwide mergers and acquisitions. Our mergers and acquisitions capabilities are evidenced by our significant share of assignments in large, complex transactions for which we provide multiple services, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise.

     UNDERWRITING. We underwrite a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment-grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     Equity Underwriting. Equity underwriting has been a long-term core strength of Goldman Sachs. As with mergers and acquisitions, we have been particularly successful in winning mandates for large, complex equity underwritings. We believe our leadership in large initial public offerings reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. We have also acted as lead manager on many of the largest initial public offerings in the international arena.

     We believe that a key factor in our equity underwriting success is the close working relationship among the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. With institutional sales professionals and high-net-worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Debt Underwriting. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows:

- investment-grade debt for corporations, governments, municipalities and agencies;

- leveraged finance, which includes high-yield debt and bank loans for non-investment-grade issuers;

- emerging market debt, which includes corporate and sovereign issues; and

- asset-backed securities.

     We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 43% of 1999 net revenues. Our Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In order to meet the needs of our clients, our Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment-grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. We believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships.

     Trading and Principal Investments is divided into three categories:

- FIXED INCOME, CURRENCY AND COMMODITIES. Goldman Sachs makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions, and engages in proprietary trading and arbitrage activities;

- EQUITIES. Goldman Sachs makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions, and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal Investments primarily represents net revenues from our merchant banking investments.

     FIXED INCOME, CURRENCY AND COMMODITIES. FICC is a large and diversified operation through which we engage in a variety of customer-driven market-making and proprietary trading and arbitrage activities. FICC's principal products are:

- Bank loans

- Commodities

- Currencies

- Derivatives

- Emerging market debt

- Global government securities

- High-yield securities

- Investment-grade corporate securities

- Money market instruments

- Mortgage securities and loans

- Municipal securities

     We generate trading net revenues from our customer-driven business in three ways. First, in large, highly liquid markets, we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and from macroeconomic and company-specific trends.

     FICC uses a three-part approach to deliver high quality service to its clients. First, we offer broad market making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.

     A core activity in FICC is market making in a broad array of securities and products. For example, we are a primary dealer in many of the largest government bond markets around the world, including the United States, Japan, the United Kingdom and Canada. We are a member of the major futures exchanges, and also have interbank dealer status in the currency markets in New York, London, Tokyo and Hong Kong. Our willingness to make markets in a broad range of fixed income, currency and commodity products and their derivatives is crucial both to our client relationships and to support our underwriting business by providing secondary market liquidity. Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     EQUITIES. Goldman Sachs engages in a variety of market-making, proprietary trading and arbitrage activities in equity securities and equity-related products (such as convertible securities and equity derivative instruments) on a global basis. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. Goldman Sachs is a member of most of the major stock exchanges, including New York, London, Frankfurt, Tokyo and Hong Kong.

     As agent, we execute brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.

     In equity trading, as in FICC, we generate net revenues from our customer-driven business in three ways. First, in large, highly liquid principal markets, such as the over-the-counter market for equity securities, we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, we also benefit from structuring complex transactions.

     Goldman Sachs was a pioneer and is currently active in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. We have been able to capitalize on our expertise in block trading, our global distribution network and our willingness to commit capital to effect increasingly large and complex customer transactions. We expect corporate consolidation and restructuring and increased demand for certainty and speed of execution by sellers and issuers of securities to increase both the frequency and size of sales of large blocks of equity securities. Block transactions, however, expose us to increased risks, including those arising from holding large and concentrated positions, and decreasing spreads. See "Risk
Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes -- Holding Large and Concentrated Positions May Expose Us to Large Losses" for a discussion of the risks associated with holding a large position in a single issuer, and "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks that we face.

     We are active in the listed options and futures markets, and we structure, distribute and execute over-the-counter derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and our proprietary activities. We develop quantitative strategies and render advice with respect to portfolio hedging and restructuring and asset allocation transactions. We also create specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate investment positions. We are one of the leading participants in the trading and development of equity derivative instruments. We are an active participant in the trading of futures and options on most of the major exchanges in the United States, Europe and Asia.

     We remain committed to being at the forefront of technological innovation in the global capital markets. To pursue our strategy of expanding our electronic market-making capabilities, on September 24, 1999, Goldman Sachs completed its acquisition of The Hull Group, a leading global electronic market maker in exchange-traded equity derivatives and an active market maker in equity securities worldwide.

     In addition, equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on event-oriented special situations where we are not acting as an advisor and on relative value trades. These special situations include mergers and acquisitions, corporate restructurings, recapitalizations and legal and regulatory events.

     TRADING RISK MANAGEMENT. We believe that our trading and market-making capabilities are key ingredients to our success. While these businesses have generally earned attractive returns, we have in the past incurred significant trading losses in periods of market turbulence, such as in 1994 and the second half of 1998.

     Our trading risk management process seeks to balance our ability to profit from trading positions with our exposure to potential losses. Risk management includes input from all levels of Goldman Sachs, from the trading desks to the Firmwide Risk Committee. For a further discussion of our risk management policies and procedures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management".

     PRINCIPAL INVESTMENTS. In connection with our merchant banking activities, we invest by making principal investments directly and through funds that we raise and manage. As of November 1999, we had committed $3.06 billion, of which $2.33 billion had been funded, of the $17.27 billion total equity capital committed for our merchant banking funds. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking" for a discussion of our merchant banking funds. As of November 1999, the aggregate carrying value of our principal investments held directly or through our merchant banking funds was approximately $2.88 billion, which consisted of corporate principal investments with an aggregate carrying value of approximately $1.95 billion and real estate investments with an aggregate carrying value of approximately $928 million.

                              ASSET MANAGEMENT AND
                              SECURITIES SERVICES

     The components of the Asset Management and Securities Services segment, which represented 24% of 1999 net revenues, are set forth below:

- ASSET MANAGEMENT. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

- SECURITIES SERVICES. Securities Services includes prime brokerage, financing services and securities lending, and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commissions includes agency transactions for clients on major stock and futures exchanges and revenues from the increased share of the income and gains derived from our merchant banking funds.

ASSET MANAGEMENT

     Goldman Sachs is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity; fixed income, including money markets; currency; and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Assets under supervision consist of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets consist of assets in brokerage accounts of primarily high-net-worth individuals, on which we earn commissions.

     Our growth in assets under supervision is set forth in the graph below:

                            ASSETS UNDER SUPERVISION
                                 (in billions)

YEAR                                            ASSETS UNDER MANAGEMENT   OTHER CLIENT ASSETS   TOTAL
----                                            -----------------------   -------------------   -----
1995..........................................           $ 52                    $ 58           $110
1996..........................................             94                      77            171
1997..........................................            136                     102            238
1998..........................................            195                     142            337
1999..........................................            258                     227            485

------------------------

     As of November 1999, equities and alternative investments represented 59% of our total assets under management. Since 1996, these two asset classes have been the primary drivers of our growth in assets under management.

     The following table sets forth the amount of assets under management by asset class:
                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                 (in billions)

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
ASSET CLASS
Equity......................................................  $ 98    $ 69    $ 52
Fixed income and currency...................................    58      50      36
Money markets...............................................    48      46      31
Alternative investment(1)...................................    54      30      17
                                                              ----    ----    ----
Total.......................................................  $258    $195    $136
                                                              ====    ====    ====

---------------
(1) Includes private equity, real estate, quantitative asset allocation and other funds that we manage.

                            ------------------------

     Since the beginning of 1996, we have increased the resources devoted to our Asset Management business, including the addition of over 1,000 employees. In addition, Goldman Sachs has made three asset management acquisitions in order to expand its geographic reach and broaden its global equity and alternative investment portfolio management capabilities.

     CLIENTS. Our primary clients are institutions, high-net-worth individuals and retail investors. We access clients through both direct and third-party channels. Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of November 1999:

                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)

                                                   ASSETS UNDER
                                                  SUPERVISION(1)    PRIMARY INVESTMENT VEHICLES
                                                  --------------    ---------------------------
    - Directly distributed
      -- Institutional..........................       $151         Separate managed accounts
      -- High-net-worth individuals.............        262         Commingled vehicles
                                                                    Brokerage accounts
                                                                    Limited partnerships
                                                                    Separate managed accounts
    - Third-party distributed
      -- Institutional and retail...............         56         Mutual funds
                                                       ----
    Total.......................................       $469
                                                       ====

---------------
(1) Excludes $16 billion in our merchant banking funds.

                            ------------------------

MERCHANT BANKING

     Goldman Sachs has established a successful record in the corporate and real estate merchant banking business, with $17.27 billion of committed capital as of November 1999, of which $13.03 billion has been funded. We have committed $3.06 billion and funded $2.33 billion of these amounts. Our clients, including pension plans, endowments, charitable institutions and high-net-worth individuals, have provided the remainder.

     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of November 1999, our corporate merchant banking funds had total committed capital of $9.50 billion. Other funds, with total committed capital of $7.77 billion as of November 1999, invest in real estate operating companies and debt and equity interests in real estate assets.

     Merchant banking activities generate three revenue streams. First, we receive a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees are included in our Asset Management revenues. Second, after that fund has achieved a minimum return for fund investors, we receive an increased share of the fund's income and gains that is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from the increased share of the funds' income and gains are included in Commissions. Finally, Goldman Sachs, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in the Trading and Principal Investments component of Global Capital Markets.

SECURITIES SERVICES

     Securities Services consists predominantly of Global Securities Services, which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high-net-worth individuals. Securities Services also includes our matched book businesses.

     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 markets, consolidated multi-currency accounting and reporting and offshore fund administration and also provide servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account.

     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Goldman Sachs' short sales and to finance Goldman Sachs' long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business.

COMMISSIONS

     Goldman Sachs generates commissions by executing agency transactions on major stock and futures exchanges worldwide. We effect agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, Commissions also includes the increased share of income and gains from merchant banking funds as well as commissions earned from brokerage transactions. For a discussion regarding our increased share of the income and gains from our merchant banking funds, see "-- Merchant Banking" above.

     In anticipation of continued growth in electronic connectivity and on-line trading, Goldman Sachs has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "-- Internet Strategy" below for a further discussion of these investments, and see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems" for a discussion of the competitive risks posed by alternative trading systems generally.

                           GLOBAL INVESTMENT RESEARCH

     Our Global Investment Research Department provides fundamental research on economies, debt and equity markets, commodities markets, industries and companies on a worldwide basis. For over two decades, we have committed resources on a global scale to develop a leading position in the industry for our investment research products.

     Global Investment Research employs a team approach that as of November 1999 provided research coverage of approximately 2,400 companies worldwide, 52 economies and 26 stock markets. This is accomplished by four groups:

- the Commodities Research group, which provides research on the global commodity markets;

- the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes;

- the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange and interest rates based on the globally coordinated views of its regional economists; and

- the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation.

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                               INTERNET STRATEGY

     We believe that Internet technology and electronic commerce will, over time, change the ways that securities and other financial products are traded and distributed, creating both opportunities and challenges for our businesses. In response, we have established a program of internal development and external investment.

     Internally, we are extending our global electronic trading and information distribution capabilities to our clients via the Internet. These capabilities cover many of our fixed income, currency, commodity, equities and mutual fund products in markets around the world. We are also using the Internet to improve the ease and quality of communication with our institutional and high-net-worth clients. For example, investors have on-line access to our investment research, mutual fund data and valuation models. In addition, our high-net-worth clients are increasingly accessing their portfolio information over the Internet. We have also recently established GS-Online(SM), which, in conjunction with Goldman, Sachs & Co., acts as an underwriter of securities offerings via the Internet and other electronic means. GS-Online(SM) will deal initially only with other underwriters and syndicate members and not with members of the public.

     Recently, we established an internal working group to focus primarily on utilizing the Internet to enhance and support our wealth management business. Externally, we have invested in electronic commerce concerns such as Bridge Information Systems, Inc., TradeWeb LLC, Archipelago, L.L.C., The BRASS Utility, L.L.C., OptiMark Technologies, Inc. and Wit Capital Group, Inc. Through these investments, we gain an increased understanding of business developments and opportunities in this emerging sector. For a discussion of how Goldman Sachs could be adversely affected by these developments, see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly
Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems".

                             INFORMATION TECHNOLOGY

     Technology is fundamental to our overall business strategy. Goldman Sachs is committed to the ongoing development, maintenance and use of technology throughout the organization. We have developed significant software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts:

- enhancing client service through increased connectivity and the provision of high value-added, tailored services;

- risk management; and

- overall efficiency and control.

     We have tailored our services to our clients by providing them with electronic access to our products and services. For example, we developed the GS Financial Workbench(SM), an Internet Web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in 1995, the GS Financial Workbench(SM) represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access our products and services.

     We have also developed software that enables us to monitor and analyze our market and credit risks. This risk management software not only analyzes market risk on firmwide, divisional and trading desk levels, but also breaks down our risk into its underlying exposures, permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To assist further in the management of our credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers departments the ability to receive timely information with respect to credit exposures worldwide, including netting

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information, and the ability to analyze complex risk situations effectively.
Our software accesses this data, allows for quick analysis at the level of individual trades and interacts with other Goldman Sachs systems.

     Technology has also been a significant factor in improving the overall efficiency of many areas of Goldman Sachs. By automating many trading procedures and operational and accounting processes, we have substantially increased our efficiency and accuracy.

                                   EMPLOYEES

     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide.

     Instilling the Goldman Sachs culture in all employees is a continuous process, in which training plays an important part. All employees are offered the opportunity to participate in education and periodic seminars that we sponsor at various locations throughout the world. Another important part of instilling the Goldman Sachs culture is our employee review process. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to our team approach.

     As of November 1999, we had 15,361 employees, which excludes employees of Goldman Sachs' two property management subsidiaries. Substantially all of the costs of these property management employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services.

                                  COMPETITION

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with others on a regional, product or niche basis. Our competition is based on a number of factors, including transaction execution, our products and services, innovation, reputation and price.

     We also face intense competition in attracting and retaining qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

     Recently enacted federal financial modernization legislation significantly expands the activities permissible for firms affiliated with a U.S. bank. The legislation, among other things, enables U.S. banks and insurance firms to affiliate, facilitates affiliations between U.S. banks and securities firms, and expands the permissible principal investing activities of U.S. banking organizations. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- We Face Increased Competition Due to a Trend Toward Consolidation" for a discussion of the potential impact of this legislation.

     The trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our

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competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

     We believe that some of our most significant challenges and opportunities will arise outside the United States. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger and better capitalized, and have a stronger local presence and a longer operating history in these markets.

     We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and through other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and probably accelerate. Similarly, underwriting spreads in certain privatizations have been subject to considerable pressure. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks we face in our businesses.

                                   REGULATION

     Goldman Sachs, as a participant in the securities and commodity futures and options industries, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. They are not, however, charged with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Goldman, Sachs & Co. is registered as a broker-dealer and as an investment adviser with the SEC and as a broker-dealer in all 50 states and the District of Columbia. Self-regulatory organizations, such as the Chicago Board of Trade, the NYSE and the NASD, adopt rules and examine broker-dealers such as Goldman, Sachs & Co. In addition, state securities and other regulators also have regulatory or oversight authority over Goldman, Sachs & Co. Similarly, our businesses are also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory authorities in virtually all countries where we have offices.

     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases, and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.

     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, our subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities, none of which has had a material adverse effect on us or our businesses.

     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The Commodity Futures

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Trading Commission is the federal agency charged with the administration of the
Commodity Exchange Act and the regulations thereunder. Goldman, Sachs & Co. is registered with the Commodity Futures Trading Commission as a futures commission merchant, commodity pool operator and commodity trading advisor.

     As a registered broker-dealer and member of various self-regulatory organizations, Goldman, Sachs & Co. is subject to the SEC's uniform net capital rule, Rule 15c3-1. This rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that part of its assets be kept in relatively liquid form. Goldman, Sachs & Co. is also subject to the net capital requirements of the Commodity Futures Trading Commission and various securities and commodity exchanges. See Note 12 to the consolidated financial statements included elsewhere in this prospectus, for a discussion of our net capital.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     In January 1999, the SEC adopted revisions to its uniform net capital rule and related regulations that permit the registration of over-the-counter derivatives dealers as broker-dealers. An over-the-counter derivatives dealer can, upon adoption of a risk management framework in accordance with the new rules, utilize a capital requirement based upon proprietary models for estimating market risk exposures. We have established Goldman Sachs Financial Markets, L.P. and registered this company with the SEC as an over-the-counter derivatives dealer to conduct in a more capital-efficient manner certain over-the-counter derivative businesses previously conducted in other affiliates.

     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of our affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified financial services regulator. The relevant Goldman Sachs entities in London are at present regulated by the Securities and Futures Authority Limited in respect of their investment banking, individual asset management, brokerage and principal trading activities, and the Investment Management Regulatory Organization in respect of their institutional asset management and fund management activities. Some of these Goldman Sachs entities are also regulated by the London Stock Exchange and other U.K. securities and commodities exchanges of which they are members. It is expected, however, that during 2000, the responsibilities of the Securities and Futures Authority Limited and Investment Management Regulatory Organization will be taken over by the Financial Services Authority. The investment services that are subject to oversight by U.K. regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and Commodity Futures Trading Commission rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives and these local requirements can result in certain competitive disadvantages to

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Goldman Sachs. In addition, the Japanese Ministry of Finance, the Financial
Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association in Japan, the Securities and Futures Commission in Hong Kong, the Bundesbank in Germany, as well as French and Swiss banking authorities, among others, regulate various of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.

     Compliance with net capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt or pay dividends on our common stock.

                                   PROPERTIES

     Our principal executive offices are located at 85 Broad Street, New York, New York, and comprise approximately 969,000 square feet of leased space, pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York, pursuant to lease agreements expiring in September 2004 (with an option to renew for ten years) and June 2018, respectively. Additionally, we have a 15-year lease for approximately 605,000 square feet at 180 Maiden Lane in New York, New York, that expires in March 2014. In total, we lease over 3.6 million square feet in the New York area. We have additional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 680,000 square feet of leased space.

     In the first quarter of 2000, we executed a contract to purchase approximately six acres of unimproved land in Jersey City, New Jersey. We expect to develop this land to complement our offices in lower Manhattan. The initial phase of development is expected to include approximately 1.4 million usable square feet of office space, with occupancy planned for early 2003.

     We also have offices in Europe, Asia, Africa and Australia. In Europe, we have offices that totaled approximately 788,000 square feet as of the end of January 2000. Our largest presence in Europe is in London, where we leased approximately 609,000 square feet through various leases as of the end of January 2000, with the principal one for Peterborough Court expiring in 2016. An additional 453,000 square feet of leased space in London is expected to be occupied during 2000 and 2001.

     In Asia, we have offices that total approximately 563,000 square feet. Our largest offices in this region are in Tokyo and Hong Kong. In Tokyo, we currently lease approximately 234,000 square feet under renewable leases with current terms extending, in some cases, to June 2005. In Hong Kong, we currently lease approximately 222,000 square feet under a lease that expires in 2012. There are significant expansion efforts underway in Tokyo and Singapore.

     Our space requirements have increased significantly over the last several years. Currently, Goldman Sachs is at or near capacity at most of its locations. As a result, we have been actively leasing additional space to support our anticipated growth. Based on our progress to date, we believe that we will be able to acquire additional space to meet our anticipated needs.

                               LEGAL PROCEEDINGS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

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MOBILEMEDIA SECURITIES LITIGATION

     Goldman, Sachs & Co. has been named as a defendant in a purported class action lawsuit commenced on December 6, 1996 and pending in the U.S. District Court for the District of New Jersey. This lawsuit was brought on behalf of purchasers of common stock of MobileMedia Corporation in an underwritten offering in 1995 and purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia Corporation, certain of its officers and directors, and the lead underwriters, including Goldman, Sachs & Co. MobileMedia Corporation is currently reorganizing in bankruptcy.

     Goldman, Sachs & Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and Goldman Sachs International underwrote 718,750 shares, for a total price of approximately $17 million. Goldman, Sachs & Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.

     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia Corporation's bankruptcy, the action against it has been stayed. Defendants' motion to dismiss was denied in October 1998.

     The parties have entered into a stipulation of settlement, which was approved by the court on February 7, 2000, but the time to appeal has yet to expire.

ANTITRUST MATTERS

     Goldman, Sachs & Co. is one of numerous financial services companies that have been named as defendants in certain purported class actions brought in the U.S. District Court for the Southern District of New York by purchasers of securities in public offerings, who claim that the defendants engaged in conspiracies in violation of federal antitrust laws in connection with these offerings. The plaintiffs in each instance seek treble damages as well as injunctive relief. One of the actions, which was commenced on August 21, 1998, alleges that the defendants have conspired to discourage or restrict the resale of securities for a period after the offerings, including by imposing "penalty bids". Defendants moved to dismiss the complaint in November 1998. The plaintiffs amended their complaint in February 1999, modifying their claims in various ways, including limiting the proposed class to retail purchasers of public offerings. On May 7, 1999, the defendants moved to dismiss the amended complaint.

     Several other actions were commenced, beginning on November 3, 1998, that allege that the defendants, many of whom are also named in the other action discussed above, have conspired to fix at 7% the discount that underwriting syndicates receive from issuers of shares in certain offerings. On March 15, 1999, the plaintiffs filed a consolidated amended complaint. The defendants moved to dismiss the consolidated amended complaint on April 29, 1999.

     Goldman, Sachs & Co. received a Civil Investigative Demand on April 29, 1999 from the U.S. Department of Justice requesting information with respect to its investigation of an alleged conspiracy among securities underwriters to fix underwriting fees.

     Hull Trading Co. L.L.C., an affiliate of The Goldman Sachs Group, Inc., is one of numerous market makers in listed equity options which have been named as defendants, together with five national securities exchanges, in a purported class action brought in the U.S. District Court for the Southern District of New York on behalf of persons who purchased or sold listed equity options. The consolidated class action complaint, filed on October 4, 1999 (which consolidated certain previously pending actions and added Hull Trading Co. L.L.C. and other market makers as defendants), generally alleges that the defendants engaged in a conspiracy to preclude the multiple listing of certain equity options on the exchanges and seeks treble damages under the antitrust laws as well as injunctive relief. On January 28, 2000, the defendants moved to dismiss the consolidated class action complaint.

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ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION

     Several former shareholders of Rockefeller Center Properties, Inc. brought purported class actions in the U.S. District Court for the District of Delaware and the Delaware Court of Chancery arising from the acquisition of Rockefeller Center Properties, Inc. by an investor group in July 1996. The defendants in the actions include, among others, Goldman, Sachs & Co., Whitehall Real Estate Partnership V, a fund advised by Goldman, Sachs & Co., a Goldman, Sachs & Co. managing director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning on November 15, 1996, and the state court action was filed on May 29, 1998.

     The complaints generally allege that the proxy statement disseminated to former Rockefeller Center Properties, Inc. stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.

     In a series of decisions, the federal district court granted summary judgment dismissing all the claims in the federal action. The plaintiffs appealed those rulings.

     On July 19, 1999, the U.S. Court of Appeals for the Third Circuit rendered its decision affirming in part and vacating in part the lower court's entry of summary judgment dismissing the action. With respect to the claim as to which summary judgment was vacated, the appellate court held that the district court had committed a procedural error in converting the defendants' motion to dismiss into a motion for summary judgment and remanded for the district court to reconsider that claim under appropriate standards applicable to motions to dismiss. Plaintiffs have since sought leave to amend the complaint as to the remanded claim. The defendants have moved to dismiss the remanded claim and are opposing the plaintiffs' motion to amend it further.

     The state action has been stayed pending disposition of the federal action.

REICHHOLD CHEMICALS LITIGATION

     Reichhold Chemicals, Inc. and Reichhold Norway ASA brought a claim on March 30, 1998 in the Commercial Court in London against Goldman Sachs International in relation to the plaintiffs' 1997 purchase of the polymer division of one of Goldman Sachs International's Norwegian clients, Jotun A/S. The plaintiffs claim that they overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.

     In November 1998, the Commercial Court granted Goldman Sachs
International's application for a stay of the action pending the outcome of arbitration proceedings between Reichhold Chemicals, Inc. and Reichhold Norway ASA, on the one hand, and Jotun A/S in Norway, on the other. That stay order was upheld by an appellate court on June 28, 1999.

MATTERS RELATING TO MUNICIPAL SECURITIES

     Goldman, Sachs & Co., together with a number of other firms active in the municipal securities area, has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by Goldman, Sachs & Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. Goldman, Sachs & Co. understands that certain municipal bond issuers to which Goldman, Sachs & Co. sold escrow securities have also received such inquiries.

     There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions by a private plaintiff on behalf of the United States and that Goldman, Sachs & Co., together with a number of other firms, is a named defendant in that action. The complaint was reportedly filed under seal while the government deter-

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mines whether it will pursue the claims directly.

     Goldman, Sachs & Co. is also one of many municipal underwriting firms that have been named as defendants in a purported class action brought on November 24, 1998 in the U.S. District Court for the Middle District of Florida by the Clerk of Collier County, Florida on behalf of municipal issuers which purchased escrow securities since October 1986 in connection with advance refundings. The amended complaint alleges that the securities were excessively "marked up" in violation of the Investment Advisers Act and Florida law, and that the defendants violated the federal antitrust laws in connection with the prices at which escrow securities were sold to municipal issuers. The complaint seeks to recover the difference between the actual and alleged "fair" prices of the escrow securities and to treble the alleged damages with respect to the antitrust claim. On October 29, 1999, the defendants moved to dismiss the complaint.

AMF SECURITIES LITIGATION

     The Goldman Sachs Group, L.P., Goldman, Sachs & Co. and a Goldman, Sachs & Co. managing director have been named as defendants in several purported class action lawsuits beginning on April 27, 1999 in the U.S. District Court for the Southern District of New York. The lawsuits, which have been consolidated, were brought on behalf of purchasers of stock of AMF Bowling, Inc. in an underwritten initial public offering of 15,525,000 shares of common stock in November 1997 at a price of $19.50 per share. Defendants are AMF Bowling, Inc., certain officers and directors of AMF Bowling, Inc. (including the Goldman, Sachs & Co. managing director), and the lead underwriters of the offering (including Goldman, Sachs & Co.). The consolidated amended complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory damages and/or rescission. The complaint asserts that The Goldman Sachs Group, L.P. and the Goldman, Sachs & Co. managing director are liable as controlling persons under the federal securities laws because certain funds managed by Goldman Sachs owned a majority of the outstanding common stock of AMF Bowling, Inc. and the managing director served as its chairman at the time of the offering. On December 22, 1999, the defendants moved to dismiss the complaint.

IRIDIUM SECURITIES LITIGATION

     Goldman, Sachs & Co. has been named as a defendant in two purported class action lawsuits commenced, beginning on May 26, 1999, in the U.S. District Court for the District of Columbia. These lawsuits were brought on behalf of purchasers of Class A common stock of Iridium World Communications, Ltd. in a January 1999 underwritten secondary offering of 7,500,000 shares of Class A common stock at a price of $33.40 per share, as well as in the secondary market. The defendants in the actions include Iridium, certain of its officers and directors, Motorola, Inc. (an investor in Iridium) and the lead underwriters in the offering, including Goldman, Sachs & Co.

     The complaints in both actions allege violations of the disclosure requirements of the federal securities laws and seek compensatory and/or rescissory damages. Goldman, Sachs & Co. underwrote 996,500 shares of common stock and Goldman Sachs International underwrote 320,625 shares of common stock for a total offering price of approximately $44 million.

     On August 13, 1999, Iridium World Communications, Ltd. filed for protection under the U.S. bankruptcy laws.

HUD LITIGATION

     In September 1999, Goldman, Sachs & Co. was notified by the civil division of the United States Attorney's Office for the District of Columbia that it is a named defendant, along with other unidentified entities, in a civil action brought by a private party in the U.S. District Court for the District of Columbia under the qui tam provisions of the federal False Claims Act in connection with certain auctions of competitive loans on behalf of the U.S. Department of Housing and Urban Development. Goldman, Sachs & Co. has not been provided with the complaint, which has
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been filed under seal, but has been informed that the complaint alleges, among other things, that (i) Goldman, Sachs & Co. and its bidding partners improperly directed approximately $4.7 billion of government-owned notes for prices below that which would have been obtained in full and fair competition, (ii) the U.S. Department of Housing and Urban Development's financial advisor in connection with such auctions provided Goldman, Sachs & Co. and its bidding partners with information not available to competing bidders relating to the details of competing bids, the value of the assets being sold and the structure of the sales, and (iii) in one instance, Goldman, Sachs & Co. and its bidding partners were awarded assets despite not being the highest bidder. Pursuant to the False Claims Act, the complaint remains under seal pending the government's investigation and consideration as to whether to intervene in the action. The complaint does not state a monetary amount of damages. Under the False Claims Act, any damage award could be trebled.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning our directors and executive officers:

NAME                             AGE                          POSITION
----                             ---                          --------
Henry M. Paulson, Jr.            53       Director, Chairman and Chief Executive Officer
Robert J. Hurst                  54       Director and Vice Chairman
John A. Thain                    44       Director, President and Co-Chief Operating
                                            Officer
John L. Thornton                 46       Director, President and Co-Chief Operating
                                            Officer
Sir John Browne                  51       Director
John H. Bryan                    63       Director
James A. Johnson                 56       Director
Ruth J. Simmons                  54       Director
John L. Weinberg                 75       Director
Robert J. Katz                   52       General Counsel and Executive Vice President
Gregory K. Palm                  51       General Counsel and Executive Vice President
Leslie C. Tortora                43       Chief Information Officer and Executive Vice
                                            President
David A. Viniar                  44       Chief Financial Officer and Executive Vice
                                            President
Barry L. Zubrow                  46       Chief Administrative Officer and Executive Vice
                                            President

                            ------------------------

     Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each director and executive officer follows.

     Mr. Paulson has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its Chairman and Chief Executive Officer since May 1999. He was Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. from June 1998 to May 1999 and served as Chief Operating Officer from December 1994 to June 1998. From December 1990 to November 1994, he was Co-Head of Investment Banking. Mr. Paulson is a member of the Board of Directors of the New York Stock Exchange. He is also Chairman of the Board of Directors of the Peregrine Fund, Inc. and Co-Chairman of the Asia/Pacific Council of The Nature Conservancy. Mr. Paulson also serves on the Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University, is a member of the Board of Directors of the Associates of Harvard Business School and is Chairman of the Advisory Board of the Tsinghua University School of Economics and Management.

     Mr. Hurst has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its Vice Chairman since May 1999. He was Vice Chairman of The Goldman Sachs Group, L.P. from February 1997 to May 1999 and served as Head or Co-Head of Investment Banking from December 1990 to November 1999. He is also a director of VF Corporation and IDB Holding Corporation Ltd. Mr. Hurst is a member of the Board of Overseers of the Wharton School. He is also a member of the Council on Foreign Relations and a member of the Committee for Economic Development. He is Chairman of the Board of the Jewish Museum and a Trustee and Vice President of the Whitney Museum of American Art.

     Mr. Thain has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its President and Co-Chief Operating Officer since May 1999. He was President of The Goldman Sachs Group, L.P. from March 1999 to May 1999 and Co-Chief Operating Officer from January 1999 to May 1999. From December 1994 to March 1999, he served as Chief Financial Officer and Head of Operations, Technology and Finance, the predecessor to the current Operations, Finance &

Resources and Information Technology divisions. From July 1995 to September 1997, he was also Co-Chief Executive Officer for European Operations. In 1990, Mr. Thain transferred from the Fixed Income Division, where he established and served as Co-Head of the Mortgage Securities Department, to Operations, Technology and Finance to assume responsibility for Controllers and Treasury. Mr. Thain is also a member of the Federal Reserve Bank of New York's International Capital Markets Advisory Committee, a member of the INSEAD -- U.S. National Advisory Board, and a member of the Dean's Advisory
Council -- MIT/Sloan School of Management.

     Mr. Thornton has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its President and Co-Chief Operating Officer since May 1999. He was President of The Goldman Sachs Group, L.P. from March 1999 to May 1999 and Co-Chief Operating Officer from January 1999 to May 1999. From August 1998 until January 1999, he had oversight responsibility for International Operations. From September 1996 until August 1998, he was Chairman, Goldman Sachs -- Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was Co-Chief Executive Officer for European Operations. From 1994 to 1995, he was Co-Head of Investment Banking in Europe and from 1992 to 1994 was Head of European Investment Banking Services. Mr. Thornton is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley Holdings PLC and the Pacific Century Group, Inc. In addition, he is a member of the Council on Foreign Relations, the Hotchkiss School Board of Trustees, the Asia Society Board of Trustees, the Yale University Investment Committee and the Advisory Board of the Yale School of Management.

     Sir John Browne has been a director of The Goldman Sachs Group, Inc. since May 1999. He has been Group Chief Executive of BP Amoco p.l.c. since January 1999. He was Group Chief Executive of The British Petroleum Company from 1995 to 1999, having served as a Managing Director since 1991. Sir John is also a director of the Intel Corporation, a member of the supervisory board of DaimlerChrysler AG and a trustee of the British Museum.

     Mr. Bryan has been a director of The Goldman Sachs Group, Inc. since November 1999. He has been Chairman of the Board and Chief Executive Officer of Sara Lee Corporation since 1976. He is a director of Bank One Corporation, BP Amoco p.l.c. and General Motors Corporation. Mr. Bryan is a past Chairman and a director of the Grocery Manufacturers of America, Inc., a member of The Business Council and the Business Roundtable and a director and past national Chairman of the Business Committee for the Arts. He is a past Chairman of Catalyst and a trustee of the University of Chicago, Chairman of the Board of Trustees of The Art Institute of Chicago and former Chairman of the Chicago Council on Foreign Relations.

     Mr. Johnson has been a director of The Goldman Sachs Group, Inc. since May 1999. Mr. Johnson is Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January through December 1999, he was Chairman of the Board of Directors of Fannie Mae. He was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through December 1998. Mr. Johnson is also a director of the Cummins Engine Company, Dayton Hudson Corporation, United Health Group and Kaufman and Broad Home Corporation, Chairman of the John F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution.

     Dr. Simmons has been a director of The Goldman Sachs Group, Inc. since January 2000. She has been President since 1995 of Smith College, a private liberal arts college for women located in Northampton, Massachusetts. She was Vice Provost of Princeton University from 1992 to 1995 and Provost of Spelman College from 1990 to 1991. Dr. Simmons is a director of Metropolitan Life Insurance Company, Pfizer Inc. and Texas Instruments Inc., a member of The Conference Board, a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. She is a member of the Advisory Council to the Bill and Melinda Gates Millennium Scholars Foundation.

     Mr. Weinberg has been a director of The Goldman Sachs Group, Inc. since May 1999. He was Senior Chairman of The Goldman Sachs Group, L.P. from December 1990 to May 1999. From 1984 to 1990, he was Senior Partner and Chairman of Goldman, Sachs & Co. and (from its inception in May 1989) of The Goldman Sachs Group, L.P. From 1976 to 1984, he served both as Senior Partner and Co-Chairman of Goldman, Sachs & Co. Mr. Weinberg is also a director of Knight-Ridder, Inc., Providian Financial Corp. and Tricon Global Restaurants, Inc. He is a member of The Conference Board, the Council on Foreign Relations and The Business Council, and is a fellow of the American Academy of Arts and Sciences. Mr. Weinberg is a Life Governor of The New York-Presbyterian Hospital.

     Mr. Katz has been General Counsel, Secretary to the Board of Directors and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999. He was General Counsel of The Goldman Sachs Group, L.P. or its predecessor from 1988 to May 1999. From 1980 to 1988, Mr. Katz was a partner in Sullivan & Cromwell. Mr. Katz is Chairman-elect of the Board of Trustees of Horace Mann School, a member of the University Council and of the College of Arts and Sciences, Advisory Council of Cornell University, a Trustee of Prep for Prep, a Trustee emeritus of the Allen-Stevenson School and a member of the National Campaign Board of the Shoah Foundation.

     Mr. Palm has been General Counsel and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999. He was General Counsel of The Goldman Sachs Group, L.P. from 1992 to May 1999. He has senior oversight responsibility for Legal, Compliance and Management Controls, and is Co-Chairman of the Global Compliance and Control Committee. Mr. Palm also is a member of the American Law Institute and the Legal Advisory Committee of the New York Stock Exchange. From 1982 to 1992, Mr. Palm was a partner in Sullivan & Cromwell.

     Ms. Tortora has been Chief Information Officer and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999 and has been Head of Information Technology since March 1999. She was Chief Information Officer of The Goldman Sachs Group, L.P. from March 1999 to May 1999. She headed Goldman Sachs' global technology efforts from 1994 to March 1999. Prior to joining Goldman Sachs in 1994, she was a director of Technical Services at General Electric Company.

     Mr. Viniar has been Chief Financial Officer and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999 and has been Co-Head of Operations, Finance and Resources since March 1999. He was Chief Financial Officer of The Goldman Sachs Group, L.P. from March 1999 to May 1999. From July 1998 until March 1999, he was Deputy Chief Financial Officer and from 1994 until July 1998, he was Head of Finance, with responsibility for Controllers and Treasury. From 1992 to 1994, Mr. Viniar was Head of Treasury and immediately prior to then was in the Structured Finance Department of Investment Banking. Mr. Viniar is a member of the Board of Trustees of Children's Aid and Family Services, and serves on the Board of Trustees of Union College.

     Mr. Zubrow has been Chief Administrative Officer and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999 and has been Co-Head of Operations, Finance and Resources since March 1999. He was Chief Administrative Officer of The Goldman Sachs Group, L.P. from March 1999 to May 1999. From 1994 until then, he was chief credit officer and Head of the Credit Department. From 1992 to 1994, Mr. Zubrow was Head of the Midwest Group in the Corporate Finance Department of Investment Banking. Mr. Zubrow is a Vice-Chairman of the Board of Managers of Haverford College. He is also a member of the Board of Directors of the Juvenile Law Center and a member of the Visiting Committee of The Law School of the University of Chicago.

     There are no family relationships among any directors or executive officers of Goldman Sachs.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

     Our charter provides for a classified board of directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of shareholders, the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of shareholders. Messrs. Thain and Thornton and Dr. Simmons are members of Class I, Sir John Browne and Messrs. Johnson and John L. Weinberg are members of Class II and Messrs. Bryan, Hurst and Paulson are members of Class III. Beginning in 2000, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

     Our board of directors meets at least quarterly.

DIRECTOR COMPENSATION

     Directors who are not employees of or advisors to Goldman Sachs or an affiliate receive the annual retainer and committee and meeting fees as follows:

Annual Retainer...................  $35,000
Committee Chair (in addition to
  Committee Member Fee)...........  $10,000
Committee Member..................  $15,000
Attendance at Board or Committee
  Meeting.........................  $ 1,000
Annual Restricted Stock Unit Grant
  (beginning in 2000) (number of
  units)..........................    2,000

     For the 1999 calendar year, the annual retainer was payable in our common stock and the committee fees were payable at the election of the non-employee director in either cash or common stock; all of the non-employee directors elected to receive common stock. Beginning with the 2000 calendar year, the annual retainer and the committee fees will be paid in fully vested restricted stock units issued under our 1999 stock incentive plan, based upon the closing sales price of the common stock as of the dates on which the annual retainer or committee fees would otherwise be paid, unless we elect to pay cash instead. The meeting fees are payable in cash. Each non-employee director was also awarded an initial grant of 3,000 fully vested restricted stock units under our 1999 stock incentive plan upon becoming a director, and, as indicated in the table above, has been awarded an additional grant of 2,000 such restricted stock units in 2000. Restricted stock units awarded to non-employee directors generally will provide for delivery of the underlying shares of common stock on the last business day in May in the year following the non-employee director's retirement from the board.

     Directors who are also employees of or advisors to Goldman Sachs or an affiliate receive no compensation for serving as a director of Goldman Sachs.

     Mr. John L. Weinberg provides senior advisory services to Goldman Sachs, receives annual compensation of $2 million and participates in various employee benefit plans. The agreement under which Mr. Weinberg performs these services expires November 24, 2000, unless earlier terminated on 90-days' notice.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has an Audit Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. Sir John Browne, Messrs. John H. Bryan and James A. Johnson, and Dr. Simmons are the current members of our Audit Committee. Our Audit Committee, chaired by Sir John Browne, is responsible for recommending for approval by our board of directors a firm of independent auditors whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed. The Audit Committee, among other things, also monitors the activities of our internal auditors and our independent accountants, reviews the results and scope of the audit services provided by our independent auditors and reviews the results of the internal and external audit work to assess the adequacy and appropriateness of our financial and accounting controls.

     Our board of directors also has a Compensation Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. Sir John Browne, Messrs. John H. Bryan and James A. Johnson, and Dr. Simmons are the current members of our Compensation Committee. Our Compensation Committee, chaired by Mr. Johnson, is responsible for reviewing and approving compensation levels for all of our senior executives. The Compensation Committee is also responsible for overseeing the committees appointed by our board of directors to administer our 1999 stock incentive plan, our partner compensation plan and our defined contribution plan.

     Our board of directors does not have a nominating committee.

     Our board of directors may from time to time establish other committees to facilitate the management of Goldman Sachs.

                             EXECUTIVE COMPENSATION

     The following table sets forth for the period May 7, 1999, the date of completion of our initial public offering, through the end of fiscal 1999, the compensation for such period for Goldman Sachs' chief executive officer and for each of the five most highly compensated executive officers of Goldman Sachs, other than the chief executive officer, serving as executive officers at the end of fiscal 1999. These six persons are referred to collectively as the "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                         ANNUAL COMPENSATION        Awards(c)
                                       -----------------------   ----------------
                                                                 RESTRICTED STOCK      ALL OTHER
EXECUTIVE                      YEAR    SALARY(B)      BONUS        UNIT AWARDS      Compensation(d)
---------                      ----    ---------      -----      ----------------   ---------------
Henry M. Paulson, Jr.........  1999    $300,000    $16,062,153      $8,828,701          $ 8,332
  Director, Chairman and       1998(a)
  Chief Executive Officer

John A. Thain................  1999    $300,000    $13,755,986      $7,513,538          $20,077
  Director, President and      1998(a)
  Co-Chief Operating Officer

John L. Thornton.............  1999    $300,000    $13,755,986      $7,513,538          $20,119
  Director, President and      1998(a)
  Co-Chief Operating Officer

Robert J. Hurst..............  1999    $300,000    $12,248,193      $6,644,391          $11,778
  Director and Vice Chairman   1998(a)

Leslie C. Tortora............  1999    $300,000    $ 7,347,523      $3,840,035          $20,077
  Chief Information Officer

David A. Viniar..............  1999    $300,000    $ 7,347,523      $3,840,035          $20,077
  Chief Financial Officer

---------------
(a) We previously reported aggregate compensation for the fiscal year ended November 27, 1998 for the following named executive officers: Mr.
    Paulson -- $12,700,000; Mr. Hurst -- $11,300,000; Mr. Thain -- $11,200,000;
    and Mr. Thornton -- $9,900,000. We also reported aggregate compensation of $12,800,000 for fiscal 1998 for Jon S. Corzine, who served as Co-Chairman and Co-Chief Executive Officer of The Goldman Sachs Group, L.P. during fiscal 1998 to January 1999. This compensation did not include that portion of each such person's total partnership return from The Goldman Sachs Group, L.P. in fiscal 1998 attributable to a return on his share of invested capital or to his share of the income from investments made by The Goldman Sachs Group, L.P. in prior years that was allocated to the individuals who were partners in those years. The return on invested capital for each such person was determined using a rate of 12%, the actual fixed rate of return that was paid in fiscal 1998 to The Goldman Sachs Group, L.P.'s retired limited partners on their long-term capital.

                                         (Footnotes continued on following page)

(b) Salary for a full fiscal year for each named executive officer is $600,000. The salary for fiscal 1999 has been adjusted to reflect the salary actually paid to the named executive officers for the period that Goldman Sachs was a public company in fiscal 1999.

(c) The value of the restricted stock units shown in the table was determined by multiplying the number of restricted stock units awarded to each named executive officer by the closing price-per-share of common stock on the New York Stock Exchange on November 26, 1999, the date the restricted stock units were granted ($77.3125). The number of restricted stock units awarded to each named executive officer was determined by dividing a dollar amount determined for each named executive officer pursuant to a formula based on the named executive officer's total compensation by the average of the closing price-per-share of the common stock on the New York Stock Exchange over the ten trading-day period up to and including the last day of the fiscal year ($79.21). The dollar amounts on which the awards of restricted stock units to the named executive officers were based and the number of restricted stock units awarded were: Mr. Paulson -- $9,045,374 (114,195 restricted stock units); Mr. Thain -- $7,697,921 (97,184 restricted stock units); Mr. Thornton -- $7,697,921 (97,184 restricted stock units); Mr. Hurst -- $6,807,453 (85,942 restricted stock units); Ms.
    Tortora -- $3,934,220 (49,669 restricted stock units); Mr.
    Viniar -- $3,934,220 (49,669 restricted stock units). Each restricted stock unit generally constitutes an unfunded, unsecured promise to deliver a share of common stock in January 2004 (although delivery may be accelerated in certain circumstances). 50% of the restricted stock units granted to the named executive officers were vested when they were granted and the remaining 50% will vest ratably over the next four years (although vesting may be accelerated in certain circumstances). In general, non-vested restricted stock units are forfeited on termination of employment, except in limited cases such as retirement. All restricted stock units, whether or not vested, may be forfeited if the holder's employment is terminated for "cause" and in certain other circumstances. Each restricted stock unit includes a "dividend equivalent right", pursuant to which the holder of the restricted stock unit is entitled to receive with respect to each restricted stock unit an amount equal to any ordinary cash dividends paid to the holder of a share of common stock approximately when such dividends are paid to shareholders.

(d) Includes contributions of $2,500 on behalf of each named executive officer to The Employees' Profit Sharing Retirement Income Plan, contributions to the Money Purchase Pension Plan and a premium paid in respect of Term Life Insurance. The Money Purchase Pension Plan contribution and the Term Life Insurance premium are respectively listed as follows: Mr. Paulson -- $5,646, $186; Mr. Thain -- $17,500, $77; Mr. Thornton -- $17,500, $119; Mr.
    Hurst -- $9,092, $186; Ms. Tortora -- $17,500, $77; and Mr.
    Viniar -- $17,500, $77.

                             ----------------------

     In addition to the amounts disclosed in the table above, each of Messrs. Paulson, Hurst, Thain, Thornton and Viniar and Ms. Tortora has accrued benefits under the employees' pension plan entitling him or her to receive annual benefits upon retirement at age 65 of $10,533, $10,533, $7,074, $11,801, $6,906
and $3,744, respectively. These benefits had accrued prior to November 1992, and none of the named executive officers has earned additional benefits under the pension plan since November 1992.

     Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers.

                         EMPLOYMENT, NONCOMPETITION AND
                               PLEDGE AGREEMENTS

     In connection with our initial public offering, we entered into employment agreements with each profit participating limited partner who continued as a managing director and pledge agreements and agreements relating to noncompetition and other covenants with all of the managing directors who were profit participating limited partners, whether or not they retired, including, in both cases, each managing director who is a member of our board of directors or is an executive officer.

     The following are descriptions of the material terms of the employment, noncompetition and pledge agreements with the managing directors who were profit participating limited partners. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the form of each agreement. See "Available Information".

EMPLOYMENT AGREEMENTS

     Each employment agreement has an initial term extending through November 24, 2000 (thereafter no set term), requires each continuing managing director who was a profit participating limited partner to devote his or her entire working time to the business and affairs of Goldman Sachs and generally may be terminated at any time for any reason by either that managing director or Goldman Sachs on 90 days' prior written notice.

     Goldman Sachs entered into similar employment agreements with all other managing directors, except that they have no set term.

NONCOMPETITION AGREEMENTS

     Each noncompetition agreement provides as follows:

     CONFIDENTIALITY. Each managing director who was a profit participating limited partner is required to protect and use "confidential information" in accordance with the restrictions placed by Goldman Sachs on its use and disclosure.

     NONCOMPETITION. During the period ending 12 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not:

- form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

- associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity that had a relationship to that managing director's activities at Goldman Sachs.

When we refer to a "competitive enterprise", we are referring to any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged.

     NONSOLICITATION. During the period ending 18 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not, directly or indirectly, in any manner:

- solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with Goldman Sachs, to transact business with a competitive enterprise or reduce or refrain from doing any business with Goldman Sachs;

- interfere with or damage any relationship between Goldman Sachs and any client or prospective client; or

- solicit any employee of Goldman Sachs to apply for, or accept employment with, any competitive enterprise.

     TRANSFER OF CLIENT RELATIONSHIPS. Each managing director who was a profit participating limited partner is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by Goldman Sachs during a 90-day cooperation period to maintain for Goldman Sachs the business, goodwill and business relationships with Goldman Sachs' clients with which he or she worked.

     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition or nonsolicitation provisions prior to May 2004, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each managing director who initially served on the board of directors, the Management Committee or the Partnership Committee of Goldman Sachs is $15 million, and the amount of liquidated damages for each other managing director who was a profit participating limited partner is $10 million. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any noncompetition or nonsolicitation provisions contained in those awards.

PLEDGE AGREEMENT

     The liquidated damages provisions of each noncompetition agreement are secured by a pledge of stock or other assets with an initial value equal to 100% of the applicable liquidated damages amount.

     Each pledge agreement will terminate on the earliest to occur of:

- the death of the relevant managing director;

- the expiration of the 24-month period following the termination of the employment of the relevant managing director; or

- May 2004.

NONEXCLUSIVITY AND ARBITRATION

     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that Goldman Sachs may be entitled to for a breach of a noncompetition agreement and, after the termination of the pledge agreement, Goldman Sachs will be entitled to all available remedies for a breach of a noncompetition agreement.

     The employment, noncompetition and pledge agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                  THE EMPLOYEE INITIAL PUBLIC OFFERING AWARDS

BACKGROUND

     In connection with our initial public offering, we provided awards to our employees and a limited number of consultants and advisors, other than managing directors who were profit participating limited partners, in one or more of the following forms:

- substantially all employees received a grant of restricted stock units awarded based on a formula with respect to an aggregate of 30,025,946 shares of common stock;

- certain senior employees, principally managing directors who were not profit participating limited partners, were selected to participate in the defined contribution plan described below, to which Goldman Sachs made an initial irrevocable contribution of 12,555,866 shares of common stock;

- certain employees received a grant of restricted stock units awarded on a discretionary basis with respect to an aggregate of 33,292,869 shares of common stock; and

- certain employees received a grant of options to purchase shares of common stock awarded on a discretionary basis with respect to an aggregate of 40,127,592 shares of common stock.

     The restricted stock units awarded to employees on a discretionary and a formula basis confer only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of Goldman Sachs until the common stock underlying such award is delivered. While these restricted stock units are outstanding, amounts equal to regular cash dividends that would have been paid on the common stock underlying these units if the common stock had been actually issued are paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts are recorded as compensation expense since the underlying shares of common stock have not been issued.

     Any shares of common stock acquired by a managing director pursuant to the awards will be subject to the shareholders' agreement described in "Certain Relationships and Related Transactions -- Shareholders' Agreement".

     See Note 10 to the consolidated financial statements included elsewhere in this prospectus for further information regarding these awards.

CHANGE IN CONTROL

     If a change in control occurs and within 18 months thereafter a grantee's or participant's employment is terminated by Goldman Sachs other than for cause (as defined in the applicable award agreement) or the grantee or participant terminates employment for good reason (as defined in the applicable award agreement):

- the common stock underlying any outstanding restricted stock units will be delivered;

- any outstanding unexercised options to purchase shares of common stock will become exercisable; and

- under the defined contribution plan, any unvested portion of the common stock attributable to the initial contribution by Goldman Sachs to the defined contribution plan will vest and be distributed.

     "Change in control" means the consummation of a business combination involving The Goldman Sachs Group, Inc., unless immediately following the business combination, either:

- at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of The Goldman Sachs Group, Inc. that were outstanding immediately prior to the transaction; or

- at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were incumbent directors (including directors whose election or nomination was approved by the incumbent directors) of The Goldman Sachs Group, Inc. at the time of the board of directors' approval of the execution of the initial agreement providing for the transaction.

THE STOCK INCENTIVE PLAN

     The following is a description of the material terms of the 1999 stock incentive plan. See also Note 10 to the consolidated financial statements included elsewhere in this prospectus for further information regarding the stock incentive plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the stock incentive plan. See "Available Information".

     TYPES OF AWARDS. The stock incentive plan provides for grants of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     SHARES SUBJECT TO THE STOCK INCENTIVE PLAN; OTHER LIMITATIONS ON
AWARDS. Subject to adjustment as described below, the total number of shares of common stock of The Goldman Sachs Group, Inc. that may be issued under the stock incentive plan through its fiscal year ending in 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed five percent (5%) of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. These shares may be authorized but unissued common stock or authorized and issued common stock held in Goldman Sachs' treasury or otherwise acquired for the purposes of the stock incentive plan. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of common stock, if shares of common stock are surrendered or withheld from any award to satisfy a grantee's income tax or other withholding obligations, or if shares of common stock owned by a grantee are tendered to pay the exercise price of awards, then such shares will again become available under the stock incentive plan. No more than 200,000,000 shares of common stock may be available for delivery in connection with the exercise of incentive stock options. The maximum number of shares of common stock with respect to which options or stock appreciation rights may be granted to an individual grantee in 2000 is 3,850,000 shares of common stock and, in each fiscal year that follows, is 110% of the maximum number of shares of common stock applicable for the preceding fiscal year.

     Our Stock Incentive Plan Committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the stock incentive plan for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Stock Incentive

Plan Committee determines affects our capitalization.

     ELIGIBILITY. Awards may be made to any director, officer or employee of Goldman Sachs, including any prospective employee, and to any consultant or advisor to Goldman Sachs selected by the Stock Incentive Plan Committee.

     ADMINISTRATION. The Stock Incentive Plan Committee, consisting of Messrs. Paulson, Hurst, Thain and Thornton, administers the stock incentive plan. Our Compensation Committee oversees the Stock Incentive Plan Committee and makes awards to our executive officers.

     The Stock Incentive Plan Committee has the authority to construe, interpret and implement the stock incentive plan, and prescribe, amend and rescind rules and regulations relating to the stock incentive plan. The determination of the Stock Incentive Plan Committee on all matters relating to the stock incentive plan or any award agreement is final and binding.

     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The Stock Incentive Plan Committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock from Goldman Sachs (at the price set forth in the award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the Stock Incentive Plan Committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a shareholder of The Goldman Sachs Group, Inc. with respect to shares subject to their award until the issuance of the shares.

     RESTRICTED STOCK. The Stock Incentive Plan Committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the Stock Incentive Plan Committee may include in the award agreement.

     RESTRICTED STOCK UNITS. The Stock Incentive Plan Committee may grant restricted stock units in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of The Goldman Sachs Group, Inc. until the common stock underlying the restricted stock units is delivered.

     OTHER EQUITY-BASED AWARDS. The Stock Incentive Plan Committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. These awards may involve the transfer of actual shares of common stock, or the payment in cash or otherwise of amounts based on the value of shares of common stock, and may include awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

     CHANGE IN CONTROL. The Stock Incentive Plan Committee may provide in any award agreement for provisions relating to a change in control of The Goldman Sachs Group, Inc. or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

     DIVIDEND EQUIVALENT RIGHTS. The Stock Incentive Plan Committee may, in its discretion, include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of common stock covered by such award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the award agreement or approved by the Stock Incentive Plan Committee, no award or right granted to any person under the stock incentive plan is assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights are exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

     AMENDMENT AND TERMINATION. Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise or amend the stock incentive plan and the Stock Incentive Plan Committee may amend the terms of any award in any respect.

THE DEFINED CONTRIBUTION PLAN

     The defined contribution plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following is a description of the material terms of the defined contribution plan. See also Note 9 to the consolidated financial statements, included elsewhere in this prospectus, for further information regarding the defined contribution plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the defined contribution plan. See "Available Information".

     ELIGIBILITY AND PARTICIPATION. Our board of directors or the Defined Contribution Plan Committee, a committee appointed by our board of directors, select the employees to participate in the defined contribution plan.

     CONTRIBUTIONS. Goldman Sachs made an initial irrevocable contribution to the Defined Contribution Plan Trust, the trust underlying the defined contribution plan, of 12,555,866 shares of common stock simultaneously with the consummation of our initial public offering. Goldman Sachs may contribute additional shares of common stock or cash to the Defined Contribution Plan Trust from time to time in its sole discretion. We made an additional contribution of 111,181 shares of common stock in calendar year 1999, and we currently intend to make ongoing contributions to the defined contribution plan.

     ALLOCATION OF CONTRIBUTIONS. Each participant has an account in his or her name. There is also a separate, unallocated account to which any forfeitures of common stock are credited pending reallocation to participants. The Defined Contribution Plan Committee designates the number of shares of common stock allocable to the account of each participant. Any common stock remaining in the unallocated account as of the last day of each plan year due to forfeitures and any distributions received on common stock credited to the unallocated account will be reallocated among the accounts of participants who are employed by Goldman Sachs on the last day of each plan year pro rata to each such participant's share of Goldman Sachs contributions, for that plan year, or on such other formulaic basis as the Defined Contribution Plan Committee may determine.

     VOTING AND TENDERING OF COMMON STOCK. Shares of common stock allocated to participants who are parties to the shareholders' agreement referred to below will be voted in accordance with the shareholders' agreement and will be tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participants if the transfer restrictions under the shareholders' agreement are waived (and will not be tendered if the transfer restrictions are not waived). See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions. Any shares of common stock allocated to accounts of participants who are not subject to the shareholders' agreement will be voted and tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participant. Shares held in participants' accounts with respect to which the trustee of the Defined Contribution Plan Trust does not receive voting or tendering directions will not be voted or tendered.

     Shares of common stock held in the unallocated account will be voted or tendered by the trustee in the same proportion as the shares of common stock allocated to participants' accounts with respect to which voting or tendering instructions are received.

     DIVIDENDS. Any cash dividends on shares of common stock allocated to a participant's account are distributed to each participant after the end of the calendar quarter in which such dividend is received.

     VESTING AND DISTRIBUTION. With respect to the initial contribution of common stock to the defined contribution plan, the right to receive shares of common stock allocated to a participant's account generally will become vested, and the common stock generally will be distributable, in equal installments in June 2002, June 2003 and June 2004 if the participant satisfies certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for termination due to death or following a change in control.

     With respect to contributions to the defined contribution plan (other than the initial contribution), the Defined Contribution Plan Committee may determine the dates on which the right to receive common stock (or cash) allocated to a participant's account will vest and be distributable.

     ADMINISTRATION OF THE DEFINED CONTRIBUTION PLAN. The defined contribution plan is administered by the Defined Contribution Plan Committee, consisting of Messrs. Paulson, Hurst, Thain and Thornton. Our Compensation Committee oversees the Defined Contribution Plan Committee and makes awards to our executive officers.

     AMENDMENTS. Subject to limitations with respect to contributions previously made to the defined contribution plan, our board of directors reserves the right to modify, alter, amend or terminate the defined contribution plan or the Defined Contribution Plan Trust. No modification or amendment of the defined contribution plan may be made which would cause or permit any part of the assets of the Defined Contribution Plan Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Defined Contribution Plan Trust to revert to or become the property of Goldman Sachs.

     LIMIT ON LIABILITY. All distributions under the defined contribution plan are paid or provided solely from the assets of the Defined Contribution Plan Trust and Goldman Sachs has no responsibility or liability to any participant or beneficiary relating to the common stock or other assets of the Defined Contribution Plan Trust. The agreement establishing the Defined Contribution Plan Trust provides that no creditor of Goldman Sachs will have any rights to the assets of the Defined Contribution Plan Trust.

                         THE PARTNER COMPENSATION PLAN

OVERVIEW

     To perpetuate the sense of partnership and teamwork that exists among our senior professionals, and to reinforce the alignment of employee and shareholder interests, our board of directors adopted a partner compensation plan for the purpose of compensating senior professionals. The partner compensation plan is administered by the Partner Compensation Plan Committee, consisting of Messrs. Paulson, Hurst, Thain and Thornton. Our Compensation Committee oversees the Partner Compensation Plan Committee.

     Individuals are selected to participate in the partner compensation plan for a one- or two-fiscal year cycle. Upon selection to the partner compensation plan, participants are allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool is established by the Partner Compensation Plan Committee annually, taking into account our results of operations and other measures of financial performance. The Partner Compensation Plan Committee may also retain an unallocated percentage of the pool that it may allocate among participants at fiscal year end in its sole discretion. By linking the participant's annual bonus payments to our results as a whole, as opposed to the results of any participant's individual business unit, we believe it provides additional incentives for teamwork. Further, we believe that the tying of the bonus payments to overall financial results more closely aligns the interests of the participants with our shareholders. Finally, we believe that the retention of a percentage of the pool for allocation among participants at fiscal year end in amounts determined at the sole discretion of the Partner Compensation Plan Committee provides appropriate compensation flexibility.

     The following is a description of the material terms of the partner compensation plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the partner compensation plan. See "Available Information".

ELIGIBILITY AND PARTICIPATION

     Consistent with our historical practice of partnership elections, the initial cycle is through the end of fiscal 2000. The participants in this initial cycle consist of the continuing managing directors who were profit participating limited partners. Prior to the one- or two-fiscal year cycle commencing with fiscal 2001, and on or before each succeeding cycle, the Partner Compensation Plan Committee will determine the participants in the partner compensation plan. Individual participants may also be added from time to time outside the annual or biennial selection process.

DETERMINATION OF SALARY AND BONUS

     The aggregate amount of compensation to be included in the partner compensation plan for each fiscal year is determined by the Partner Compensation Plan Committee, taking into account measures of our financial performance it deems appropriate, including, but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price, earnings available to common shareholders and ratio of compensation and benefits to net revenues.

     Prior to the commencement of the first fiscal year in any one- or two-fiscal year cycle, the Partner Compensation Plan Committee determines both the salaries of and the percentage of the partner compensation plan pool that may be allocable to any particular participant. (This determination was made prior to the consummation of our initial public offering in the case of the initial cycle.) The percentage allocated to any particular participant is expected to be applicable for each fiscal year within the applicable cycle. Any remaining portion of the partner compensation plan pool not so allocated is allocated to individual participants at the end of the fiscal year in amounts determined by the Partner Compensation Plan Committee.

     Amounts payable under the partner compensation plan are satisfied in cash or as awards under the stock incentive plan, as determined by the Partner Compensation Plan Committee and recommended to the Stock Incentive Plan Committee.

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

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of January 21, 2000 certain information regarding the beneficial ownership of our common stock by:

- each person who is known to Goldman Sachs to be the beneficial owner of more than 5% of our common stock;

-  each director and named executive officer of Goldman Sachs; and

-  all directors and executive officers of Goldman Sachs as a group.

     For purposes of this table, information as to the shares of common stock is calculated based on 441,429,384 shares of common stock outstanding as of January 21, 2000. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. As a result, this table excludes shares of common stock underlying the restricted stock units awarded to our executive officers as described under "Management -- Executive Compensation". For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                               SHARES BENEFICIALLY
                                                                   OWNED AS OF
                                                               JANUARY 21, 2000(1)
                                                              ----------------------
NAME                                                            NUMBER       PERCENT
----                                                            ------       -------
5% Shareholders:
  Parties to Shareholders' Agreement........................  275,764,110(2)  62.5%
     c/o The Goldman Sachs Group, Inc.
     85 Broad Street
     New York, New York 10004
  Kamehameha Activities Association(3)......................   21,975,421      5.0
  Sumitomo Bank Capital Markets, Inc.(4)....................   21,425,052      4.9
Directors and named executive officers:
  Henry M. Paulson, Jr.(5)..................................    3,943,939        *
  Robert J. Hurst(5)........................................    3,769,357        *
  John A. Thain(5)..........................................    3,050,659        *
  John L. Thornton(5).......................................    2,969,389        *
  Sir John Browne(6)........................................        5,535        *
  John H. Bryan(6)..........................................        8,053        *
  James A. Johnson(6).......................................        7,535        *
  Ruth J. Simmons(6)........................................        5,000        *
  John L. Weinberg(7).......................................      444,444        *
  Leslie C. Tortora(5)......................................    1,726,550        *
  David A. Viniar(5)........................................    1,649,902        *
All directors and executive officers as a group
  (14 persons)(8)...........................................   23,977,212      5.4

---------------
 *  Less than 1% of the outstanding shares of common stock.

(1) Except as discussed in footnotes (5), (7) and (8) below, all directors, named executive officers and other executive officers have sole voting power and sole dispositive power over all shares of common stock beneficially owned by them. No individual director, named executive officer or other executive officer beneficially owned in excess of 1% of the outstanding common stock.

(2) Each party to the shareholders' agreement referred to below disclaims beneficial ownership of the shares subject to the shareholders' agreement held by any other party to the agreement and disclaims beneficial ownership of the 21,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock owned by Sumitomo Bank Capital Markets, Inc. and the 21,975,421 shares of common stock owned by Kamehameha Activities Association, which amounts have been excluded from the amount set forth above. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" and
    " -- Voting Agreement" for a discussion of the shareholders' agreement and the voting agreement. 273,584,282 of the shares of common stock that are subject to the shareholders' agreement are entitled to vote in the preliminary vote described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Voting".

    Sumitomo Bank Capital Markets, Inc. in the ordinary course of business enters into derivative contracts and other transactions with Goldman Sachs. These contracts and other transactions are negotiated on an arm's-length basis and contain customary terms and conditions.

(3) This information has been derived from Amendment No. 1 to the Schedule 13D of Kamehameha Activities Association filed with the SEC on December 22, 1999. 567 South King Street, Suite 150, Honolulu, Hawaii 96813. Kamehameha Activities Association in the ordinary course of business is an investor in a number of Goldman Sachs' merchant banking funds and from time to time is a party to other transactions with Goldman Sachs. These investments and transactions are negotiated on an arm's-length basis and contain customary terms and conditions.

(4) This information has been derived from Amendment No. 1 to the Schedule 13D of Sumitomo Bank Capital Markets, Inc., filed with the SEC on December 20, 1999. The 21,425,052 shares held by Sumitomo Bank Capital Markets, Inc. exclude 7,440,362 shares of nonvoting common stock held by Sumitomo Bank Capital Markets, Inc., which, although immediately convertible into common stock, cannot currently be converted by Sumitomo Bank Capital Markets, Inc. due to restrictions imposed under the Bank Holding Company Act of 1956, as amended. Please see Amendment No. 1 to the Schedule 13D filed by Sumitomo Bank Capital Markets, Inc. and any amendments thereto for information relating to such shares.

(5) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of common stock subject to the shareholders' agreement referred to below that are owned by other parties to the shareholders' agreement. While each of Messrs. Paulson, Hurst, Thain, Thornton and Viniar and Ms. Tortora is a party to the shareholders' agreement and each of Messrs. Paulson, Hurst, Thain and Thornton is a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of common stock that are subject to the shareholders' agreement other than those specified for each such person individually, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related
    Transactions -- Shareholders' Agreement" and "-- Voting Agreement" for a discussion of the shareholders' agreement and the voting agreements.

    Includes shares of common stock beneficially owned by the private charitable foundations of our named executive officers, as follows: Mr.
    Hurst -- 83,302; Mr. Thain -- 65,610; Mr. Thornton -- 86,303; Ms.
    Tortora -- 26,152; and Mr. Viniar -- 13,077. Each of these named executive officers disclaims beneficial ownership of these shares.

(6) Includes 5,000 fully vested restricted stock units awarded to each of Sir John Browne, Messrs. Bryan and Johnson and Dr. Simmons under our 1999 stock incentive plan, as described under "Management -- Information Regarding the Board of Directors -- Director Compensation". Since these re-

                                         (Footnotes continued on following page)
    stricted stock units are fully vested, we have included the shares of common stock underlying these restricted stock units in the foregoing table even though these shares are not deliverable within 60 days.

(7) Includes 13,076 shares of common stock beneficially owned by Mr. Weinberg's private charitable foundation. Mr. Weinberg disclaims beneficial ownership of these shares.

(8) Each executive officer is a party to the shareholders' agreement and each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement that are owned by other parties to the shareholders agreement, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" and "-- Voting Agreement" for a discussion of the shareholders' agreement and the voting agreements.

    Includes 347,520 shares of common stock beneficially owned by the private charitable foundations of certain of our executive officers. Each of these executive officers disclaims beneficial ownership of these shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of the registration statement for a copy of each agreement and document. See "Available Information".

                           INCORPORATION TRANSACTIONS

     Simultaneously with the consummation of our initial public offering, we completed a number of transactions in order to have The Goldman Sachs Group, Inc. succeed to the business of The Goldman Sachs Group, L.P. The principal incorporation transactions are summarized below.

     Pursuant to our plan of incorporation:

- The managing directors who were profit participating limited partners exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for 265,019,073 shares of common stock;

- The retired limited partners of Goldman Sachs exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for $891 million in cash, $295 million principal amount of junior subordinated debentures and 47,270,551 shares of common stock;

- Sumitomo Bank Capital Markets, Inc. exchanged its interests in The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. for 30,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock, and sold 9,000,000 shares of common stock in our initial public offering; and

- Kamehameha Activities Association exchanged its interests in The Goldman Sachs Group, L.P. for 30,975,421 shares of common stock, and sold 9,000,000 shares of common stock in our initial public offering.

                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED

     Each former profit participating limited partner, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, and each other person who was a managing director on May 7, 1999 or has become a managing director since that date is a party to the shareholders' agreement. In addition, each new managing director will become a party to the shareholders' agreement.

     The shares covered by the shareholders' agreement include generally all shares of common stock acquired from Goldman Sachs by a party to the shareholders' agreement, including:

- any shares of common stock that were received by the managing directors who were profit participating limited partners pursuant to the incorporation transactions, except for certain shares that aggregate less than 140,000 shares;

- any shares of common stock received from the defined contribution plan;

- any shares of common stock received pursuant to the restricted stock units awarded to employees based on a formula, the restricted stock units awarded on a discretionary basis or the options to purchase shares of common stock awarded on a discretionary basis;

- any shares of common stock received pursuant to the restricted stock units awarded in 1999 and described under "Management -- Executive Compensation"; and

- unless otherwise determined by our board of directors and the Shareholders' Committee referred to below, any shares of common stock received from Goldman Sachs through any other employee compensation, benefit or similar plan.

     Shares of common stock purchased in the open market or in an underwritten public offering are not subject to the shareholders' agreement. The Shareholders' Committee may also exclude from the application of all or part of the shareholders' agreement all or any portion of the common stock acquired by a managing director who is a new employee of Goldman Sachs.

TRANSFER RESTRICTIONS

     Each party to the shareholders' agreement agrees, among other things, to have sole beneficial ownership while he or she is a managing director of at least 25% of the cumulative number of his or her shares that are beneficially owned or acquired, and are or become subject to the shareholders' agreement.

     The former profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, are subject to additional restrictions on their ability to transfer shares received in connection with the incorporation transactions described under "-- Incorporation Transactions". Under these additional restrictions, each of these persons agreed that he or she will not transfer any of these shares, other than up to 140,000 shares in the aggregate that are excluded from these restrictions, until May 2002. These restrictions will lapse in equal installments in May 2002, May 2003 and May 2004.

     All transfer restrictions applicable to a party to the shareholders' agreement terminate upon death.

WAIVERS

     Except in the case of a third-party tender or exchange offer, the additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, may be waived or terminated at any time by the Shareholders' Committee. The Shareholders' Committee also has the power to waive the other transfer restrictions to permit parties to the shareholders' agreement to:

- participate as sellers in underwritten public offerings of common stock and tender and exchange offers and share repurchase programs by Goldman Sachs;

- transfer shares to charities, including charitable foundations;

- transfer shares held in employee benefit plans; and

- transfer shares in specific transactions (for example, to immediate family members and trusts) or circumstances.

     In December 1999, the Shareholders' Committee waived the restrictions on transfer pursuant to the second bullet point above in order to permit our former profit participating limited partners to donate up to 8,000,000 shares of common stock to charitable foundations and public charities.

     In the case of a third-party tender or exchange offer, all transfer restrictions may be waived or terminated:

- if our board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the voting interests referred to below; or

- if our board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding voting interests referred to below.

     In the case of a tender or exchange offer by Goldman Sachs, a majority of the outstanding voting interests may also elect to waive or terminate the transfer restrictions.

VOTING

     Prior to any vote of the shareholders of Goldman Sachs, the shareholders' agreement requires a separate, preliminary vote of the voting interests on each matter upon which a vote of the shareholders is proposed to be taken. Each share subject to the shareholders' agreement will be voted in accordance with the majority of the votes cast by the voting interests in the preliminary vote. In elections of directors, each share subject to the shareholders' agreement will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the voting interests in the preliminary vote. Prior to January 1, 2001, "voting interests" means all shares that are subject to the shareholders' agreement. Thereafter, "voting interests" means all shares subject to the shareholders' agreement held by all managing directors.

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OTHER RESTRICTIONS

     The shareholders' agreement also prevents the persons subject to the shareholders' agreement from engaging in the following activities relating to any securities of Goldman Sachs with any person who is not a person subject to the shareholders' agreement or a director or employee of Goldman Sachs:

- participating in a proxy solicitation;

- depositing any shares subject to the shareholders' agreement in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

- forming, joining or in any way participating in a "group"; or

- proposing certain transactions with Goldman Sachs or seeking the removal of any of our directors or any change in the composition of our board of directors.

TERM, AMENDMENT AND CONTINUATION

     The shareholders' agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding voting interests referred to above. The additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, will not terminate upon the expiration or termination of the shareholders' agreement unless previously waived or terminated or unless subsequently waived or terminated by our board of directors. The shareholders' agreement may generally be amended at any time by a majority of the outstanding voting interests referred to above.

     Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of Goldman Sachs and in which persons subject to the shareholders' agreement hold securities of the third party, the shareholders' agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of Goldman Sachs under the shareholders' agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

     The terms and provisions of the shareholders' agreement are administered by the Shareholders' Committee. The Shareholders' Committee consists of Messrs. Paulson, Hurst, Thain and Thornton. It is possible that over time all or a majority of the members of the Shareholders' Committee will not be members of our board of directors.

     Members of the Shareholders' Committee are entitled to indemnification from Goldman Sachs in their capacities as members of the Shareholders' Committee.

                                VOTING AGREEMENT

     Both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association agreed to vote their shares of common stock in the same manner as a majority of the shares of common stock held by the managing directors of Goldman Sachs are voted. The obligations of Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association under the voting agreements are enforceable by The Goldman Sachs Group, Inc. The managing directors have no right to enforce the voting agreements.

                         INSTRUMENT OF INDEMNIFICATION

     In connection with our initial public offering, Goldman Sachs entered into an instrument of indemnification. The instrument of indemnification covers certain former partners of Goldman Sachs, including the managing directors who were profit participating limited partners, each executive officer of Goldman Sachs, the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association. Under the instrument of indemnification, in the event any indemnitee is, or is threatened to be, made a party to any action, suit or proceeding by reason of the fact that such indemnitee was a general or limited partner, shareholder, member, director, officer, employee or agent of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or is serving or served, at the request of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries, in any of these capacities in

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another enterprise, Goldman Sachs is, subject to certain exceptions, obligated to indemnify and hold such indemnitee harmless from any losses, damages or expenses incurred by such indemnitee in the action, suit or proceeding. The instrument of indemnification does not duplicate the obligations of Goldman Sachs under the tax indemnification agreement described below. The indemnification obligation of Goldman Sachs under the instrument of indemnification also extends to the indemnification obligations that certain indemnitees, including each executive officer of The Goldman Sachs Group, Inc., may have to other indemnitees.

     The instrument of indemnification also provides that Goldman Sachs will, subject to certain exceptions, release each indemnitee from all actions, suits or other claims that The Goldman Sachs Group, L.P. may have had or which Goldman Sachs, as a successor to The Goldman Sachs Group, L.P., may have arising out of an indemnitee's partnership or other interest in The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or arising out of the conduct of such indemnitee while engaged in the conduct of the business of The Goldman Sachs Group, L.P. or its affiliates or subsidiaries.

                      DIRECTOR AND OFFICER INDEMNIFICATION

     We entered into an agreement that provides indemnification to our directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of our Management Committee or our Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by our board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on our behalf, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, the registration statement for our initial public offering and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. We have also entered into a similar indemnification agreement with our directors, some of our officers and all other persons requested or authorized by our board of directors or any committee thereof to take actions on our behalf in connection with the registration statement of which this prospectus is a part and certain other registration statements. These agreements are in addition to our indemnification obligations under our by-laws.

                       TAX INDEMNIFICATION AGREEMENT AND
                                RELATED MATTERS

     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the former partners of The Goldman Sachs Group, L.P., rather than Goldman Sachs, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of The Goldman Sachs Group, L.P. and its affiliates prior to our initial public offering. In connection with our initial public offering, we entered into a tax indemnification agreement to indemnify certain former limited partners of The Goldman Sachs Group, L.P., including the managing directors who were profit participating limited partners, each then-current director and executive officer of The Goldman Sachs Group, Inc., the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, against certain increases in each tax indemnitee's taxes that relate to activities of The Goldman Sachs Group, L.P. or certain of its affiliates in respect of periods prior to our initial public offering. We are required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Goldman Sachs is offset by any tax benefit received by the tax indemnitee.

     The tax indemnification agreement includes provisions that permit Goldman Sachs to control any tax proceeding or contest which might result in Goldman Sachs being

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required to make a payment under the tax indemnification agreement.

     The incorporation transactions described under "-- Incorporation Transactions" were structured in a manner that is not expected to result in a significantly disproportionate tax or other burden to any former partner of The Goldman Sachs Group, L.P. If the incorporation transactions have a disproportionate effect on any partner, Goldman Sachs may, but is not required to, make special payments and arrangements with any person who incurs a disproportionate tax or other burden.

                               OTHER TRANSACTIONS

     Goldman Sachs, in the ordinary course of business, maintains margin accounts for certain of its directors and executive officers. Any credit extended to any director or executive officer pursuant to his or her margin account was made on substantially the same terms, including interest and collateral, as those generally prevailing at the time for comparable third-party extensions of credit, and did not involve more than the usual risk of collectibility or present unfavorable terms.

     We have established funds in order to permit our managing directors to participate in our merchant banking investments. Many of our managing directors, their spouses or entities owned or controlled by the managing directors have invested their personal funds in these investment vehicles. Distributions of greater than $60,000 from these funds to our executive officers or those persons or entities affiliated with them (which reflect investments made over several years) in fiscal 1999 were as follows: Mr. Paulson -- $5,094,509; Mr.
Hurst -- $795,558; Mr. Katz -- $215,622; Mr. Palm -- $678,976; Mr.
Viniar -- $188,308; and Mr. Zubrow -- $171,061.

     In addition, certain of our executive officers from time to time invest their personal funds directly in other funds managed by Goldman Sachs on the same terms and with the same conditions as the other investors in these funds, who are not our directors or executive officers.

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                       DESCRIPTION OF NOTES WE MAY OFFER

Please note that in this section entitled "Description of Notes We May Offer", references to The Goldman Sachs Group, Inc., we, our and us refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to Holders mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the subsection entitled "-- Legal Ownership of Notes".

                       INFORMATION ABOUT OUR MEDIUM-TERM
                                  NOTE PROGRAM

THE NOTES WILL BE ISSUED UNDER THE INDENTURE

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the notes are governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee. The trustee has two main roles:

- First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe later under "-- Default, Remedies and Waiver of Default"; and

- Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

WE MAY ISSUE OTHER SERIES OF DEBT SECURITIES

     The indenture permits us to issue different series of debt securities from time to time. The Series B medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes will differ from one another, and from other series, in their terms.

     This section summarizes the material terms that will apply generally to the notes as a series. Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your note as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your note.

     When we refer to the notes, the Series B medium-term notes or these notes, we mean the Medium-Term Notes, Series B. When we refer to a series of debt securities, we mean a series, such as the notes, issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the note you purchase.

AMOUNTS THAT WE MAY ISSUE

     The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of series or the aggregate amount of any particular series. We have authorized the issuance of Series B medium-term notes in such amounts as will not result in the notes having an aggregate initial offering price greater than $22,000,000,000, or an equivalent amount in any other currency or currency unit. As of the date of this prospectus, we have already issued notes having an aggregate initial offering price of approximately $9.8 billion. We may, however, increase this authorized amount at any time without your consent.

     The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes, except as described under "-- Restrictive Covenant and Defeasance -- Restriction on Liens" below.

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HOW THE NOTES RANK AGAINST OTHER DEBT

     The Series B medium-term notes will not be secured by any property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning a note, you are one of our unsecured creditors.

     The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc.

     An investment in the notes involves risks because we are a holding company and because our principal U.S. subsidiary, Goldman, Sachs & Co., is a partnership in which we are a general partner. We summarize these risks above under "Risk Factors -- Investors in the Notes Face Additional Risk Because The Goldman Sachs Group, Inc. Is a Holding Company", "-- The Value of the Notes May Be Impaired Because We Depend on Funds from Our Regulated Subsidiaries" and
"-- We May Be Liable to Creditors of Our Partnership Subsidiaries".

THIS SECTION IS ONLY A SUMMARY

     The indenture and its associated documents, including your note, contain the full legal text of the matters described in this section and your prospectus supplement. The indenture and the notes are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Available Information" below for information on how to obtain a copy.

     This section and your prospectus supplement summarize all the material terms of the indenture and your note. They do not, however, describe every aspect of the indenture and your note. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indenture, but we describe the meaning of only the more important of those terms.

                          FEATURES COMMON TO ALL NOTES

STATED MATURITY AND MATURITY

     The day on which the principal amount of your note is scheduled to become due is called the stated maturity of the principal and is specified in your prospectus supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

     We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

CURRENCY OF NOTES

     Amounts that become due and payable on your note will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement.

     We refer to this currency, composite currency, basket of currencies or currency unit or units as a specified currency. The specified currency for your note will be U.S. dollars, unless your prospectus supplement states otherwise. Some notes may have different specified currencies for principal and interest.

     You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to Goldman, Sachs & Co. or another dealer that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that dealer. We will make payments on your notes in the specified currency, except as described below in "-- Payment Mechanics".

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TYPES OF NOTES

     We will issue the following three types of notes:

- FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

- FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in "-- Interest Rates -- Floating Rate Notes". If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

- INDEXED NOTES. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more stocks, including baskets of stocks and stock indices, or to any other index described in the applicable prospectus supplement. If you are a Holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed notes may also be exchangeable, at the option of the Holder or The Goldman Sachs Group, Inc., into stock of an issuer other than The Goldman Sachs Group, Inc. If you purchase an indexed note, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled "Risk Factors -- An Investment in Indexed Notes Presents Significant Risks Not Associated with Other Types of Notes" and any other risk factors which are specified in the applicable prospectus supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See "United States
Taxation -- United States Holders -- Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

     Your prospectus supplement will describe one or more of the following terms of your note:

- the stated maturity;

- the specified currency or currencies for principal and interest, if not U.S. dollars;

- the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

     -- MARKET-MAKING TRANSACTIONS. If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Goldman, Sachs & Co. or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note.

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

- whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

- if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those set forth below under "-- Interest Rates -- Fixed Rate Notes";

- if your note is a floating rate note, the interest rate basis, which may be one of the nine base rates described in "-- Interest Rates -- Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent, all of which we describe under "-- Interest Rates -- Floating Rate Notes" below;

- if your note is an original issue discount note, the yield to maturity;

- if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in stock of an issuer other than The Goldman Sachs Group, Inc. or other property;

- whether your note may be redeemed at our option or repaid at the Holder's option prior to the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "-- Redemption and Repayment" below;

- whether we will issue or make available your note in non-book-entry form; and

- any other terms of your note that are not inconsistent with the provisions of the indenture, which other terms could be different from those described in this prospectus.

     Your prospectus supplement will summarize specific financial and other terms of your note, while this prospectus describes terms that apply generally to the notes as a series. Consequently, the terms described in your prospectus supplement will supplement those described in this prospectus and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

                            LEGAL OWNERSHIP OF NOTES

     We refer to those who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the "Holders" of those notes. These persons are the legal holders of the notes. We refer to those who, indirectly through others, own beneficial interests in notes that are not registered in their own names as indirect holders of those notes. As we discuss below, indirect holders are not legal holders, and investors in notes issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We will issue each note in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means notes will be represented by one or more global notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.

     Under the indenture, only the person in whose name a note is registered is recognized as the Holder of that note. Consequently, for notes issued in global form, we will recognize only the depositary as the Holder of the notes and we will make all payments on the notes to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.

     As a result, investors will not own notes directly. Instead, they will own beneficial inter-

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ests in a global note, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the notes are issued in global form, investors will be indirect holders, and not Holders, of the notes.

STREET NAME HOLDERS

     In the future we may terminate a global note or issue notes initially in non-global form. In these cases, investors may choose to hold their notes in their own names or in "street name". Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.

     For notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the Holders of those notes and we will make all payments on those notes to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold notes in street name will be indirect holders, not Holders, of those notes.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the Holders of the notes. We do not have obligations to investors who hold beneficial interests in global notes, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a note or has no choice because we are issuing the notes only in global form.

     For example, once we make a payment or give a notice to the Holder, we have no further responsibility for that payment or notice even if that Holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the Holders for any purpose -- e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture -- we would seek the approval only from the Holders, and not the indirect holders, of the notes. Whether and how the Holders contact the indirect holders is up to the Holders.

     When we refer to you, we mean those who invest in the notes being offered by this prospectus, whether they are the Holders or only indirect holders of those notes. When we refer to your notes, we mean the notes in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

- how it handles securities payments and notices;

- whether it imposes fees or charges;

- how it would handle a request for the Holders' consent, if ever required;

- whether and how you can instruct it to send you notes registered in your own name so you can be a Holder, if that is permitted in the future;

- how it would exercise rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests; and

- if the notes are in book-entry form, how the depositary's rules and procedures will affect these matters.

                             WHAT IS A GLOBAL NOTE?

     We will issue each note in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each note issued in book-entry form will be represented by a global note that we deposit with and register in the name of a financial institution or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New

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York, New York, known as DTC, will be the depositary for all notes issued in book-entry form.

     A global note may represent one or any other number of individual notes. Generally, all notes represented by the same global note will have the same terms. We may, however, issue a global note that represents multiple notes that have different terms and are issued at different times. We call this kind of global note a master global note.

     A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Note Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and Holder of all notes represented by a global note, and investors will be permitted to own only beneficial interests in a global note. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose note is represented by a global note will not be a Holder of the note, but only an indirect holder of a beneficial interest in the global note.

     If the prospectus supplement for a particular note indicates that the note will be issued in global form only, then the note will be represented by a global note at all times unless and until the global note is terminated. We describe the situations in which this can occur below under "-- Special Situations When a Global Note Will Be Terminated". The global note may be a master global note, although your prospectus supplement will not indicate whether it is a master global note. If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL NOTES

     As an indirect holder, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of notes and instead deal only with the depositary that holds the global note.

     If notes are issued only in the form of a global note, an investor should be aware of the following:

- An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below;

- An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe under "-- Legal Ownership of Notes" above;

- An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

- An investor may not be able to pledge his or her interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

- The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global note. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global note. We and the trustee also do not supervise the depositary in any way;

- The depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

- Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global notes, may also have their

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  own policies affecting payments, notices and other matters relating to the notes. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED

     In a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in non-global form representing the notes it represented. After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be Holders. We have described the rights of Holders and street name investors above under "-- Legal Ownership of Notes".

     The special situations for termination of a global note are as follows:

- if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global note and we do not appoint another institution to act as depositary within 60 days;

- if we notify the trustee that we wish to terminate that global note; or

- if an event of default has occurred with regard to notes represented by that global note and has not been cured or waived; we discuss defaults later under "-- Default, Remedies and Waiver of Default".

If a global note is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the Holders of those notes.

                                 INTEREST RATES

     This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

FIXED RATE NOTES

     Each fixed rate note, except any zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Unless otherwise specified in the applicable prospectus supplement, interest on a fixed rate note will be payable semiannually each May 15 and November 15, which will be the interest payment dates for a fixed rate note, and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics".

FLOATING RATE NOTES

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in BOLD, ITALICIZED type the first time they appear, and we define these terms in "-- Special Rate Calculation Terms" at the end of this subsection.

Also, please remember that the specific terms of your note as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms regarding the floating rates of interest described in this subsection. The statements we make in this subsection may not apply to your note.

     Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment.

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Interest will accrue on the principal of a floating rate note at the yearly rate determined pursuant to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics".

     BASE RATES. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

- commercial paper rate;

- prime rate;

- LIBOR;

- EURIBOR;

- treasury rate;

- CMT rate;

- CD rate;

- federal funds rate; and/or

- 11th district rate.

We describe each of these base rates in further detail below in this subsection. If you purchase a floating rate note, your prospectus supplement will specify the type of base rate that applies to your note.

     INITIAL BASE RATE. For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in the applicable prospectus supplement.

     SPREAD OR SPREAD MULTIPLIER. In some cases, the base rate for a floating rate note may be adjusted:

- by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

- by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your prospectus supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

     MAXIMUM AND MINIMUM RATES. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

- a maximum rate -- i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

- a minimum rate -- i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your prospectus supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

     Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

     INTEREST RESET DATES. The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable prospectus supplement, the interest reset date will be as follows:

- for floating rate notes that reset daily, each BUSINESS DAY;

- for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

- for treasury rate notes that reset weekly, the Tuesday of each week, except as

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otherwise described in the next to last paragraph under "-- Interest
Determination Dates" below;

- for floating rate notes that reset monthly, the third Wednesday of each month;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable prospectus supplement; and

- for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable prospectus supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

     The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day prior to an interest payment date to, but excluding, the interest payment date, and for each day following the second business day prior to the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

     If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

     INTEREST DETERMINATION DATES. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable prospectus supplement:

- For all floating rate notes other than LIBOR notes, EURIBOR notes, treasury rate notes and 11th district rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

- For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON BUSINESS DAY preceding the interest reset date, unless the INDEX CURRENCY is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

- For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second EURO BUSINESS DAY preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

- For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills -- i.e., direct obligations of the U.S. government -- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

- For 11th district rate notes, the interest determination date relating to a particular interest reset date will be the last working

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  day, in the first calendar month before that interest reset date, on which the
  Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district rate note as an 11th district interest determination date.

     INTEREST CALCULATION DATES. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

- the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

- the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

     INTEREST PAYMENT DATES. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable prospectus supplement, will be as follows:

- for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable prospectus supplement;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable prospectus supplement; or

- for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable prospectus supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" below under "-- Payment Mechanics -- Who Receives Payment?".

     In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the maturity will not be changed.

     CALCULATION OF INTEREST. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as Goldman, Sachs & Co. The prospectus supplement for a particular floating rate note will name the institution that we have appointed to act as calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

     For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes

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effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

- by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes, federal funds rate notes and 11th district rate notes; or

- by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

     Upon the request of the Holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect -- and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

     In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent and its affiliates, and they may include affiliates of The Goldman Sachs Group, Inc.

COMMERCIAL PAPER RATE NOTES

     If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The commercial paper rate will be the MONEY MARKET YIELD of the rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your prospectus supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply.

- If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your prospectus supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper -- Nonfinancial".

- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the
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  relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES

     If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply.

- If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

- If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

- If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES

     If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your prospectus supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement. LIBOR will be determined in the following manner:

- LIBOR will be either:

     -- the offered rate appearing on the TELERATE LIBOR PAGE; or

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     -- the arithmetic mean of the offered rates appearing on the REUTERS SCREEN
        LIBOR PAGE unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your prospectus supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your prospectus supplement, Telerate LIBOR page will apply to your LIBOR note.

- If Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR NOTES

     If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI -- the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate). In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement. EURIBOR will be determined in the following manner:

- EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your prospectus supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on TELERATE PAGE 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

- If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the EURO-ZONE interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation

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  of its rate. If at least two quotations are provided, EURIBOR for the relevant
  EURIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES

     If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your prospectus supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the BOND EQUIVALENT YIELD of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

- If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in
  H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless

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  the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES

     If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The CMT rate will be the following rate displayed on the DESIGNATED CMT TELERATE PAGE under the heading " . . . Treasury Constant
Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the DESIGNATED CMT INDEX MATURITY:

- if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

- if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your prospectus supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

- If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the applicable treasury constant maturity rate described above -- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable -- as published in H.15(519).

- If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

     -- is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury, and

     -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

- If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount, the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. govern-ment securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

- If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

- If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

- If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES

     If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your prospectus supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in

  New York City, as selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES

     If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page
120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

- If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

- If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

11TH DISTRICT RATE NOTES

     If you purchase an 11th district rate note, your note will bear interest at a base rate equal to the 11th district rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The 11th district rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date. If the 11th district rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear on Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

- If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district rate in effect for the new interest period will be the 11th district rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SPECIAL RATE CALCULATION TERMS

     In this subsection entitled "-- Interest Rates", we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

     The term "BOND EQUIVALENT YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                D x N
bond equivalent yield   =   -------------    x  100
                            360 - (D x M)

where

- "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

- "N" means 365 or 366, as the case may be; and

- "M" means the actual number of days in the applicable interest reset period.

     The term "BUSINESS DAY" means, for any note, a day that meets all the following applicable requirements:

- for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

- if the note is a LIBOR note, is also a London business day;

- if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

- if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a Euro business day.

     The term "DESIGNATED CMT INDEX MATURITY" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security -- either 1, 2, 3, 5, 7, 10, 20 or 30 years -- specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

     The term "DESIGNATED CMT TELERATE PAGE" means the Telerate page specified in the applicable prospectus supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but the applicable prospectus supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

     The term "EURO BUSINESS DAY" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

     The term "EURO-ZONE" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 DAILY UPDATE" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     The term "INDEX CURRENCY" means, with respect to a LIBOR note, the currency specified as such in the applicable prospectus supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable prospectus supplement.

     The term "INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable prospectus supplement.

     "LONDON BUSINESS DAY" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

     The term "MONEY MARKET YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                            D x 360
money market yield   =   -------------    x  100
                         360 - (D x M)

where

- "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

- "M" means the actual number of days in the relevant interest reset period.

     The term "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     "REUTERS SCREEN LIBOR PAGE" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "REUTERS SCREEN US PRIME 1 PAGE" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

     "TELERATE LIBOR PAGE" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "TELERATE PAGE" means the display on Bridge Telerate, Inc., or any successor service, on the page or pages specified in this prospectus or the applicable prospectus supplement, or any replacement page or pages on that service.

     If, when we use the terms designated CMT Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                            REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your prospectus supplement, your note will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, we will not be entitled to redeem your note before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your note from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

     If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your note. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

     If your prospectus supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

     If your prospectus supplement specifies a repayment date, your note will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

     In the event that we exercise an option to redeem any note, we will give to the trustee and the Holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "-- Notices".

     If a note represented by a global note is subject to repayment at the Holder's option, the depositary or its nominee, as the Holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

   Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     In the event that the option of the Holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or cancelled.

                        MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to merge or consolidate with another firm. We are also permitted to sell substantially all our assets to another firm. We may not take any of these actions, however, unless all the following conditions are met:

- If the successor firm in the transaction is not The Goldman Sachs Group, Inc., the successor firm must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume The Goldman Sachs Group, Inc.'s obligations under the notes and the indenture. The successor firm may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

- Immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, "default under the notes" means an event of default or any event that would be an event of default if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default, Remedies and Waiver of Default".

     If the conditions described above are satisfied, we will not need to obtain the approval of the Holders in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell all or substantially all our assets. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of The Goldman Sachs Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

     Also, if we merge, consolidate or sell all or substantially all of our assets and the successor firm is a non-U.S. entity, neither we nor any successor would have any obliga-tion to compensate you for any resulting adverse tax consequences to the notes.

                      RESTRICTIVE COVENANT AND DEFEASANCE

RESTRICTION ON LIENS

     In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the voting or profit participating equity ownership interests that we or any of our subsidiaries own in Goldman, Sachs & Co. (or in any subsidiary that beneficially owns or holds, directly or indirectly, those interests in Goldman, Sachs & Co.), unless we also secure the notes on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may secure debt for borrowed money with liens on those interests without securing the notes if our board of directors determines that the liens do not materially detract from or interfere with the then-present value or control of those interests.

     Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries other than Goldman, Sachs & Co., nor does it restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Goldman, Sachs & Co. In addition, the restriction on liens applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers' compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each note as indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each note that is not a floating rate or indexed note and to each note that has a specified currency of U.S. dollars.

     FULL DEFEASANCE. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your note. This is called full defeasance. To do so, each of the following must occur:

- We must deposit in trust for the benefit of all Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your note on their various due dates;

- There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your note any differently than if we did not make the deposit and just repaid the note ourselves. Under current federal tax law, the deposit and our legal release from the note would be treated as though we took back your note and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your note; and

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever fully defease your note, you will have to rely solely on the trust deposit for payments on your note. You could not look to us for payment in the event of any shortfall.

     COVENANT DEFEASANCE. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to your note. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

- We must deposit in trust for the benefit of the Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your note on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your note any differently than if we did not make the deposit and just repaid the note ourselves.

     If we accomplish covenant defeasance with regard to your note, the following provisions of the indenture and the notes would no longer apply:

- Our promise not to create liens on our voting or profit participating equity ownership interests in Goldman, Sachs & Co. described above under "-- Restriction on Liens" and any other covenants that your prospectus supplement may state are applicable to your note; and

- The events of default resulting from a breach of covenants, described below in the fourth item under "-- Default, Remedies and Waiver of Default -- Events of Default".

     If we accomplish covenant defeasance, you can still look to us for repayment of your note in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your note became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

                    DEFAULT, REMEDIES AND WAIVER OF DEFAULT

     You will have special rights if an event of default with respect to your note occurs and is not cured, as described in this subsection.

EVENTS OF DEFAULT

     With respect to your note, when we refer to an event of default, we mean any of the following:

- We do not pay the principal or any premium on any Series B medium-term note on its due date;

- We do not pay interest on any Series B medium-term note within 30 days after its due date;

- We do not deposit a sinking fund payment with regard to any Series B medium-term note on its due date, but only if the payment is required in the applicable prospectus supplement;

- We remain in breach of our covenant described under "-- Restrictive Covenant and Defeasance -- Restriction on Liens" above, or any other covenant we make in the indenture for the benefit of the Series B medium-term notes, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the Holders of not less than 10% in principal amount of the Series B medium-term notes;

- We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

- If your prospectus supplement states that any additional event of default applies to your note, that event of default occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

     If an event of default has occurred and has not been cured or waived, the trustee or the Holders of not less than 25% in principal amount of all Series B medium-term notes may declare the entire principal amount of all the notes to be due immediately. If an event of default occurs because of events in bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc., the entire principal amount of all the notes will be automatically accelerated, without any action by the trustee or any Holder.

     Each of the situations described above is called an acceleration of the maturity of the affected notes. If the maturity of any notes is accelerated and a judgment for payment has not yet been obtained, the Holders of a majority in principal amount of the notes affected by the acceleration may cancel the acceleration for all the affected notes.

     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the Holders of a majority in principal amount of all Series B medium-term notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture with respect to the Series B medium-term notes.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

- The Holder of your note must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

- The Holders of not less than 25% in principal amount of all Series B medium-term notes must make a written request that the trustee take action because of the default, and they or other Holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

- The trustee must not have taken action for 60 days after the above steps have been taken.

- During those 60 days, the Holders of a majority in principal amount of the Series B medium-term notes must not have given the trustee directions that are inconsistent with the written request of the Holders of not less than 25% in principal amount of all Series B medium-term notes.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date.

WAIVER OF DEFAULT

     The Holders of not less than a majority in principal amount of the Series B medium-term notes may waive a default for all Series B medium-term notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your note, however, without the approval of the particular Holder of that note.

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

     We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

 Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

                      MODIFICATION AND WAIVER OF COVENANTS

     There are three types of changes we can make to the indenture and the Series B medium-term notes.

CHANGES REQUIRING EACH HOLDER'S APPROVAL

     First, there are changes that cannot be made without the approval of each Holder of

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a note affected by the change. Here is a list of those types of changes:

- change the stated maturity for any principal or interest payment on a note;

- reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a note;

- permit redemption of a note if not previously permitted;

- impair any right a Holder may have to require repayment of its note;

- impair any right that a Holder of an indexed note may have to exchange the note for securities or other property;

- change the currency of any payment on a note other than as permitted by the note;

- change the place of payment on a note, if it is in non-global form;

- impair a Holder's right to sue for payment of any amount due on its note;

- reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken together, the approval of whose Holders is needed to change the indenture or the notes;

- reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose Holders is needed to waive our compliance with the indenture or to waive defaults; and

- change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

CHANGES NOT REQUIRING APPROVAL

     The second type of change does not require any approval by Holders of the Series B medium-term notes. This type is limited to clarifications and changes that would not adversely affect the notes in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect.

     We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or other debt securities. In those cases, we do not need to obtain the approval of the Holder of that note; we need only obtain any required approvals from the Holders of the affected notes or other debt securities.

CHANGES REQUIRING MAJORITY APPROVAL

     Any other change to the indenture and the Series B medium-term notes would require the following approval:

- If the change affects only the Series B medium-term notes, it must be approved by the Holders of a majority in principal amount of the Series B medium-term notes.

- If the change affects the Series B medium-term notes as well as one or more other series of debt securities issued under the indenture, it must be approved by the Holders of a majority in principal amount of the Series B medium-term notes and all other series affected by the change, with the Series B medium-term notes and all the other series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

     The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and putting liens on our interests in Goldman, Sachs & Co., which we describe above under "-- Mergers and Similar Transactions" and "-- Restrictive Covenant and Defeasance". If the Holders approve a waiver of a covenant, we will not have to comply with it. The Holders, however, cannot approve a waiver of any provision in a particular note, or in the indenture as it affects that note, that we cannot change without the approval of the Holder of that note as described above in "-- Changes Requiring Each Holder's Approval", unless that Holder approves the waiver.
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 Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

                      SPECIAL RULES FOR ACTION BY HOLDERS

     When Holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the indenture.

ONLY OUTSTANDING NOTES ARE ELIGIBLE

     Only Holders of outstanding Series B medium-term notes will be eligible to participate in any action by Holders of those notes. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be "outstanding":

- if it has been surrendered for cancellation;

- if we have deposited or set aside, in trust for its Holder, money for its payment or redemption;

- if we have fully defeased it as described above under "-- Restrictive Covenant and Defeasance -- Defeasance and Covenant Defeasance -- Full Defeasance"; or

- if we or one of our affiliates, such as Goldman, Sachs & Co., is the beneficial owner.

In some situations, Holders of debt securities of other series may be eligible to participate in an action by Holders of the notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.

DETERMINING RECORD DATES FOR ACTION BY HOLDERS

     We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by Holders. If we or the trustee set a record date for an approval or other action to be taken by Holders, that vote or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global note may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global notes may differ from those for other notes.

ELIGIBLE PRINCIPAL AMOUNT OF SOME NOTES

     For any note of the kind described below, we will decide how much principal amount to attribute to the note as follows:

- For an original issue discount note, we will use the principal amount that would be due and payable on the action date if the maturity of the note were accelerated to that date because of a default;

- For a note whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that note. The principal amount of a note may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

- For notes with a principal amount denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

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                          FORM, EXCHANGE AND TRANSFER

     If the notes cease to be issued in global form, they will be issued:

- only in fully registered form;

- without interest coupons; and

- unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and that are multiples of $1,000.

     Holders may exchange their notes for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of Holders and transferring notes. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the Holder's proof of legal ownership.

     If we have designated additional transfer agents for your note, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If any notes are redeemable and we redeem less than all those notes, we may block the transfer or exchange of those notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers of or exchange any note selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

     If a note is issued as a global note, only the depositary will be entitled to transfer and exchange the note as described in this subsection, since it will be the sole Holder of the note.

                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount besides interest is due on a note at maturity, we will pay the amount to the Holder of the note against surrender of the note at a proper place of payment (or, in the case of a global note, in accordance with the applicable policies of the depositary).

REGULAR RECORD DATES FOR INTEREST

     Unless we specify otherwise in the applicable prospectus supplement, the regular record date relating to an interest payment date for any fixed rate note will be the May 1 or November 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the Holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS

     We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

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     PAYMENTS ON GLOBAL NOTES.  We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under "-- What Is a Global Note?".

     PAYMENTS ON NON-GLOBAL NOTES. We will make payments on a note in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the Holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the note. All payments by check will be made in next-day funds -- i.e., funds that become available on the day after the check is cashed.

     Alternatively, if a non-global note has a face amount of at least $1,000,000 and the Holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the Holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES

     We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

     PAYMENTS ON GLOBAL NOTES. We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

     Unless otherwise indicated in your prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global note is held of your election:

- on or before the applicable regular record date, in the case of a payment of interest, or

- on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

     You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

     Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

     DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

     If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's in-

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structions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

     If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "-- Conversion to U.S. Dollars". We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

 Indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

     PAYMENTS ON NON-GLOBAL NOTES. Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the Holder and is acceptable to us and the trustee. To designate an account for wire payment, the Holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the regular record date. In the case of any other payment, the payment will be made only after the note is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

     If a Holder fails to give instructions as described above, we will notify the Holder at the address in the trustee's records and will make the payment within five business days after the Holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

     Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the Holder asks us to do so. To request U.S. dollar payment, the Holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the Holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

 Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

     CONVERSION TO U.S. DOLLARS. When we are asked by a Holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the Holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, an affiliate of The Goldman Sachs Group, Inc. as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all Holders of notes and other debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar

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amount the Holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

     To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation. If some but not all of the relevant notes are LIBOR notes or EURIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes or EURIBOR notes.

     A Holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

     WHEN THE SPECIFIED CURRENCY IS NOT AVAILABLE. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control -- such as the imposition of exchange controls or a disruption in the currency markets -- we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

     For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.

     The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

     THE EURO. The euro may be a specified currency for some notes. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.

     EXCHANGE RATE AGENT. If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the applicable prospectus supplement. We may select Goldman, Sachs & Co. or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

     All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any note or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "-- Special Rate Calculation Terms".

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PAYING AGENT

     We may appoint one or more financial institutions to act as our paying agents, at whose designated offices notes in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

UNCLAIMED PAYMENTS

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to us. After that two-year period, the Holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

                                    NOTICES

     Notices to be given to Holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to Holders of notes not in global form will be sent by mail to the respective addresses of the Holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The Bank of New York is initially serving as the trustee for the notes and all other series of debt securities to be issued under the indenture. The Bank of New York has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations of The Goldman Sachs Group, Inc. or its subsidiaries.

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                             UNITED STATES TAXATION

     This section describes the material United States federal income tax consequences of owning the Series B medium-term notes and is the opinion of Sullivan & Cromwell, United States tax counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that holds notes that are a hedge or that are hedged against interest rate or currency risks;

- a person that holds notes as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.

PAYMENTS OF INTEREST

     Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under "-- Original Issue Discount -- General", you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

     CASH BASIS TAXPAYERS. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     ACCRUAL BASIS TAXPAYERS. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may

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determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. However, you may not treat this ordinary income gain or loss as an adjustment to the interest income you receive.

ORIGINAL ISSUE DISCOUNT

     GENERAL. If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under "-- Variable Rate Notes".

     In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of

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your note's de minimis original issue discount by a fraction equal to:

- the amount of the principal payment made

divided by

- the stated principal amount of the note.

     Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of accrued OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your note and you may vary the length of each accrual period over the term of your note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

- multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

- subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your discount note's adjusted issue price at the beginning of any accrual period by:

- adding your note's issue price and any accrued OID for each prior accrual period; and then

- subtracting any payments previously made on your note that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

- the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

- your note's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "-- General", the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount", then

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you must reduce the daily portions of OID by an amount equal to:

- the excess of your adjusted basis in the note immediately after purchase over

- the adjusted issue price of the note

divided by:

- the excess of the sum of all amounts payable (other than qualified stated interest) on the note after the purchase date over

- the note's adjusted issue price.

     MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if:

- you purchase your note for less than its issue price as determined above under "-- General"; and

- the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, exceeds the price you paid for your note by at least 1/4 of 1% of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

     If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

     You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

     If you are an accrual-basis taxpayer, you should be aware that the Clinton administration has recently proposed legislation that would require you to include market discount in income currently over the life of your note, subject to certain limitations. If enacted, this proposal would only be effective if you acquire your market discount note on or after the date of enactment. We do not yet know whether this proposal will be enacted or when it will become effective if enacted.

     PRE-ISSUANCE ACCRUED INTEREST. An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

- a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

- the first stated interest payment on your note is to be made within one year of your note's issue date; and

- the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

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     NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION.  Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

- the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

- one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

     Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options of ours, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note. If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "-- General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Notes Purchased at a Premium", or acquisition premium.

     If you make this election for your note, then, when you apply the constant-yield method:

- the issue price of your note will equal your cost;

- the issue date of your note will be the date you acquired it; and

- no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market
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

Discount" to include market discount in income currently over the life of all debt instruments that you currently hold or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

     VARIABLE RATE NOTES.  Your note will be a variable rate note if:

- your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

  1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

  2. 15 percent of the total noncontingent principal payments; and

- your note provides for stated interest, compounded or paid at least annually, only at:

  1. one or more qualified floating rates,

  2. a single fixed rate and one or more qualified floating rates,

  3. a single objective rate, or

  4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

- variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

- the rate is equal to such a rate multiplied by either:

  1. a fixed multiple that is greater than 0.65 but not more than 1.35, or

  2. a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

     Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

     Your note will have a variable rate that is a single objective rate if:

- the rate is not a qualified floating rate;

- the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

     An objective rate as described above is a qualified inverse floating rate if:

- the rate is equal to a fixed rate minus a qualified floating rate; and

- the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

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

     Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

- the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

- the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, federal funds rate notes, and 11th district rate notes generally will be treated as variable rate notes under these rules.

     In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

     If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

- determining a fixed rate substitute for each variable rate provided under your variable rate note;

- constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

- determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

- adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

     If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     SHORT-TERM NOTES. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently,
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

any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

     FOREIGN CURRENCY DISCOUNT NOTES. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- United States Holders -- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

     If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

- adding any OID or market discount, de minimis original issue discount and de minimis market discount; and then

- subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

- the date payment is received, if you are a cash basis taxpayer and the notes are not

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  traded on an established securities market, as defined in the applicable
  Treasury regulations;

- the date of disposition, if you are an accrual basis taxpayer; or

- the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis United States holder that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to changes in exchange rates as described in the next paragraph or to accrued but unpaid interest, described above under "-- Original Issue Discount -- Short-Term Notes" or "-- Market Discount", or subject to the rules governing contingent payment obligations. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED AND OTHER NOTES

     The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to contingent foreign currency notes, notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes.

                          UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this section does not apply to you.

     This discussion assumes that the note is not subject to the rules of
Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

- we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest:

   1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of

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

      The Goldman Sachs Group, Inc. entitled to vote,

   2. you are not a controlled foreign corporation that is related to us through stock ownership, and

      a. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

      b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof; and

- no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The Goldman Sachs Group, Inc. entitled to vote at the time of death; and

- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

UNITED STATES HOLDERS

     In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate certified taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

     You are generally exempt from backup withholding and information reporting, with respect to any payments of principal, premium or interest, including OID, made by us and other payors, provided that you provide the certification described above under "-- United States Alien Holders", and provided further that the payor does not have actual knowledge that you are a United States person. See "-- United States Alien Holders" above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.

     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-
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United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

- a United States person;

- a controlled foreign corporation for United States tax purposes;

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

- with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

  1. one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  2. the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

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                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the notes.

     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the notes are acquired by or with the assets of a pension or other employee benefit plan for which The Goldman Sachs Group, Inc. or any of its affiliates is a service provider, unless those notes are acquired pursuant to an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA.

 If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan and propose to invest in the notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES

     In connection with the commencement of our Series B medium-term note program, the validity of the notes was passed upon for The Goldman Sachs Group, Inc. by Gregory K. Palm, Esq., General Counsel of The Goldman Sachs Group, Inc., and for the agents by Sullivan & Cromwell, New York, New York. As of the date of this prospectus, Mr. Palm owned 1,715,694 shares of common stock, and participated in the employee benefit plans, of The Goldman Sachs Group, Inc. The opinions of Mr. Palm and of Sullivan & Cromwell were based on certain assumptions about future actions required to be taken by The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those opinions.

     Sullivan & Cromwell has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters. Sullivan & Cromwell represented The Goldman Sachs Group, Inc. in connection with our initial public offering, a secondary offering of our common stock and underwritten debt offerings, and has performed services for The Goldman Sachs Group, Inc. in connection with this offering.

                                    EXPERTS

     The consolidated financial statements of Goldman Sachs as of November 27, 1998 and November 26, 1999 and for each of the three years in the period ended November 26, 1999 included in this prospectus and the financial statement schedule included in the registration statement have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The income statement and balance sheet data included in "Selected Consolidated Financial Data" for each of the five years in the period ended November 26, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed with the SEC a registration statement on Form S-1 relating to the notes. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site noted above.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

     We have included in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

     Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Risk Factors" in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements as of November 26, 1999
  and November 27, 1998 and for the three years in the
  period ended November 26, 1999
Report of Independent Accountants...........................  F-2
Consolidated Statements of Earnings.........................  F-3
Consolidated Statements of Financial Condition..............  F-4
Consolidated Statements of Changes in Stockholders' Equity
  and Partners' Capital.....................................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Consolidated Statements of Comprehensive Income.............  F-7
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders,
The Goldman Sachs Group, Inc.:

     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in stockholders' equity and partners' capital, cash flows and comprehensive income (included on pages F-3 to F-30 of this prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, Inc. and Subsidiaries (the "firm") as of November 26, 1999 and November 27, 1998, and the results of their consolidated operations and their consolidated cash flows for each of the three fiscal years in the period ended November 26, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 28, 1997, November 29, 1996 and November 24, 1995, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 29, 1996 and November 24, 1995 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended November 26, 1999 (included on pages 26 and 27 of this prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 21, 2000.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                 YEAR ENDED NOVEMBER
                                                          ---------------------------------
                                                             1999         1998       1997
                                                             ----         ----       ----
                                                           (IN MILLIONS, EXCEPT SHARE AND
                                                                 PER SHARE AMOUNTS)
Revenues
Global capital markets
  Investment banking....................................      $ 4,359    $ 3,368    $ 2,587
  Trading and principal investments.....................        5,758      2,015      2,303
Asset management and securities services................        2,524      2,085      1,456
Interest income.........................................       12,722     15,010     14,087
                                                          -----------    -------    -------
  Total revenues........................................       25,363     22,478     20,433
Interest expense........................................       12,018     13,958     12,986
                                                          -----------    -------    -------
  Revenues, net of interest expense.....................       13,345      8,520      7,447

Operating expenses
Compensation and benefits, excluding employee initial
  public offering awards................................        6,459      3,838      3,097
Nonrecurring employee initial public offering
  awards(1).............................................        2,257         --         --
Amortization of employee initial public offering
  awards................................................          268         --         --
Brokerage, clearing and exchange fees...................          446        424        357
Market development......................................          364        287        206
Communications and technology...........................          306        265        208
Depreciation and amortization...........................          337        242        178
Occupancy...............................................          314        207        168
Professional services and other.........................          402        336        219
Charitable contribution.................................          200         --         --
                                                          -----------    -------    -------
  Total operating expenses..............................       11,353      5,599      4,433
Pre-tax earnings........................................        1,992      2,921      3,014
(Benefit)/provision for taxes...........................         (716)       493        268
                                                          -----------    -------    -------
Net earnings............................................      $ 2,708    $ 2,428    $ 2,746
                                                          ===========    =======    =======
Earnings per share
  Basic.................................................      $  5.69         --         --
  Diluted...............................................         5.57         --         --
Average common shares outstanding
  Basic.................................................  475,883,756         --         --
  Diluted...............................................  485,803,960         --         --

---------------
(1) Includes expense of $666 million related to the initial irrevocable contribution of shares of common stock to a defined contribution plan.

  The accompanying notes are an integral part of these consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1999        1998
                                                                ----        ----
                                                              (IN MILLIONS, EXCEPT
                                                              SHARE AND PER SHARE
                                                                    AMOUNTS)
Assets
Cash and cash equivalents...................................  $  3,055    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations.............................     9,135       7,887
Receivables from brokers, dealers and clearing
  organizations.............................................     4,490       4,321
Receivables from customers and counterparties...............    30,140      14,953
Securities borrowed.........................................    78,418      69,158
Securities purchased under agreements to resell.............    37,106      37,484
Right to receive securities.................................     1,604       7,564
Financial instruments owned, at fair value
  Commercial paper, certificates of deposit and time
    deposits................................................     1,435       1,382
  U.S. government, federal agency and sovereign
    obligations.............................................    22,193      24,789
  Corporate debt............................................     9,821      10,744
  Equities and convertible debentures.......................    16,381      11,066
  State, municipal and provincial obligations...............       756         918
  Derivative contracts......................................    30,661      21,299
  Physical commodities......................................       562         481
Other assets................................................     4,734       2,498
                                                              --------    --------
                                                              $250,491    $217,380
                                                              ========    ========
Liabilities and Equity
Short-term borrowings, including commercial paper...........  $ 37,756    $ 27,430
Payables to brokers, dealers and clearing organizations.....     2,129         730
Payables to customers and counterparties....................    57,405      46,208
Securities loaned...........................................     9,169      11,088
Securities sold under agreements to repurchase..............    40,183      36,257
Obligation to return securities.............................     1,595       9,783
Financial instruments sold, but not yet purchased, at fair
  value U.S. government, federal agency and sovereign
  obligations...............................................    19,170      22,360
  Corporate debt............................................     2,642       1,441
  Equities and convertible debentures.......................    14,002       6,406
  Derivative contracts......................................    28,488      24,722
  Physical commodities......................................       586         966
Other liabilities and accrued expenses......................     6,269       3,699
Long-term borrowings........................................    20,952      19,906
                                                              --------    --------
                                                               240,346     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................        --          74
Partners' capital...........................................        --       6,310
Preferred stock, par value $0.01 per share; 150,000,000
  shares authorized, no shares issued and outstanding.......        --          --
Common stock, par value $0.01 per share; 4,000,000,000
  shares authorized, 441,421,899 shares issued and
  outstanding...............................................         4          --
Restricted stock units; 76,048,404 units issued and
  outstanding...............................................     4,339          --
Nonvoting common stock, par value $0.01 per share;
  200,000,000 shares authorized, 7,440,362 shares issued and
  outstanding...............................................        --          --
Additional paid-in capital..................................     7,359          --
Retained earnings...........................................       444          --
Unearned compensation.......................................    (2,038)         --
Accumulated other comprehensive income......................        37          --
                                                              --------    --------
                                                                10,145       6,310
                                                              --------    --------
                                                              $250,491    $217,380
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                          EQUITY AND PARTNERS' CAPITAL

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                               1999         1998       1997
                                                               ----         ----       ----
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                         AMOUNTS)
Partners' capital
  Balance, beginning of year................................  $ 6,310      $ 6,107    $ 5,309
  Transfer of beginning partners' capital allocated for
    income taxes and potential withdrawals..................       74           --         --
  Net earnings..............................................    2,264(1)     2,428      2,746
  Capital contributions.....................................       48            9         89
  Return on capital and certain distributions to partners...     (306)        (619)      (557)
  Termination of profit participation plans.................       --         (368)        --
  Transfers to partners' capital allocated for income taxes
    and potential withdrawals, net..........................       --       (1,247)    (1,480)
  Distributions of remaining partners' capital..............   (4,520)(2)       --         --
  Exchange of partnership interests for shares of common
    stock...................................................   (3,901)          --         --
  Transfer to accumulated other comprehensive income........       31           --         --
                                                              -------      -------    -------
  Balance, end of year......................................       --        6,310      6,107
Common stock, par value $0.01 per share
  Balance, beginning of year................................       --           --         --
  Common stock issued.......................................        4           --         --
                                                              -------      -------    -------
  Balance, end of year......................................        4           --         --

Restricted stock units
  Balance, beginning of year................................       --           --         --
  Restricted stock units granted, net of forfeitures of $42
    million.................................................    4,339           --         --
                                                              -------      -------    -------
  Balance, end of year......................................    4,339           --         --

Nonvoting common stock, par value $0.01 per share
  Balance,  beginning of year...............................       --           --         --
  Nonvoting common stock issued.............................       --           --         --
                                                              -------      -------    -------
  Balance, end of year......................................       --           --         --

Additional paid-in capital
  Balance, beginning of year................................       --           --         --
  Exchange of partnership interests for shares of common
    stock...................................................    3,901           --         --
  Issuance of common stock..................................    2,891           --         --
  Issuance of common stock contributed to a defined
    contribution plan.......................................      674           --         --
  Dividends paid............................................     (107)(3)       --         --
                                                              -------      -------    -------
  Balance, end of year......................................    7,359           --         --

Retained earnings
  Balance, beginning of year................................       --           --         --
  Net earnings..............................................      444(4)        --         --
                                                              -------      -------    -------
  Balance, end of year......................................      444           --         --

Unearned compensation
  Balance, beginning of year................................       --           --         --
  Restricted stock units granted, net of forfeitures of $23
    million.................................................   (2,311)          --         --
  Amortization of restricted stock units....................      273           --         --
                                                              -------      -------    -------
  Balance, end of year......................................   (2,038)          --         --

Accumulated other comprehensive income
  Balance, beginning of year................................       --           --         --
  Transfer from partners' capital...........................      (31)          --         --
  Currency translation adjustment...........................       68           --         --
                                                              -------      -------    -------
  Balance, end of year......................................       37           --         --
                                                              -------      -------    -------
                                                              $10,145      $ 6,310    $ 6,107
                                                              =======      =======    =======

---------------
(1) Represents net earnings of the partnership from November 28, 1998 through May 6, 1999.

(2) Represents the retired limited partners' exchanges of partnership interests for cash and junior subordinated debentures, the redemption of senior limited partnership interests for cash and other distributions of partners' capital in accordance with the partnership agreement.

(3) Represents two quarterly dividends of $0.12 per common share each.

(4) Represents net earnings of the corporation from May 7, 1999 through November 26, 1999.

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              --------------------------------
                                                                1999        1998        1997
                                                                ----        ----        ----
                                                                       (IN MILLIONS)
Cash flows from operating activities
  Net earnings..............................................  $  2,708    $  2,428    $  2,746
  Noncash items included in net earnings
    Depreciation and amortization...........................       337         242         178
    Deferred income taxes...................................    (1,387)         23          32
    Stock-based compensation................................     2,989          --          --
Changes in operating assets and liabilities
  Cash and securities segregated in compliance with U.S.
    federal and other regulations...........................    (1,248)     (2,984)       (670)
  Net receivables from brokers, dealers and clearing
    organizations...........................................     1,453        (789)     (1,599)
  Net payables to customers and counterparties..............    (3,990)     14,664       5,029
  Securities borrowed, net..................................   (11,179)    (21,158)    (10,814)
  Financial instruments owned, at fair value................   (13,718)        148      (7,439)
  Financial instruments sold, but not yet purchased, at fair
    value...................................................     9,059       7,559      11,702
  Other, net................................................     2,387         (71)        905
                                                              --------    --------    --------
    Net cash (used for)/provided by operating activities....   (12,589)         62          70
Cash flows from investing activities
  Property, leasehold improvements and equipment............      (656)       (476)       (259)
  Financial instruments owned, at fair value................       189        (180)       (360)
  Acquisitions, net of cash acquired........................      (187)         --         (74)
                                                              --------    --------    --------
    Net cash used for investing activities..................      (654)       (656)       (693)
Cash flows from financing activities
  Short-term borrowings, net................................       755       2,193       1,082
  Securities sold under agreements to repurchase, net.......     4,304      (5,909)     (4,717)
  Issuance of long-term borrowings..........................    11,000      10,527       7,734
  Repayment of long-term borrowings.........................      (753)     (2,058)     (1,855)
  Capital contributions.....................................        48           9          89
  Dividends paid............................................      (107)         --          --
  Returns on capital and certain distributions to
    partners................................................      (306)       (619)       (557)
  Termination of the profit participation plans.............        --        (368)         --
  Proceeds from issuance of common stock....................     2,633          --          --
  Partners' capital distributions, net......................    (4,112)         --          --
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................        --      (1,673)     (2,034)
                                                              --------    --------    --------
    Net cash provided by/(used for) financing activities....    13,462       2,102        (258)
    Net increase/(decrease) in cash and cash equivalents....       219       1,508        (881)
  Cash and cash equivalents, beginning of year..............     2,836       1,328       2,209
                                                              --------    --------    --------
  Cash and cash equivalents, end of year....................  $  3,055    $  2,836    $  1,328
                                                              ========    ========    ========

---------------
SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal years presented. Payments of income taxes were $463 million for the year ended November 1999 and were immaterial for the years ended November 1998 and 1997.

Noncash activities:

In connection with the firm's conversion to corporate form, junior subordinated debentures of $371 million were issued to retired limited partners in exchange for their partnership interests.

Common stock issued in connection with acquisitions was $245 million in 1999.

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                 YEAR ENDED NOVEMBER
                                                                 -------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                    (IN MILLIONS)
Net earnings................................................  $2,708    $2,428    $2,746
Other comprehensive income, net of tax
  Currency translation adjustment...........................      37       (31)      (28)
                                                              ------    ------    ------
Comprehensive income........................................  $2,745    $2,397    $2,718
                                                              ======    ======    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1/DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, Inc. (Group Inc.), a Delaware corporation, together with its consolidated subsidiaries (collectively, the firm), is a global investment banking and securities firm that provides a wide range of financial services worldwide to a substantial and diversified client base. On May 7, 1999, the firm converted from a partnership to a corporation and completed its initial public offering.

     The firm's activities are divided into two business segments:

GLOBAL CAPITAL MARKETS. This segment comprises Investment Banking, which includes Financial Advisory and Underwriting, and Trading and Principal Investments, which includes Fixed Income, Currency and Commodities (FICC), Equities and Principal Investments (Principal Investments primarily represents net revenues from the firm's merchant banking investments); and

ASSET MANAGEMENT AND SECURITIES SERVICES. This segment comprises Asset Management, Securities Services and Commissions.

NOTE 2/SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group Inc. and its U.S. and international subsidiaries including Goldman, Sachs & Co. (GS&Co.) and J. Aron & Company in New York, Goldman Sachs International (GSI) in London and Goldman Sachs (Japan) Ltd. (GSJL) in Tokyo. Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation. All material intercompany transactions and balances have been eliminated.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, the outcome of pending litigation, and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1999, 1998 and 1997 refer to the firm's fiscal year ended, or the date, as the context requires, November 26, 1999, November 27, 1998 and November 28, 1997, respectively.

CASH AND CASH EQUIVALENTS

     The firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade non-U.S. sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis where management believes a legal right of setoff exists under an enforceable netting agreement. The firm takes possession of securities purchased under agreements to resell, monitors the market value of these securities on a daily basis and obtains additional collateral as appropriate.

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. The consolidated statement of financial condition as of November 1999 generally reflects purchases and sales of financial instruments, including agency transactions, on a trade date basis. The consolidated statement of financial condition as of November 1998 generally reflects these transactions on a settlement date basis. Recording these transactions on a trade date basis would not have resulted in a material adjustment to the consolidated statement of financial condition as of November 1998.

     Substantially all financial instruments used in the firm's trading and nontrading activities are carried at fair value or amounts that approximate fair value, and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, or if liquidating the firm's position is reasonably expected to affect market prices, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter (OTC) derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the firm's trading and nontrading assets and liabilities is discussed further in Notes 3, 4 and 5.

PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally based upon quoted market prices or comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset management and securities services" on the consolidated statements of earnings.

DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are generally included in "Trading and principal investments" on the consolidated statements of earnings.

     Derivatives used for nontrading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on these derivatives are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for nontrading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where manage-ment believes a legal right of setoff exists under an enforceable netting agreement.

PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

GOODWILL

     The cost of acquired companies in excess of the fair value of net assets at acquisition date is recorded as goodwill and amortized over periods of 15 to 20 years on a straight-line basis.

INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the firm acts as an underwriter or agent are deferred until the related revenue is recognized.

EARNINGS PER SHARE

     Earnings per share (EPS) is computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". Basic EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding includes common stock and nonvoting common stock as well as restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of common stock deliverable pursuant to the restricted stock units and stock options for which future service is required as a condition to the delivery of the underlying common stock.

STOCK-BASED COMPENSATION

     The firm has elected to account for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees", as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation". In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. Compensation expense is recognized immediately for restricted stock units for which future service is not required as a condition to the delivery of the underlying shares of common stock. For restricted stock units with future service requirements, compensation expense is recognized over the relevant vesting period using an accelerated amortization methodology.

INCOME TAXES

     The firm accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. As a partnership, the firm was primarily subject to unincorporated business taxes and taxes in foreign jurisdictions on certain of its operations. As a corporation, the earnings of the firm are subject to U.S. federal, foreign, state and local taxes. As a result of its conversion to corporate form, the firm recognized the tax effect of the change in its income tax rate on both its deferred tax assets and liabilities and the earnings attributable to the period from May 7, 1999 to the end of the fiscal year. The firm's tax assets and liabilities are presented as a component of "Other assets" and "Other liabilities and accrued expenses", respectively, on the consolidated statements of financial condition.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the statement of financial condition, and revenues and expenses are translated at average rates of exchange for the fiscal year. Gains or losses on translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity. Gains or losses on foreign currency transactions are included in the consolidated statements of earnings.

     As a partnership, the firm reported the cumulative translation adjustment as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statement of financial condition. Effective with the firm's conversion to corporate form, the cumulative translation adjustment is reported as "Accumulated other comprehensive income" on the consolidated statement of financial condition.

ACCOUNTING DEVELOPMENTS

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", which deferred to fiscal years beginning after June 15, 2000 the effective date of the accounting and reporting requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The firm intends to adopt the provisions of SFAS No. 133 deferred by SFAS No. 137 in fiscal 2001 and is currently assessing their effect.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The firm previously expensed the cost of all software development in the period it was incurred. The adoption of SOP No. 98-1 is not expected to have a material effect on the firm's results of operations or financial condition. The firm intends to adopt the provisions of SOP No. 98-1 in fiscal 2000.

NOTE 3/FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in proprietary transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased, on the consolidated statements of financial con-dition. Nontrading assets and liabilities are generally carried at fair value or amounts that approximate fair value.

     Nontrading assets include cash and cash equivalents; cash and securities segregated in compliance with U.S. federal and other regulations; receivables from brokers, dealers and clearing organizations; receivables from customers and counterparties; securities borrowed; securities purchased under agreements to resell; right to receive securities; and certain investments, primarily those made in connection with the firm's merchant banking activities.

     Nontrading liabilities include short-term borrowings; payables to brokers, dealers and clearing organizations; payables to customers and counterparties; securities loaned; securities sold under agreements to repurchase; obligation to return securities; other liabilities and accrued expenses; and long-term borrowings. The fair value of the firm's long-term borrowings and associated hedges is discussed in Note 5.

TRADING AND PRINCIPAL INVESTMENTS
     The firm's Trading and Principal Investments business, a component of the Global Capital Markets segment, facilitates customer transactions and takes proprietary positions through market making in and trading of securities, currencies, commodities and swaps, and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the firm's strategies. As a result, it is necessary to view the results of any activity on a fully integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues include allocations of interest income and expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions.

     The following table sets forth the net revenues of Trading and Principal
Investments:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
                                                               (IN MILLIONS)
FICC...................................................  $2,862    $1,438    $2,055
Equities...............................................   1,961       795       573
Principal Investments..................................     950       146       298
                                                         ------    ------    ------
Total..................................................  $5,773    $2,379    $2,926
                                                         ======    ======    ======

RISK MANAGEMENT

     The firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the firm is willing to undertake in its business.

     The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the firm's risk exposures. In addition, the firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     MARKET RISK. The potential for changes in the market value of the firm's trading positions is referred to as "market risk". The firm's trading positions result from underwriting, market-making and proprietary trading activities.

     Categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices. A description of each market risk category is set forth below:

     - Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

     - Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

     - Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

     - Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products, and precious and base metals.

     These risk exposures are managed through diversification, by controlling position sizes and by establishing hedges in related securities or derivatives. For example, the firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the firm would incur if a counterparty or issuer of securities or other instruments held by the firm fails to perform its contractual obligations to the firm. To reduce credit exposures, the firm seeks to enter into netting agreements with counterparties that permit the firm to offset receivables and payables with such counterparties. In addition, the firm attempts to further reduce credit risk by entering into agreements that enable us to obtain collateral from a counterparty, to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, by seeking third-party guarantees of the counterparty's obligations, and through the use of credit derivatives.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 1999 and 1998, U.S. government and federal agency obligations represented 7% of the firm's total assets. In addition, most of the firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and other sovereign obligations.

DERIVATIVE ACTIVITIES

     Most of the firm's derivative transactions are entered into for trading purposes. The firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The firm also enters into nontrading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Nontrading derivatives related to the firm's long-term borrowings are discussed in Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration.

     Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                         AS OF NOVEMBER
                                                    ------------------------
                                                       1999          1998
                                                       ----          ----
                                                         (IN MILLIONS)
Interest Rate
Financial futures and forward settlement
  contracts.......................................  $  422,465    $  406,302
Swap agreements...................................   2,581,100     1,848,977
Written option contracts..........................     509,841       423,561

Equity
Financial futures and forward settlement
  contracts.......................................      10,082         7,405
Swap agreements...................................       3,423         2,752
Written option contracts..........................     113,653        54,856

Currency and Commodity
Financial futures and forward settlement
  contracts.......................................     460,941       420,138
Swap agreements...................................     110,159        51,502
Written option contracts..........................     193,989       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk.

     The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                          AS OF NOVEMBER
                                                       --------------------
                                                         1999        1998
                                                         ----        ----
                                                          (IN MILLIONS)
Purchased Option Contracts
Interest rate........................................  $484,104    $509,770
Equity...............................................   114,680      59,571
Currency and commodity...............................   210,421     186,748

     The firm utilizes replacement cost as a measure of derivative credit risk. Replacement cost, as reported in "Financial instruments owned, at fair value" on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses, owed where management believes a legal right of setoff exists under an enforceable netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, entering into enforceable netting agreements.

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the firm's netting policy, is set forth below:

                                                            AS OF NOVEMBER
                                           ------------------------------------------------
                                                    1999                      1998
                                           ----------------------    ----------------------
                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                           ------     -----------    ------     -----------
                                                            (IN MILLIONS)
Year End
Forward settlement contracts.............  $ 4,555      $ 4,625      $ 4,061      $ 4,201
Swap agreements..........................   12,052       11,587       10,000       11,475
Option contracts.........................   14,018       12,274        7,140        9,038
                                           -------      -------      -------      -------
Total....................................  $30,625      $28,486      $21,201      $24,714
                                           =======      =======      =======      =======
Monthly Average
Forward settlement contracts.............  $ 3,877      $ 3,619      $ 4,326      $ 3,979
Swap agreements..........................   10,414       11,210        7,340        8,158
Option contracts.........................    9,249        9,707        6,696        8,958
                                           -------      -------      -------      -------
Total....................................  $23,540      $24,536      $18,362      $21,095
                                           =======      =======      =======      =======

NOTE 4/SHORT-TERM BORROWINGS

     The firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment-grade foreign sovereign obligations and equity securities. The firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1999       1998
                                                          ----       ----
                                                           (IN MILLIONS)
Commercial paper.......................................  $ 9,403    $10,008
Promissory notes.......................................   11,061     10,763
Bank loans and other(1)................................   17,292      6,659
                                                         -------    -------
Total(2)...............................................  $37,756    $27,430
                                                         =======    =======

---------------
(1) As of November 1999 and November 1998, short-term borrowings included $10.82 billion and $2.96 billion, respectively, of long-term borrowings maturing within one year.

(2) As of November 1999 and November 1998, weighted average interest rates for short-term borrowings, including commercial paper, were 5.66% and 5.19%, respectively.

     The firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

NOTE 5/LONG-TERM BORROWINGS

     The firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1999       1998
                                                          ----       ----
                                                           (IN MILLIONS)
Fixed Rate Obligations(1)
  U.S. dollar..........................................  $ 8,236    $ 5,260
  Non-U.S. dollar......................................    1,980      2,066
Floating Rate Obligations(2)
  U.S. dollar..........................................    9,697     11,858
  Non-U.S. dollar......................................    1,039        722
                                                         -------    -------
Total(3)...............................................  $20,952    $19,906
                                                         =======    =======

---------------
(1) During 1999 and 1998, interest rates on U.S. dollar fixed rate obligations ranged from 5.56% to 12.00% and from 5.74% to 10.10%, respectively. During 1999 and 1998, non-U.S. dollar fixed rate obligations interest rates ranged from 0.85% to 9.51% and from 1.90% to 9.51%, respectively.

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from one to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                                                      AS OF NOVEMBER
                             ----------------------------------------------------------------
                                          1999                              1998
                             ------------------------------    ------------------------------
                              U.S.      NON-U.S.                U.S.      NON-U.S.
                             DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                             ------     --------     -----     ------     --------     -----
                                                      (IN MILLIONS)
Maturity Dates
1999.......................  $    --     $   --     $    --    $ 2,443     $  199     $ 2,642
2000.......................    2,527        114       2,641      4,293        272       4,565
2001.......................    3,145        327       3,472      2,261        148       2,409
2002.......................    1,638        594       2,232      1,669        265       1,934
2003.......................    1,522        404       1,926      1,409        412       1,821
2004.......................    1,857        134       1,991      1,310         43       1,353
2005 - Thereafter..........    7,244      1,446       8,690      3,733      1,449       5,182
                             -------     ------     -------    -------     ------     -------
Total......................  $17,933     $3,019     $20,952    $17,118     $2,788     $19,906
                             =======     ======     =======    =======     ======     =======

     The firm enters into nontrading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value.

     The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                                          AS OF NOVEMBER
                                                -----------------------------------
                                                      1999               1998
                                                ----------------    ---------------
                                                AMOUNT     RATE     AMOUNT     RATE
                                                ------     ----     ------     ----
                                                          ($ IN MILLIONS)
Fixed rate obligations........................  $   650    10.17%   $   222    8.09%
Floating rate obligations.....................   20,302     6.03     19,684    5.63
                                                -------             -------
          Total...............................  $20,952     6.16    $19,906    5.66
                                                =======             =======

     As of November 1999 and November 1998, the notional amounts of the related swap agreements used for nontrading purposes were $12.94 billion and $10.21 billion, respectively.
     The fair value and carrying value of these agreements are set forth below:

                                                              AS OF NOVEMBER
                                             ------------------------------------------------
                                                     1999                       1998
                                             ---------------------      ---------------------
                                             ASSETS    LIABILITIES      ASSETS    LIABILITIES
                                             ------    -----------      ------    -----------
                                                              (IN MILLIONS)
Fair value.................................   $ 3         $159           $519         $7
Carrying value.............................    36            2             98          8

NOTE 6/COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the firm's financial condition, but might be material to the firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The firm has obligations under long-term noncancelable lease agreements, principally for office space, expiring on various dates through 2019. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under noncancelable leases for 2000 and the succeeding four years and thereafter and rent charged to operating expense for the last three years are set forth below:

                                                          (IN MILLIONS)
Minimum Rental Commitments
2000....................................................     $  203
2001....................................................        183
2002....................................................        182
2003....................................................        181
2004....................................................        154
2005 - Thereafter.......................................        836
                                                             ------
Total...................................................     $1,739
                                                             ======
Net Rent Expense
1999....................................................     $  154
1998....................................................        104
1997....................................................         87

OTHER COMMITMENTS

     The firm acts as an investor in merchant banking transactions, which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these activities, the firm had commitments to invest up to $1.09 billion and $1.39 billion in corporate and real estate merchant banking investment funds and a bridge loan fund as of November 1999 and November 1998, respectively.

     In connection with loan origination and participation, the firm had loan commitments of $9.38 billion and $1.51 billion as of November 1999 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The firm also had outstanding guarantees of $575 million and $790 million relating to its fund management activities as of November 1999 and November 1998, respectively.

     The firm had pledged securities of $35.83 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1999 and November 1998, respectively.

     The firm had commitments to enter into repurchase and resale agreements of $30.58 billion and $46.26 billion as of November 1999 and November 1998, respectively.

     The firm provides letters of credit issued by various banks to counterparties in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.30 billion and $8.81 billion as of November 1999 and November 1998, respectively.

NOTE 7/EQUITY CAPITAL

     On May 7, 1999, the firm converted from a partnership to a corporation and completed its initial public offering. In that offering, the firm sold 51,000,000 shares of common stock. In addition, the firm completed a number of transactions to have Group Inc. succeed to the business of The Goldman Sachs Group, L.P. These transactions included the exchange of the partnership interests of the participating limited partners (PLPs), retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association for shares of common stock. As of November 1999, the firm had equity of $10.15 billion.

     Shares of nonvoting common stock are convertible into shares of common stock on a one-for-one basis upon transfer by Sumitomo Bank Capital Markets, Inc., the beneficial owner of such shares as of November 1999, to a third party, and in certain other circumstances.

     As of November 1998, the firm had $6.31 billion in partners' capital, which included both the general partner's and limited partners' capital. Partners' capital allocated for income taxes and potential withdrawals represented management's estimate of net amounts distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

NOTE 8/EARNINGS PER SHARE

     The computations of basic and diluted EPS are set forth below:

                                                                YEAR ENDED
                                                              NOVEMBER 1999
                                                              -------------
                                                        (IN MILLIONS, EXCEPT SHARE
                                                          AND PER SHARE AMOUNTS)
Numerator for basic and diluted EPS -- earnings
  available to common stockholders....................              $2,708
                                                               ===========
Denominator for basic EPS -- weighted average number
  of common shares....................................         475,883,756
Effect of dilutive securities
  Restricted stock units..............................           5,657,350
  Stock options.......................................           4,262,854
                                                               -----------
Dilutive potential common shares......................           9,920,204
                                                               -----------
Denominator for diluted EPS -- weighted average number
  of common shares and dilutive potential common
  shares..............................................         485,803,960
                                                               ===========
Basic EPS.............................................              $ 5.69
Diluted EPS...........................................                5.57

NOTE 9/EMPLOYEE BENEFIT PLANS

     The firm sponsors various pension plans and certain other postretirement benefit plans, primarily healthcare and life insurance, which cover most employees worldwide. The firm also provides certain benefits to former or inactive employees prior to retirement. A summary of these plans is set forth below:

DEFINED BENEFIT PENSION PLANS AND POSTRETIREMENT PLANS

     The firm maintains a defined benefit pension plan for substantially all U.S. employees. Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans generally provide benefits based on years of credited service and a percentage of the employee's eligible compensation. In addition, the firm has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents in the United States.

     The following tables provide a summary of the changes in the plans' projected benefit obligations and the fair value of assets for 1999 and 1998, and a statement of the funded status of the plans as of November 1999 and November 1998:

                                                  NOVEMBER 1999                     NOVEMBER 1998
                                         -------------------------------   -------------------------------
                                          U.S.     NON-U.S.     POST-       U.S.     NON-U.S.     POST-
                                         PENSION   PENSION    RETIREMENT   PENSION   PENSION    RETIREMENT
                                         -------   --------   ----------   -------   --------   ----------
                                                                   (IN MILLIONS)
Benefit Obligation
Balance, beginning of year.............   $108       $120        $ 60       $ 90       $ 77        $ 52
Service cost...........................      4         15           3          3         11           2
Interest cost..........................      8          5           4          7          4           4
Actuarial (gain)/loss..................    (10)        (4)         (4)        10         30           4
Benefits paid..........................     (2)        (4)         (2)        (2)        (1)         (2)
Effect of foreign exchange rates.......     --          6          --         --         (1)         --
                                          ----       ----        ----       ----       ----        ----
Balance, end of year...................   $108       $138        $ 61       $108       $120        $ 60
                                          ====       ====        ====       ====       ====        ====
Fair Value of Plan Assets
Balance, beginning of year.............   $133       $ 75        $ --       $131       $ 56        $ --
Actual return on plan assets...........     17         11          --          4         11          --
Firm contributions.....................     --         26           2         --         10           3
Benefits paid..........................     (2)        (4)         (2)        (2)        (1)         (3)
Effect of foreign exchange rates.......     --          2          --         --         (1)         --
                                          ----       ----        ----       ----       ----        ----
Balance, end of year...................   $148       $110        $ --       $133       $ 75        $ --
                                          ====       ====        ====       ====       ====        ====
Prepaid/(Accrued) Benefit Cost
Funded Status..........................   $ 40       $(28)       $(61)      $ 25       $(45)       $(60)
Unrecognized actuarial loss............      2         14           5         20         23           9
Unrecognized transition obligation.....    (37)        23          --        (40)        22          --
Unrecognized prior service cost........     --         --          (2)        --         --          (2)
                                          ----       ----        ----       ----       ----        ----
Prepaid/(accrued) benefit cost.........   $  5       $  9        $(58)      $  5       $ --        $(53)
                                          ====       ====        ====       ====       ====        ====

     For plans in which the accumulated benefit obligation exceeded plan assets, the projected benefit obligation and aggregate accumulated benefit obligation was $138 million and $121 million as of November 1999, respectively, and $85 million and $85 million as of November 1998, respectively. The fair value of plan assets for these plans was $110 million and $57 million as of November 1999 and November 1998, respectively. For plans in which the accumulated benefit obligation exceeded the fair value of plan assets, the effect of recognizing this amount would not have been material to the consolidated statements of financial condition or comprehensive income.

     The components of pension expense/(income) and postretirement expense are set forth below:

                                            YEAR ENDED NOVEMBER 1999          YEAR ENDED NOVEMBER 1998
                                         -------------------------------   -------------------------------
                                          U.S.     NON-U.S.     POST-       U.S.     NON-U.S.     POST-
                                         PENSION   PENSION    RETIREMENT   PENSION   PENSION    RETIREMENT
                                         -------   --------   ----------   -------   --------   ----------
                                                                   (IN MILLIONS)
Service cost...........................   $  4       $15          $3        $  3       $11          $2
Interest cost..........................      8         5           4           7         4           4
Expected return on plan assets.........    (10)       (5)         --         (10)       (4)         --
Net amortization.......................     (2)        3          --          (3)        2          --
                                          ----       ---          --        ----       ---          --
Total..................................   $ --       $18          $7        $ (3)      $13          $6
                                          ====       ===          ==        ====       ===          ==

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
Defined Benefit Pension Plans
U.S. Plans
  Discount rate.............................................  7.5%    7.0%    7.5%
  Rate of increase in future compensation levels............  5.0     5.0     5.0
  Expected long-term rate of return on plan assets..........  7.5     7.5     7.5
International Plans
  Discount rate.............................................  4.6     5.0     5.7
  Rate of increase in future compensation levels............  4.3     4.7     5.3
  Expected long-term rate of return on plan assets..........  6.0     6.0     7.0
Postretirement Plans
  Discount rate.............................................  7.5     7.0     7.5
  Rate of increase in future compensation levels............  5.0     5.0     5.0

     For measurement purposes, a 6.6% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for the fiscal year ending November 2000. The rate was assumed to decrease gradually to 5.0% for the fiscal year ending November 2008 and remain at that level thereafter.

     The assumed cost of healthcare has an effect on the amounts reported for the firm's healthcare plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

                                                         1% INCREASE     1% DECREASE
                                                         ------------    ------------
                                                         1999    1998    1999    1998
                                                         ----    ----    ----    ----
                                                                (IN MILLIONS)
Cost...................................................   $1      $1     $(1)    $(1)
Obligation.............................................    9       9      (8)     (7)

DEFINED CONTRIBUTION PLANS

     The firm contributes to employer-sponsored U.S. and international defined contribution plans. The firm's contribution to these plans was $94 million, $70 million and $68 million for 1999, 1998 and 1997, respectively.

     The firm has also established a nonqualified defined contribution plan (the
Plan) for certain senior employees. Shares of common stock contributed to the Plan in 1999 and outstanding as of November 1999 were 12,660,685. The shares of common stock will vest and generally be distributable to the participant on specified future dates if the participant satisfies certain conditions and the participant's employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and are reallocated to other participants. Contributions to the Plan are expensed on the date of grant. Plan expense in 1999 was $674 million, including $666 million granted in connection with the firm's initial public offering.

NOTE 10/EMPLOYEE INCENTIVE PLANS

STOCK INCENTIVE PLAN

     The firm sponsors a stock incentive plan that provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     The total number of shares of common stock that may be issued under the stock incentive plan through fiscal 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed 5% of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. As of November 1999, 183,440,631 shares were available for grant under the stock incentive plan.

RESTRICTED STOCK UNITS

     The firm issued restricted stock units to employees in 1999 under the stock incentive plan, primarily in connection with its initial public offering and as part of year-end compensation. Of the total restricted stock units outstanding as of November 1999, (i) 40,344,481 units required future service as a condition to the delivery of the underlying shares of common stock, and (ii) 35,703,923 units did not require future service. In all cases, delivery of the underlying shares of common stock is conditioned on the grantee's satisfying certain other requirements outlined in the award agreements.

     The activity related to these restricted stock units during 1999 is set forth below:

                                                       RESTRICTED STOCK UNITS OUTSTANDING
                                                       -----------------------------------
                                                       NO FUTURE SERVICE    FUTURE SERVICE
                                                           REQUIRED            REQUIRED
                                                       -----------------    --------------
                                                       (IN MILLIONS, EXCEPT UNIT AMOUNTS)
Outstanding, beginning of year.......................              --                 --
  Granted............................................      36,127,314         40,780,999
  Forfeited..........................................        (355,177)          (436,518)
  Delivered..........................................         (68,214)                --
                                                          -----------        -----------
Outstanding, end of year.............................      35,703,923         40,344,481
                                                          ===========        ===========
Noncash compensation expense, net of forfeitures.....          $2,042               $273

     The future noncash compensation expense related to the restricted stock units for which future service is required is set forth below:

                                                          COMPENSATION
                                                             EXPENSE
                                                          ------------
                                                          (IN MILLIONS)
2000..................................................       $  733
2001..................................................          610
2002..................................................          429
2003..................................................          214
2004..................................................           52
                                                             ------
Total.................................................       $2,038
                                                             ======

STOCK OPTIONS

     Stock options granted to employees during 1999 will generally become exercisable in equal installments on or about the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and the grantee's employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or a change in control. Once service requirements have been met, these options will generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of grant. Pursuant to APB No. 25, compensation expense was not recognized for those options that had no intrinsic value on the date of grant. The dilutive effect of these options is included in diluted common shares outstanding under SFAS No. 128.

     The activity of these stock options during 1999 is set forth below:

                                    OPTIONS      WEIGHTED AVERAGE       WEIGHTED AVERAGE
                                  OUTSTANDING     EXERCISE PRICE     REMAINING LIFE (YEARS)
                                  -----------    ----------------    ----------------------
Outstanding, beginning of
  year..........................          --          $   --                    --
  Granted.......................  40,863,172           52.91                    --
  Exercised.....................          --              --                    --
  Forfeited.....................    (503,506)          53.00                    --
                                  ----------
Outstanding, end of year........  40,359,666           52.91                  9.42
                                  ==========

     The weighted average fair value of options granted through November 1999 was $16.13 per option. Fair value is estimated as of the grant date based on a binomial option pricing model using the following weighted average assumptions:

Risk-free interest rate....................................     6.1%
Expected life..............................................  7 years
Expected volatility........................................    30.0%
Dividend yield.............................................     1.0%

PRO FORMA EFFECT OF SFAS NO. 123

     If the firm were to recognize compensation expense under the fair value-based method of SFAS No. 123 with respect to options granted, net earnings would have decreased resulting in pro forma net earnings and EPS as follows:

                                                         YEAR ENDED
                                                       NOVEMBER 1999
                                                       -------------
                                                    (IN MILLIONS, EXCEPT
                                                     PER SHARE AMOUNTS)
Net earnings, as reported.......................           $2,708
Pro forma net earnings..........................            2,650
EPS, as reported
Basic...........................................           $ 5.69
Diluted.........................................             5.57
Pro forma EPS
Basic...........................................           $ 5.57
Diluted.........................................             5.45

     In the table above, pro forma compensation expense associated with option grants is recognized over the relevant vesting period. The effect of applying SFAS No. 123 in the pro forma disclosure above is not representative of the potential pro forma effect on net earnings in future periods.

NOTE 11/INCOME TAXES

     Prior to its conversion to corporate form, the firm operated as a partnership and generally was not subject to U.S. federal and state income taxes. The earnings of the firm, however, were subject to local unincorporated business taxes. In addition, certain non-U.S. subsidiaries were subject to income taxes in their local jurisdictions. The partners of the firm's predecessor partnership were taxed on their proportionate share of the partnership's taxable income or loss. Effective with the conversion from a partnership to a corporation on May 7, 1999, the firm became subject to U.S. federal, state and local corporate income taxes.
     The components of the net tax (benefit)/expense reflected on the consolidated statements of earnings are set forth below:

                                                             YEAR ENDED NOVEMBER
                                                           -----------------------
                                                            1999      1998    1997
                                                            ----      ----    ----
                                                                (IN MILLIONS)
Current Taxes
U.S. federal.............................................  $    16    $ 16    $  5
State and local..........................................       67      28      87
Non-U.S. ................................................      588     426     144
                                                           -------    ----    ----
          Total current tax expense......................      671     470     236

Deferred Taxes
U.S. federal.............................................     (688)     --      --
State and local..........................................     (342)     (3)     (4)
Non-U.S. ................................................     (357)     26      36
                                                           -------    ----    ----
          Total deferred tax (benefit)/expense...........   (1,387)     23      32
                                                           -------    ----    ----
Net tax (benefit)/expense................................  $  (716)   $493    $268
                                                           =======    ====    ====

     Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. These temporary differences result in taxable or deductible amounts in future years and are measured using the tax rates and laws that will be in effect when such differences are expected to reverse. In connection with the conversion from a partnership to a corporation, the firm recognized a deferred tax benefit related to the revaluation of net deferred tax assets recorded as a partnership. Additionally, deferred tax assets were recorded as a result of acquisitions during 1999.

     Significant components of the firm's deferred tax assets and liabilities are set forth below:

                                                              AS OF NOVEMBER
                                                              --------------
                                                               1999     1998
                                                               ----     ----
                                                              (IN MILLIONS)
Deferred Tax Assets
Compensation and benefits...................................  $1,397    $44
Foreign tax credits.........................................     140     --
Depreciation and amortization...............................      57     14
Other, net..................................................     226     14
                                                              ------    ---
                                                               1,820     72
Less: valuation allowance(1)................................     (83)    --
                                                              ------    ---
          Total deferred tax assets.........................   1,737     72
                                                              ------    ---
Deferred Tax Liabilities
Unrealized gains............................................     257     33
                                                              ------    ---
          Total deferred tax liabilities....................     257     33
                                                              ------    ---
Net deferred tax assets.....................................  $1,480    $39
                                                              ======    ===

---------------
(1) Relates primarily to the ability to recognize tax benefits associated with non-U.S. operations.

     A reconciliation of the U.S. federal statutory income tax rate to the firm's effective income tax rate is set forth below:

                                                             YEAR ENDED NOVEMBER
                                                         ----------------------------
                                                         1999     1998(1)     1997(1)
                                                         ----     -------     -------
U.S. federal statutory income tax rate.................   35.0%       --%        --%
Increase related to:
State and local taxes, net of U.S. income tax
  effects..............................................    5.0       0.9        2.8
Foreign................................................     --      15.5        6.0
Other..................................................     --       0.5        0.1
                                                         -----      ----        ---
Rate before one-time events............................   40.0      16.9        8.9
Revaluation of deferred tax assets upon change in tax
  status...............................................  (41.4)(2)     --        --
Rate benefit for partnership period....................  (37.7)(3)     --        --
Other..................................................    3.2        --         --
                                                         -----      ----        ---
Total tax (benefit)/expense............................  (35.9)%    16.9%       8.9%
                                                         =====      ====        ===

---------------
(1) The U.S. federal statutory income tax rate is not applicable to 1998 or 1997 because the firm operated as a partnership and generally was not subject to corporate federal income taxes. U.S. federal taxes paid by subsidiary corporations are included in "Other" for 1998 and 1997.

(2) The deferred tax benefit recognized upon the firm's change in tax status from partnership to corporate form primarily reflects the revaluation of the deferred tax assets and liabilities at the firm's corporate income tax rate.

(3) The rate benefit for the partnership period relates to the firm's earnings prior to its conversion to corporate form, which generally were not subject to corporate income taxes.

NOTE 12/REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule," and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1999 and November 1998, GS&Co. had regulatory net capital, as defined, of $2.92 billion and $3.25 billion, respectively, which exceeded the amounts required by $2.31 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group Inc., is subject to the capital requirements of the Securities and Futures Authority Limited, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1999 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1999 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

NOTE 13/BUSINESS SEGMENTS

     In reporting to management, the firm's operating results are categorized into the following two principal segments: Global Capital Markets; and Asset Management and Securities Services.

GLOBAL CAPITAL MARKETS

     The Global Capital Markets segment includes services related to the following:

     INVESTMENT BANKING. The firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. The firm's investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     TRADING AND PRINCIPAL INVESTMENTS. The firm's Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. Trading and Principal Investments is divided into three categories:

- FICC. The firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions, and engages in proprietary trading and arbitrage activities;

- EQUITIES. The firm makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions, and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal Investments primarily represents net revenues from the firm's merchant banking investments.

ASSET MANAGEMENT AND SECURITIES SERVICES

     The Asset Management and Securities Services segment includes services related to the following:

- ASSET MANAGEMENT. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

- SECURITIES SERVICES. Securities Services includes prime brokerage, financing ser-vices and securities lending and the firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commissions include agency transactions for clients on major stock and futures exchanges and revenues from the increased share of the income and gains derived from the firm's merchant banking funds.

BASIS OF PRESENTATION

     In reporting segments, certain of the firm's business lines have been aggregated where they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the services they provide, (ii) their methods of distribution, (iii) the types of clients they serve and (iv) the regulatory environments in which they operate.

     The firm allocates revenues and expenses between the two segments. Due to the integrated nature of the business segments, estimates and judgments have been made in allocating certain revenue and expense items. Transactions between segments are based on specific criteria or approximate third-party rates. Total operating expenses include corporate items that have not been allocated to either business segment. The allocation process is based on the manner in which management views the business of the firm.

     The segment information presented in the table below is prepared according to the following methodologies:

- Revenues and expenses directly associated with each segment are included in determining pre-tax earnings.

- Net revenues in the firm's segments include allocations of interest income and expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. Net interest is allocated to the Trading and Principal Investments component of Global Capital Markets and the Securities Services component of Asset Management and Securities Services. Net interest is included within segment net revenues as it is consistent with the way in which management assesses segment performance.

- Overhead expenses not directly allocable to specific segments are allocated ratably based on direct segment expenses.

- The nonrecurring expenses associated with the firm's conversion to corporate form and related transactions are not allocated to individual segments as management excludes them in evaluating segment performance.

SEGMENT OPERATING RESULTS

     Management believes that the following information provides a reasonable representation of each segment's contribution to consolidated pre-tax earnings and total assets:

                                                        YEAR ENDED NOVEMBER
                                                  --------------------------------
                                                    1999        1998        1997
                                                    ----        ----        ----
                                                           (IN MILLIONS)
Global Capital Markets
  Net revenues(1)...............................  $ 10,132    $  5,747    $  5,513
  Operating expenses(2).........................     6,232       3,978       3,228
                                                  --------    --------    --------
  Pre-tax earnings(3)...........................  $  3,900    $  1,769    $  2,285
                                                  ========    ========    ========
  Segment assets................................  $127,515    $102,724    $ 99,974
                                                  ========    ========    ========
Asset Management and Securities Services
  Net revenues(1)...............................  $  3,213    $  2,773    $  1,934
  Operating expenses(2).........................     2,396       1,621       1,205
                                                  --------    --------    --------
  Pre-tax earnings(3)...........................  $    817    $  1,152    $    729
                                                  ========    ========    ========
  Segment assets................................  $121,693    $114,293    $ 78,193
                                                  ========    ========    ========
Total
  Net revenues(1)...............................  $ 13,345    $  8,520    $  7,447
  Operating expenses(2).........................    11,353(5)    5,599       4,433
                                                  --------    --------    --------
  Pre-tax earnings..............................  $  1,992    $  2,921    $  3,014
                                                  ========    ========    ========
  Total assets(4)...............................  $250,491    $217,380    $178,401
                                                  ========    ========    ========

---------------
(1) Net revenues include net interest as set forth in the table below:

                                                                YEAR ENDED NOVEMBER
                                                              ------------------------
                                                              1999     1998      1997
                                                              ----     ----      ----
                                                                   (IN MILLIONS)
Global Capital Markets......................................  $ 15    $  364    $  623
Asset Management and Securities Services....................   689       688       478
                                                              ----    ------    ------
Total net interest..........................................  $704    $1,052    $1,101
                                                              ====    ======    ======

(2) Operating expenses include depreciation and amortization as set forth in the table below:

                                                                YEAR ENDED NOVEMBER
                                                              ------------------------
                                                              1999     1998      1997
                                                              ----     ----      ----
                                                                   (IN MILLIONS)
Global Capital Markets......................................  $228    $  158    $  119
Asset Management and Securities Services....................   109        84        59
                                                              ----    ------    ------
Total depreciation and amortization.........................  $337    $  242    $  178
                                                              ====    ======    ======

(3) The pre-tax earnings of the firm's segments in 1999 reflect payments for services rendered by managing directors who, prior to the firm's conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in the operating expenses of the firm's segments in 1998 and 1997 and, therefore, the pre-tax earnings of the firm's segments in these years are not comparable with 1999.

(4) Includes deferred tax assets relating to the firm's conversion to corporate form and certain other assets that management believes are not allocable to a particular segment.

(5) Includes the following expenses that have not been allocated to the firm's segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

     The following table sets forth the net revenues of the firm's two segments:

                                                            YEAR ENDED NOVEMBER
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
                                                               (IN MILLIONS)
Financial Advisory....................................  $ 2,270    $1,774    $1,184
Underwriting..........................................    2,089     1,594     1,403
                                                        -------    ------    ------
Investment Banking....................................    4,359     3,368     2,587
                                                        -------    ------    ------
FICC..................................................    2,862     1,438     2,055
Equities..............................................    1,961       795       573
Principal Investments.................................      950       146       298
                                                        -------    ------    ------
Trading and Principal Investments.....................    5,773     2,379     2,926
                                                        -------    ------    ------
Total Global Capital Markets..........................   10,132     5,747     5,513
                                                        -------    ------    ------
Asset Management......................................      919       675       458
Securities Services...................................      772       730       487
Commissions...........................................    1,522     1,368       989
                                                        -------    ------    ------
Total Asset Management and Securities Services........    3,213     2,773     1,934
                                                        -------    ------    ------
Total net revenues....................................  $13,345    $8,520    $7,447
                                                        =======    ======    ======

GEOGRAPHIC INFORMATION

     Due to the highly integrated nature of international financial markets, the firm manages its businesses based on the profitability of the enterprise as a whole. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The firm's revenues, expenses and identifiable assets are generally allocated based on the country of domicile of the legal entity providing the service.

     The following table sets forth the total net revenues, pre-tax earnings, and identifiable assets of the firm and its consolidated subsidiaries by geographic region allocated on the basis described above:

                                                      YEAR ENDED NOVEMBER
                                             -------------------------------------
                                               1999           1998         1997
                                               ----           ----         ----
                                                         (IN MILLIONS)
Net Revenues
United States..............................  $   8,536      $   5,133    $   4,724
Other Americas.............................        327            308          379
United Kingdom.............................      3,103          1,893        1,570
Other Europe...............................        375            333          190
Asia.......................................      1,004            853          584
                                             ---------      ---------    ---------
Total net revenues.........................  $  13,345      $   8,520    $   7,447
                                             =========      =========    =========
Pre-tax Earnings(1)
United States..............................  $   2,878      $   1,315    $   1,737
Other Americas.............................        184            209          302
United Kingdom.............................      1,203            746          625
Other Europe...............................        198            216           89
Asia.......................................        254            435          261
Other......................................     (2,725)(3)         --           --
                                             ---------      ---------    ---------
Total pre-tax earnings.....................  $   1,992      $   2,921    $   3,014
                                             =========      =========    =========
Identifiable Assets
United States..............................  $ 238,875      $ 213,971    $ 189,622
Other Americas.............................      6,118          6,596        8,512
United Kingdom.............................    119,350         94,025       69,260
Other Europe...............................     11,737          8,820        7,555
Asia.......................................     18,088         19,536       13,085
Eliminations and other(2)..................   (143,677)      (125,568)    (109,633)
                                             ---------      ---------    ---------
Total identifiable assets..................  $ 250,491      $ 217,380    $ 178,401
                                             =========      =========    =========

---------------
(1) The pre-tax earnings of the firm in 1999 reflect payments for services rendered by managing directors who, prior to the firm's conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in the firm's operating expenses in 1998 and 1997 and, therefore, the pre-tax earnings in these years are not comparable with 1999.

(2) Reflects eliminations and certain assets that are not allocable to a particular geographic region.

(3) Includes the following expenses that have not been allocated to the firm's geographic regions: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

NOTE 14/SUBSEQUENT EVENTS

     On December 20, 1999, the Board of Directors of Group Inc. declared a dividend of $0.12 per share to be paid on February 24, 2000 to voting and nonvoting common shareholders of record on January 24, 2000.

                       SUPPLEMENTAL FINANCIAL INFORMATION

QUARTERLY RESULTS (UNAUDITED)

     The following represents the firm's unaudited quarterly results for 1999 and 1998. These quarterly results conform with generally accepted accounting principles and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results.

                                                      1999 FISCAL QUARTER
                                                      -------------------
                                            FIRST     SECOND       THIRD     FOURTH
                                            -----     ------       -----     ------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Total revenues............................  $5,856    $ 6,355      $6,440    $6,712
Interest expense..........................   2,861      2,886       3,032     3,239
                                            ------    -------      ------    ------
Revenues, net of interest expense.........   2,995      3,469       3,408     3,473
Operating expenses........................   1,807      4,956       2,326     2,264
                                            ------    -------      ------    ------
Pre-tax earnings/(loss)...................   1,188     (1,487)(1)   1,082     1,209
Provision/(benefit) for taxes.............     181     (1,827)(2)     444       486
                                            ------    -------      ------    ------
  Net earnings............................  $1,007    $   340      $  638    $  723
                                            ======    =======      ======    ======
Earnings per share
  Basic...................................      --    $  0.72      $ 1.34    $ 1.51
  Diluted.................................      --       0.71        1.32      1.48
Dividends paid per share..................      --         --        0.12      0.12

---------------
(1) Includes nonrecurring expenses of $2.26 billion associated with the firm's conversion to corporate form and the firm's charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.
(2) Includes a net tax benefit of $825 million related to the firm's conversion to corporate form, a benefit of $880 million related to the granting of employee initial public offering awards and a benefit of $80 million related to the charitable contribution to The Goldman Sachs Foundation.

                                                         1998 FISCAL QUARTER
                                                         --------------------
                                               FIRST      SECOND      THIRD      FOURTH
                                               -----      ------      -----      ------
                                                            (IN MILLIONS)
Total revenues...............................  $5,903     $6,563      $5,735     $4,277
Interest expense.............................   3,431      3,574       3,591      3,362
                                               ------     ------      ------     ------
Revenues, net of interest expense............   2,472      2,989       2,144        915
Operating expenses...........................   1,450      1,952       1,389        808
                                               ------     ------      ------     ------
Pre-tax earnings.............................   1,022      1,037         755        107
Provision for taxes..........................     138        190         102         63
                                               ------     ------      ------     ------
  Net earnings...............................  $  884     $  847      $  653     $   44
                                               ======     ======      ======     ======

                              PLAN OF DISTRIBUTION

        PLAN OF DISTRIBUTION FOR THE INITIAL OFFERING AND SALE OF NOTES

     The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., as the agent (the "agent"), have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. The Goldman Sachs Group, Inc. has the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. The Goldman Sachs Group, Inc. will pay the agent a commission on any notes sold through the agent. The commission will range from 0.150% to 0.900% of the principal amount of the notes, depending on the stated maturity of the notes.

     The Goldman Sachs Group, Inc. may also sell notes to the agent who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in the applicable prospectus supplement, less a discount. Unless otherwise stated in the applicable prospectus supplement, the discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

     The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from The Goldman Sachs Group, Inc. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

     The Goldman Sachs Group, Inc. may also sell notes directly to its investors. No commissions will be paid on notes sold directly.

     The agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The Goldman Sachs Group, Inc. has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act.

     If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from The Goldman Sachs Group, Inc., those dealers may also be deemed to be "underwriters" within the meaning of the Securities Act.

     The Goldman Sachs Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions whether paid to Goldman, Sachs & Co. or any other agent, will be approximately $10.5 million.

     Unless otherwise indicated in the applicable prospectus supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

     The Goldman Sachs Group, Inc. may appoint agents, other than or in addition to Goldman, Sachs & Co., with respect to certain notes. Any other agents will be named in the applicable prospectus supplements and those agents will enter into the distribution agreement referred to above. The other agents may be affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for The Goldman Sachs Group, Inc. in the ordinary course of business.

     Goldman, Sachs & Co. is a subsidiary of The Goldman Sachs Group, Inc. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as Goldman, Sachs & Co. distributes an affiliated company's debt securities. Goldman, Sachs & Co. has advised The Goldman Sachs Group, Inc. that this offering will comply with the applicable requirements of Rule 2720.

     Goldman, Sachs & Co. will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

                     PLAN OF DISTRIBUTION FOR MARKET-MAKING
                             RESALES BY AFFILIATES

     This prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. In a market-making transaction, Goldman, Sachs & Co. may resell a note it acquires from other holders, after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of resale or at negotiated prices. In these transactions, Goldman, Sachs & Co. may act as principal or agent, including as agent for the counterparty in a transaction in which Goldman, Sachs & Co. acts as principal or as agent for both counterparties in a transaction in which Goldman, Sachs & Co. does not act as principal. Goldman, Sachs & Co. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of The Goldman Sachs Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

     The Goldman Sachs Group, Inc. does not expect to receive any proceeds from market-making transactions. The Goldman Sachs Group, Inc. does not expect that Goldman, Sachs & Co. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to The Goldman Sachs Group, Inc.

     A market-making transaction will have a settlement date later than the original issue date of the note. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

     Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

 Unless The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

                     MATTERS RELATING TO ORIGINAL SALES AND
                             MARKET-MAKING RESALES

     Goldman, Sachs & Co. does not expect the amount of notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price (i.e., $22 billion) of all of the Series B medium-term notes.

     The notes are a new issue of securities, and there will be no established trading market for any note prior to its original issue date. The Goldman Sachs Group, Inc. does not plan to list the notes on a securities exchange. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any other affiliate that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

     In this prospectus, the terms "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................     9
Use of Proceeds.......................    24
Capitalization........................    25
Selected Consolidated Financial
  Data................................    26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    28
Business..............................    51
Management............................    68
Principal Shareholders................    81
Certain Relationships and Related
  Transactions........................    84
Description of Notes We May Offer.....    89
United States Taxation................   119
Employee Retirement Income Security
  Act.................................   130
Validity of the Notes.................   130
Experts...............................   130
Available Information.................   131
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform
  Act of 1995.........................   131
Index to Consolidated Financial
  Statements..........................   F-1
Plan of Distribution..................   P-1

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                $22,000,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Medium-Term Notes, Series B
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
            -------------------------------------------------------
            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the expenses (all of which are estimated other than the SEC registration fee and the NASD fees), other than underwriting discounts and commissions, to be incurred by the registrant in connection with the distribution of the securities registered under this registration statement:

                                                                AMOUNT
                                                              TO BE PAID
                                                              -----------
SEC registration fee........................................  $ 1,848,000
NASD fees...................................................       30,500
Legal fees and expenses.....................................      100,000
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................       10,000
Accounting fees and expenses................................      100,000
Printing fees...............................................    1,100,000
Rating agency fees..........................................      100,000
Trustee's fees and expenses.................................       10,000
Miscellaneous...............................................      201,500
                                                              -----------
          Total.............................................  $ 3,500,000
                                                              ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the registrant's by-laws provides for indemnification by the registrant of any director or officer (as such term is defined in the by-laws) of the registrant who is or was a director of any of its subsidiaries, is or was a member of the Shareholders' Committee (as defined in the prospectus included in this registration statement) acting pursuant to the shareholders' agreement (as defined in the prospectus included in this registration statement) or, at the request of the registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the registrant. To the extent authorized from time to time by the board of directors of the registrant, the registrant may provide to any one or more employees of the registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the registrant on directors and officers of the registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The registrant has entered into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

     The registrant has entered into an agreement that provides indemnification to its directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by the registrant's board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of the registrant, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation and certain registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. The registrant has also entered into a similar indemnification agreement with its directors, some of its officers and all other persons requested or authorized by the registrant's board of directors or any committee thereof to take actions on behalf of the registrant in connection with this registration statement and certain other registration statements. These agreements are in addition to the registrant's indemnification obligations under its by-laws.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Reference is also made to Section 7 of the distribution agreement filed as
Exhibit 1.1 to the registration statement for information concerning the agent's obligation to indemnify the registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with its conversion to corporate form, the registrant issued:
(i) 265,019,073 shares of the registrant's common stock, par value $0.01 per share, to certain managing directors who were profit participating limited partners of The Goldman Sachs Group, L.P. in exchange for all of these managing directors' interests in The Goldman Sachs Group, L.P. and certain other affiliates; (ii) 47,270,551 shares of common stock and $295 million principal amount of 12% junior subordinated debentures of the registrant to certain retired limited partners of The Goldman Sachs Group, L.P. in exchange for all of such limited partners' interests in The Goldman Sachs Group, L.P. and certain other affiliates; (iii) 30,425,052 shares of common stock and 7,440,362 shares of the registrant's nonvoting common stock, par value $0.01 per share, to Sumitomo Bank Capital Markets, Inc. in exchange for its interests in The Goldman Sachs Group, L.P. and Goldman, Sachs & Co.; and (iv) 30,975,421 shares of common stock to Kamehameha

Activities Association in exchange for its interests in The Goldman Sachs Group, L.P. Also, simultaneously with its conversion to corporate form on May 7, 1999, the registrant made awards of restricted stock units and/or stock options to substantially all of its employees and made an irrevocable contribution of shares of common stock to a nonqualified defined contribution plan. The offering and sale of the shares of common stock, junior subordinated debentures and nonvoting common stock to the managing directors who were profit participating limited partners, retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association were not registered under the Securities Act of 1933, because the offering and sale (i) was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities were issued in a transaction not registered under the Securities Act of 1933) or (ii) were made outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. The foregoing employee awards and contribution of common stock were not registered under the Securities Act of 1933 because the awards and contribution either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the awards were made to a relatively broad class of employees who provided no consideration in exchange for their awards, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

     On April 13, 1999, the registrant entered into an arrangement with a group of 10 employees pursuant to which a portion of a performance-based bonus that is payable to such employees in 2002 will be paid in shares of common stock of the registrant valued at $53.00 per share. Under this arrangement, up to 386,500 shares of common stock may be issued. The offering and sale of these 386,500 shares of common stock was made pursuant to Rule 701 under the Securities Act of 1933.

     On September 24, 1999, the registrant issued 4,024,637 shares of common stock in connection with its acquisition of The Hull Group, Inc. These shares were issued in a transaction not involving a public offering in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the shares for their own accounts and not with a view to the distribution thereof and acknowledging that the shares were issued in a transaction not registered under the Securities Act of 1933).

     During the period from May 7, 1999 to February 11, 2000 the registrant issued a series of $1 billion aggregate principal amount of Medium-Term Notes, Series A, with a thirteen-month final maturity, exchangeable monthly for a new like security. This series was issued in a transaction not involving a public offering in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the purchasers representing their intentions to acquire the notes for their own accounts and not with a view to the distribution thereof and acknowledging that the notes were not registered under the Securities Act of 1933). Goldman, Sachs & Co. acted as the sole placement agent for this offering.

     During the period from May 7, 1999 to February 11, 2000, the registrant issued its Euro Medium-Term Notes, Series C, with maturities ranging from 12 months to 180 months, in an aggregate face or principal amount equivalent to $547 million (including certain of those notes which were not denominated in U.S. dollars). All of these notes were offered and sold outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. Goldman Sachs International acted as the sole placement agent for these offerings.

     During the period from May 7, 1999 to February 11, 2000, the registrant issued its debt securities (other than its Euro Medium-Term Notes, Series C, referred to above), with a maturity of 60 months, in an aggregate principal amount equivalent to $229.6 million (those debt securities were denominated in Japanese yen). All of those debt securities were offered and sold outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. Goldman Sachs International, Nomura International and Norinchukin International plc acted as placement agents for that offering.

     During the period from May 7, 1999 to February 11, 2000, the registrant issued its Medium-Term Notes, Series C, with maturities of 12 months, in an aggregate face or principal amount equivalent to $42.8 million. All of these notes were issued in transactions not involving a public offering in reliance upon the exemption provided by Rule 144A under the Securities Act of 1933. Goldman, Sachs & Co. acted as the sole placement agent for these offerings.

     During the period from May 7, 1999 to February 11, 2000, the registrant issued an aggregate principal amount of $5.3 billion of extendable commercial notes. These notes have an initial maturity of not more than 90 days and bear commercial paper interest rates during that period. They are extendable at the registrant's option to a total maturity of 13 months and bear interest at a floating rate depending on the registrant's credit rating during the extension period. These notes were issued in a transaction not involving a public offering in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933. Goldman Sachs & Co. acted as the sole placement agent for these offerings.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

  1.1  Distribution Agreement, dated as of May 19, 1999, between
       The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., as agent.
  2.1  Plan of Incorporation.**
  2.2  Agreement and Plan of Merger of The Goldman Sachs
       Corporation into The Goldman Sachs Group, Inc.*
  2.3  Agreement and Plan of Merger of The Goldman Sachs Group,
       L.P. into The Goldman Sachs Group, Inc.*
  3.1  Certificate of Incorporation of The Goldman Sachs Group,
       Inc.**
  3.2  Amended and Restated Certificate of Incorporation of The
       Goldman Sachs Group, Inc.*
  3.3  Amended and Restated By-Laws of The Goldman Sachs Group,
       Inc.*
  4.1  Indenture, dated as of May 19, 1999, between The Goldman
       Sachs Group, Inc. and The Bank of New York, as trustee
       (incorporated by reference to Exhibit 6 of the registrant's registration statement on Form 8-A, filed on June 29,
       1999).***
  4.2  Form of debt securities of The Goldman Sachs Group, Inc.
       (included in Exhibit 4.1).***
  4.3  Form of Floating Rate Medium-Term Note.***
  4.4  Form of Fixed Rate Medium-Term Note.***
  4.5  Form of Mandatory Exchangeable Note.***
  4.6  Form of Exchangeable Note.***
  4.7  Specimen of 7.35% Note due 2009.***
  4.8  Specimen of Index-Linked Note due 2002 (Linked to the Nikkei
       225).***
  4.9 Specimen of Callable Index-Linked Note due 2003 (Linked to the GSTI(TM) Internet Index).***
 4.10  Specimen of 7.50% Note due 2005.***

 4.11  Specimen of 7.80% Note due 2010.***
       Certain instruments defining the rights of holders of other long-term debt securities of the registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.
  5.1  Opinion of Gregory K. Palm, Esq., a General Counsel of The
       Goldman Sachs Group, Inc.
  8.1  Opinion of Sullivan & Cromwell, United States tax counsel to
       The Goldman Sachs Group, Inc., re tax matters.
  8.2 Opinion of Sullivan & Cromwell, United States tax counsel to the registrant, re tax matters relating to 2.00%
       Exchangeable Notes due 2006 (Exchangeable for Common Stock of Wells Fargo & Company).***
  8.3 Opinion of Sullivan & Cromwell, United States tax counsel to the registrant, re tax matters relating to Index-Linked Note due 2002 (Linked to the Nikkei 225).***
  8.4 Opinion of Sullivan & Cromwell, United States tax counsel to the registrant, re tax matters relating to 0.25%
       Exchangeable Notes due 2004 (Exchangeable for Common Stock of Yahoo! Inc.)***
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.**
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and The Goldman Sachs Group, L.P., as amended.**
 10.3 Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**
 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and The Goldman Sachs Group, L.P.**
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs
       International, (iii) Restamove Limited, (iv) The Goldman
       Sachs Group, L.P. and (v) Itochu Corporation.**
 10.6 Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       Goldman Sachs International, (iii) Restamove Limited, (iv)
       The Goldman Sachs Group, L.P. and (v) Itochu Corporation
       (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
       Street Partnership, (ii) Goldman Sachs International and
       (iii) The Goldman Sachs Group, L.P.).**
 10.7 Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) The Goldman
       Sachs Group, L.P.**
 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, Goldman
       Sachs International, The Goldman Sachs Group, L.P., English
       Property Corporation plc and MEPC plc.**
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, Goldman Sachs International, Goldman Sachs Property
       Management, The Goldman Sachs Group, L.P., English Property
       Corporation plc and MEPC plc.**

10.10 Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
       Goldman Sachs International and The Goldman Sachs Group,
       L.P.**
10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance, as amended.**
10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and The Goldman Sachs Group, L.P.**
10.13  Agreement for Lease, dated November 29, 1998, between Turbo
       Top Limited and Goldman Sachs (Asia) Finance.**
10.14  Summary of Tokyo Leases.**
10.15  The Goldman Sachs 1999 Stock Incentive Plan.*
10.16  The Goldman Sachs Defined Contribution Plan.*
10.17  Letter Agreement with Mr. John L. Weinberg.**
10.18  The Goldman Sachs Partner Compensation Plan.*
10.19  Form of Employment Agreement.*
10.20  Form of Agreement Relating to Noncompetition and Other
       Covenants.*
10.21  Form of Pledge Agreement.*
10.22  Form of Award Agreement (Formula RSUs).*
10.23  Form of Award Agreement (Discretionary RSUs).*
10.24  Form of Option Agreement (Discretionary Options).*
10.25 Tax Indemnification Agreement, dated as of May 7, 1999, by and among The Goldman Sachs Group, Inc. and various parties.*
10.26  Form of Shareholders' Agreement among The Goldman Sachs
       Group, Inc. and various parties.
10.27  Instrument of Indemnification.*
10.28  Form of Indemnification Agreement.
10.29 Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and The Goldman Sachs Group, L.P.**
10.30 Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and The Goldman Sachs Group, L.P.**
10.31  Letter Agreement, dated March 15, 1999, among Kamehameha
       Activities Association and The Goldman Sachs Group, L.P.
       (the "Kamehameha Letter Agreement").**
10.32  Amended and Restated Subscription Agreement, dated March 28,
       1989, among The Sumitomo Bank, Limited, Sumitomo Bank
       Capital Markets, Inc., Goldman, Sachs & Co. and The Goldman
       Sachs Group, L.P.**
10.33  Letter Agreement, dated March 15, 1999, among The Sumitomo
       Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
       Goldman Sachs Group, L.P. (the "Sumitomo Letter
       Agreement").**
10.34  Lease, dated September 24, 1992, from LDT Partners to
       Goldman Sachs International.**
10.35  Amendment to Kamehameha Letter Agreement (filed as Exhibit
       10.31), dated April 30, 1999, among Kamehameha Activities
       Association, the Trustees of the Estate of Bernice Pauahi
       Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
       Group, Inc.*

    10.36  Amendment to Sumitomo Letter Agreement (filed as Exhibit 10.33), dated April 30, 1999, among The Sumitomo
           Bank, Limited, Sumitomo Bank Capital Markets, Inc., The Goldman Sachs Group, L.P., The Goldman Sachs
           Group, Inc. and Goldman, Sachs & Co.*
    10.37  Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association, on the
           other hand.*
    10.38  Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets, Inc., on the other hand.*
    10.39  Letter Agreement, dated August 18, 1999, between The Goldman Sachs Group, Inc. and Mr. James A. Johnson
           (incorporated by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended August 27, 1999).
    10.40  Letter Agreement, dated August 18, 1999, between The Goldman Sachs Group, Inc. and Sir John Browne
           (incorporated by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended August 27, 1999).
    10.41  Letter Agreement, dated November 9, 1999, between The Goldman Sachs Group, Inc. and Mr. John H. Bryan
           (incorporated by reference to Exhibit 10.42 to the registrant's registration statement on Form S-1 (No.
           333-90677)).
    10.42  Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to
           Amendment No. 1 to Schedule 13D, filed December 17, 1999, relating to the registrant's common stock).
    10.43  Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
           Exhibit H to Amendment No. 1 to Schedule 13D, filed December 17, 1999, relating to the registrant's common stock).
    10.44  Form of Indemnification Agreement.
    10.45  Letter Agreement, dated January 21, 2000, between The Goldman Sachs Group, Inc. and Dr. Ruth J. Simmons
           (incorporated by reference to Exhibit 10.45 to the registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999).
     12.1  Statement re computation of ratios of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999)
     21.1  List of subsidiaries of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 21.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999).
     23.1  Consent of PricewaterhouseCoopers LLP.
     23.2  Consent of Gregory K. Palm, Esq. (included in Exhibit 5.1 above).
     23.3  Consent of Sullivan & Cromwell (included in Exhibit 8.1 above).
     24.1  Powers of Attorney (included on signature page).
     25.1  Statement of Eligibility of Trustee.

---------------
  * Incorporated by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).

 ** Incorporated by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

***Incorporated by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75321).

(b) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of The Goldman Sachs Group, Inc. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 11th day of February, 2000.

                                          THE GOLDMAN SACHS GROUP, INC.

                                          By: /s/   DAVID A. VINIAR
                                            ------------------------------------
                                          Name: David A. Viniar
                                          Title:  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Thain, Robert J. Katz, Gregory K. Palm and David A. Viniar and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the debt securities of the registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the registrant, this registration statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the debt securities of the registrant, to any and all amendments thereto (including post-effective amendments) to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2000.

                        TITLE                                              SIGNATURE
                        -----                                              ---------
Director, Chairman of the Board and Chief Executive
  Officer (Principal Executive Officer)                            /s/ HENRY M. PAULSON, JR.
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.

Director and Vice Chairman                                            /s/ ROBERT J. HURST
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director, President and Co-Chief Operating Officer                     /s/ JOHN A. THAIN
                                                         ----------------------------------------------
                                                                         John A. Thain


                        TITLE                                              SIGNATURE
                        -----                                              ---------
Director, President and Co-Chief Operating Officer                  /s/ JOHN L. THORNTON
                                                         ----------------------------------------------
                                                                        John L. Thornton

Director
                                                         ----------------------------------------------
                                                                        Sir John Browne

Director
                                                         ----------------------------------------------
                                                                         John H. Bryan

Director
                                                         ----------------------------------------------
                                                                        James A. Johnson

Director
                                                         ----------------------------------------------
                                                                        Ruth J. Simmons


Director                                                            /s/ JOHN L. WEINBERG
                                                         ----------------------------------------------
                                                                        John L. Weinberg

Chief Financial Officer (Principal Financial Officer)               /s/ DAVID A.VINIAR
                                                         ----------------------------------------------
                                                                        David A. Viniar

Principal Accounting Officer                                        /s/ SARAH G. SMITH
                                                         ----------------------------------------------
                                                                         Sarah G. Smith

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders,
The Goldman Sachs Group, Inc.:

     Our audits of the consolidated financial statements referred to in our report dated January 21, 2000 included on page F-2 of this prospectus also included an audit of the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 21, 2000.

                                                                     SCHEDULE IV

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, INC.

             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                 YEAR ENDED NOVEMBER
                                                              --------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                    (in millions)
Revenues
Equity in earnings of subsidiaries..........................  $1,231    $1,780    $2,378
Principal investments.......................................   1,139       540       339
Interest income, principally from affiliates................   3,305     4,369     2,943
                                                              ------    ------    ------
  Total revenues............................................   5,675     6,689     5,660
Interest expense............................................   3,338     4,201     2,858
                                                              ------    ------    ------
  Revenues, net of interest expense.........................   2,337     2,488     2,802

Operating Expenses
Compensation and benefits...................................     251         9        12
Other.......................................................     109        43        29
Charitable contribution.....................................     200        --        --
                                                              ------    ------    ------
  Total operating expenses..................................     560        52        41
Pre-tax earnings............................................   1,777     2,436     2,761
(Benefit)/provision for taxes...............................    (931)        8        15
                                                              ------    ------    ------
Net earnings................................................  $2,708    $2,428    $2,746
                                                              ======    ======    ======

     The accompanying note is an integral part of these condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, INC.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1999        1998
                                                                ----        ----
                                                              (in millions, except
                                                              share and per share
                                                                    amounts)
Assets
Cash and cash equivalents...................................  $     1     $    11
Financial instruments owned, at fair value..................    3,476       2,147
Receivables from affiliates.................................   41,511      33,562
Subordinated loan receivables from affiliates...............    9,048       8,668
Investment in subsidiaries..................................    7,526       5,077
Other assets................................................    2,284       1,123
                                                              -------     -------
                                                              $63,846     $50,588
                                                              =======     =======
Liabilities and Equity
Short-term borrowings, including commercial paper...........  $32,286     $23,364
Payables to affiliates......................................      207       1,679
Other liabilities and accrued expenses......................      572         147
Long-term borrowings
  With third parties........................................   20,262      18,584
  With affiliates...........................................      374         430
                                                              -------     -------
                                                               53,701      44,204
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................       --          74
Partners' capital...........................................       --       6,310
Preferred stock, par value $0.01 per share; 150,000,000
  shares authorized, no shares issued and outstanding.......       --          --
Common stock, par value $0.01 per share; 4,000,000,000
  shares authorized, 441,421,899 shares issued and
  outstanding...............................................        4          --
Restricted stock units; 76,048,404 units issued and
  outstanding...............................................    4,339          --
Nonvoting common stock, par value $0.01 per share;
  200,000,000 shares authorized, 7,440,362 shares issued and
  outstanding...............................................       --          --
Additional paid-in capital..................................    7,359          --
Retained earnings...........................................      444          --
Unearned compensation.......................................   (2,038)         --
Accumulated other comprehensive income......................       37          --
                                                              -------     -------
                                                               10,145       6,310
                                                              -------     -------
                                                              $63,846     $50,588
                                                              =======     =======

     The accompanying note is an integral part of these condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, INC.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                      (in millions)
Cash flows from operating activities
  Net earnings..............................................  $ 2,708    $ 2,428    $ 2,746
  Noncash items included in net earnings
    Equity in earnings of subsidiaries......................   (1,231)    (1,780)    (2,378)
    Depreciation and amortization...........................       71         35         19
    Deferred income taxes...................................   (1,030)        --         --
    Other, net..............................................       46         --         --
Changes in operating assets and liabilities
  Financial instruments owned, at fair value................   (1,575)        (8)      (395)
  Other, net................................................      553       (501)       (98)
                                                              -------    -------    -------
    Net cash (used for)/provided by operating activities....     (458)       174       (106)
Cash flows from investing activities
  Financial instruments owned, at fair value................      246       (243)      (331)
  Receivables from affiliates, net..........................   (6,416)    (8,235)    (4,320)
  Subordinated loan receivables from affiliates.............     (380)    (1,779)    (1,528)
  Investment in subsidiaries, net...........................     (850)     1,362      2,147
  Property, leasehold improvements and equipment............     (292)      (145)        (4)
  Acquisition...............................................     (196)        --         --
                                                              -------    -------    -------
    Net cash used for investing activities..................   (7,888)    (9,040)    (4,036)
Cash flows from financing activities
  Short-term borrowings, net................................       12      2,586         39
  Issuance of long-term borrowings..........................   10,755     10,289      7,498
  Repayment of long-term borrowings.........................     (587)    (1,698)    (1,005)
  Capital contributions.....................................       48          9         89
  Dividends paid............................................     (107)        --         --
  Returns on capital and certain distributions to
    partners................................................     (306)      (619)      (557)
  Termination of the profit participation plan..............       --        (21)        --
  Proceeds from issuance of common stock....................    2,633         --         --
  Partners' capital distributions, net......................   (4,112)        --         --
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................       --     (1,673)    (2,034)
                                                              -------    -------    -------
    Net cash provided by financing activities...............    8,336      8,873      4,030
  Net (decrease)/increase in cash and cash equivalents......      (10)         7       (112)
Cash and cash equivalents, beginning of year................       11          4        116
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $     1    $    11    $     4
                                                              =======    =======    =======

----------------

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal years presented. Payments of income taxes were immaterial.

Noncash activities:

Receivables from affiliates includes $2.94 billion of stock-based compensation awards granted to employees of affiliated entities.

In connection with the firm's conversion to corporate form, junior subordinated debentures of $371 million were issued to the retired limited partners in exchange for their partnership interests.

Common stock issued in connection with the acquisition was $245 million in 1999.
     The accompanying note is an integral part of these condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, INC.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, Inc. should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries and the notes thereto.

     Investments in subsidiaries are accounted for using the equity method.

     These condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding investment valuations, the outcome of pending litigation, and other matters that affect the condensed unconsolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

                               INDEX TO EXHIBITS

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
   1.1    Distribution Agreement, dated as of May 19, 1999, between
          The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., as
          agent.
   2.1    Plan of Incorporation.**
   2.2    Agreement and Plan of Merger of The Goldman Sachs
          Corporation into The Goldman Sachs Group, Inc.*
   2.3    Agreement and Plan of Merger of The Goldman Sachs Group,
          L.P. into The Goldman Sachs Group, Inc.*
   3.1    Certificate of Incorporation of The Goldman Sachs Group,
          Inc.**
   3.2    Amended and Restated Certificate of Incorporation of The
          Goldman Sachs Group, Inc.*
   3.3    Amended and Restated By-Laws of The Goldman Sachs Group,
          Inc.*
   4.1    Indenture, dated as of May 19, 1999, between The Goldman
          Sachs Group, Inc. and The Bank of New York, as trustee
          (incorporated by reference to Exhibit 6 of the registrant's registration statement on Form 8-A, filed on June 29,
          1999).***
   4.2    Form of debt securities of The Goldman Sachs Group, Inc.
          (included in Exhibit 4.1).***
   4.3    Form of Floating Rate Medium-Term Note.***
   4.4    Form of Fixed Rate Medium-Term Note.***
   4.5    Form of Mandatory Exchangeable Note.***
   4.6    Form of Exchangeable Note.***
   4.7    Specimen of 7.35% Note due 2009.***
   4.8    Specimen of Index-Linked Note due 2002 (Linked to the Nikkei
          225).***
   4.9    Specimen of Callable Index-Linked Note due 2003 (Linked to
          the GSTI(TM) Internet Index).***
  4.10    Specimen of 7.50% Note due 2005.***
  4.11    Specimen of 7.80% Note due 2010.***
          Certain instruments defining the rights of holders of other long-term debt securities of the registrant and its
          subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of
          Regulation S-K. The registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.
   5.1    Opinion of Gregory K. Palm, Esq., a General Counsel of The
          Goldman Sachs Group, Inc.
   8.1    Opinion of Sullivan & Cromwell, United States tax counsel to
          The Goldman Sachs Group, Inc., re tax matters.
   8.2    Opinion of Sullivan & Cromwell, United States tax counsel to the registrant, re tax matters relating to 2.00%
          Exchangeable Notes due 2006 (Exchangeable for Common Stock
          of Wells Fargo & Company).***
   8.3    Opinion of Sullivan & Cromwell, United States tax counsel to the registrant, re tax matters relating to Index-Linked Note due 2002 (Linked to the Nikkei 225).***
   8.4    Opinion of Sullivan & Cromwell, United States tax counsel to the registrant, re tax matters relating to 0.25%
          Exchangeable Notes due 2004 (Exchangeable for Common Stock
          of Yahoo! Inc.)***

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
  10.1    Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.**
  10.2    Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and The Goldman Sachs Group, L.P., as
          amended.**
  10.3    Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**
  10.4    Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and The Goldman Sachs Group, L.P.**
  10.5    Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International, (iii) Restamove Limited, (iv) The Goldman
          Sachs Group, L.P. and (v) Itochu Corporation.**
  10.6    Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          Goldman Sachs International, (iii) Restamove Limited, (iv)
          The Goldman Sachs Group, L.P. and (v) Itochu Corporation
          (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
          Street Partnership, (ii) Goldman Sachs International and
          (iii) The Goldman Sachs Group, L.P.).**
  10.7    Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) The Goldman
          Sachs Group, L.P.**
  10.8    Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, Goldman
          Sachs International, The Goldman Sachs Group, L.P., English
          Property Corporation plc and MEPC plc.**
  10.9    Fit Out Works Agreement relating to One Carter Lane, London
          EC4, dated March 25, 1998, among Britel Fund Trustees
          Limited, Goldman Sachs International, Goldman Sachs Property
          Management, The Goldman Sachs Group, L.P., English Property
          Corporation plc and MEPC plc.**
 10.10    Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
          Goldman Sachs International and The Goldman Sachs Group,
          L.P.**
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance, as amended.**
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and The Goldman Sachs Group, L.P.**
 10.13    Agreement for Lease, dated November 29, 1998, between Turbo
          Top Limited and Goldman Sachs (Asia) Finance.**
 10.14    Summary of Tokyo Leases.**
 10.15    The Goldman Sachs 1999 Stock Incentive Plan.*
 10.16    The Goldman Sachs Defined Contribution Plan.*
 10.17    Letter Agreement with Mr. John L. Weinberg.**

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.18    The Goldman Sachs Partner Compensation Plan.*
 10.19    Form of Employment Agreement.*
 10.20    Form of Agreement Relating to Noncompetition and Other
          Covenants.*
 10.21    Form of Pledge Agreement.*
 10.22    Form of Award Agreement (Formula RSUs).*
 10.23    Form of Award Agreement (Discretionary RSUs).*
 10.24    Form of Option Agreement (Discretionary Options).*
 10.25    Tax Indemnification Agreement, dated as of May 7, 1999 by
          and among The Goldman Sachs Group, Inc. and various
          parties.*
 10.26    Form of Shareholders' Agreement among The Goldman Sachs
          Group, Inc. and various parties.
 10.27    Instrument of Indemnification.*
 10.28    Form of Indemnification Agreement.
 10.29    Subscription Agreement, dated as of April 24, 1992, among
          the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.**
 10.30    Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.**
 10.31    Letter Agreement, dated March 15, 1999, among Kamehameha
          Activities Association and The Goldman Sachs Group, L.P.
          (the "Kamehameha Letter Agreement").**
 10.32    Amended and Restated Subscription Agreement, dated March 28,
          1989, among The Sumitomo Bank, Limited, Sumitomo Bank
          Capital Markets, Inc., Goldman, Sachs & Co. and The Goldman
          Sachs Group, L.P.**
 10.33    Letter Agreement, dated March 15, 1999, among The Sumitomo
          Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
          Goldman Sachs Group, L.P. (the "Sumitomo Letter
          Agreement").**
 10.34    Lease, dated September 24, 1992, from LDT Partners to
          Goldman Sachs International.**
 10.35    Amendment to Kamehameha Letter Agreement (filed as Exhibit
          10.31), dated April 30, 1999, among Kamehameha Activities
          Association, the Trustees of the Estate of Bernice Pauahi
          Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
          Group, Inc.*
 10.36    Amendment to Sumitomo Letter Agreement (filed as Exhibit
          10.33), dated April 30, 1999, among The Sumitomo Bank,
          Limited, Sumitomo Bank Capital Markets, Inc., The Goldman
          Sachs Group, L.P., The Goldman Sachs Group, Inc. and
          Goldman, Sachs & Co.*
 10.37    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Trustees of the Estate of Bernice Pauahi Bishop and
          Kamehameha Activities Association, on the other hand.*
 10.38    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets,
          Inc., on the other hand.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.39    Letter Agreement, dated August 18, 1999, between The Goldman
          Sachs Group, Inc. and Mr. James A. Johnson (incorporated by reference to Exhibit 10.1 to the registrant's Quarterly
          Report on Form 10-Q for the quarterly period ended August
          27, 1999).
 10.40    Letter Agreement, dated August 18, 1999, between The Goldman
          Sachs Group, Inc. and Sir John Browne (incorporated by
          reference to Exhibit 10.2 to the registrant's Quarterly
          Report on Form 10-Q for the quarterly period ended August
          27, 1999).
 10.41    Letter Agreement, dated November 9, 1999, between The
          Goldman Sachs Group, Inc. and Mr. John H. Bryan
          (incorporated by reference to Exhibit 10.42 to the
          registrant's registration statement on Form S-1 (No. 333-
          90677)).
 10.42    Registration Rights Instrument, dated as of December 10,
          1999 (incorporated by reference to Exhibit G to Amendment
          No. 1 to Schedule 13D, filed December 17, 1999, relating to the registrant's common stock).
 10.43    Supplemental Registration Rights Instrument, dated as of
          December 10, 1999 (incorporated by reference to Exhibit H to
          Amendment No. 1 to Schedule 13D, filed December 17, 1999,
          relating to the registrant's common stock).
 10.44    Form of Indemnification Agreement.
 10.45    Letter Agreement, dated January 21, 2000, between The
          Goldman Sachs Group, Inc. and Dr. Ruth J. Simmons
          (incorporated by reference to Exhibit 10.45 to the
          registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999).
  12.1    Statement re computation of ratios of earnings to fixed
          charges (incorporated by reference to Exhibit 12.1 to the
          registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999).
  21.1    List of subsidiaries of The Goldman Sachs Group, Inc.
          (incorporated by reference to Exhibit 21.1 to the
          registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999).
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Gregory K. Palm, Esq. (included in Exhibit 5.1
          above).
  23.3    Consent of Sullivan & Cromwell (included in Exhibit 8.1
          above).
  24.1    Powers of Attorney (included on signature page).
  25.1    Statement of Eligibility of Trustee.

---------------

  * Incorporated by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).

 ** Incorporated by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

***Incorporated by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75321).